Exhibit 10.2

EXECUTION VERSION

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of April 18, 2016

among

PEABODY ENERGY CORPORATION,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

THE SUBSIDIARIES OF PEABODY ENERGY CORPORATION

FROM TIME TO TIME PARTY HERETO,

certain of which are Debtors and Debtors-in-Possession

under Chapter 11 of the Bankruptcy Code,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CITIBANK, N.A.,

as Administrative Agent and L/C Issuer

CITIGROUP GLOBAL MARKETS INC.

as Sole Lead Arranger and Book Runner

ARTICLE IV CONDITIONS PRECEDENT		70
4.01	Closing Date	70
4.02	Conditions to all Credit Extensions	74

ARTICLE V REPRESENTATIONS AND WARRANTIES		76
5.01	Existence, Qualification and Power	76
5.02	Authorization; No Contravention	77
5.03	Governmental Authorization	77
5.04	Binding Effect	77
5.05	Financial Statements; No Material Adverse Effect	77
5.06	Litigation	78
5.07	No Default	78
5.08	Ownership and Identification of Property	78
5.09	Environmental Compliance	79
5.10	Insurance	80
5.11	Taxes	80
5.12	ERISA Compliance	80
5.13	Subsidiaries	80
5.14	Margin Regulations; Investment Company Act	80
5.15	Disclosure	81
5.16	Compliance with Laws	81
5.17	Anti-Terrorism Laws and Sanctions	81
5.18	Intellectual Property; Licenses, Etc.	82
5.19	Security Documents	83
5.20	Mines	83
5.21	Use of Proceeds	83

ARTICLE VI AFFIRMATIVE COVENANTS		83
6.01	Financial Statements	84
6.02	Certificates; Other Information	85
6.03	Notices	87
6.04	Payment of Tax Obligations	88
6.05	Preservation of Existence	88
6.06	Maintenance of Properties	88
6.07	Maintenance of Insurance	88
6.08	Compliance with Laws	89
6.09	Books and Records	89
6.10	Inspection Rights	89
6.11	Use of Proceeds	89
6.12	Additional Guarantors	89
6.13	[Reserved]	90
6.14	Preparation of Environmental Reports	90
6.15	Certain Long Term Liabilities and Environmental Reserves	90
6.16	Covenant to Give Security	90
6.17	Compliance with Leases	93
6.18	First and Second Day Orders	93
6.19	Milestones	93
6.20	Ratings	95

ARTICLE VII NEGATIVE COVENANTS		96
7.01	Liens	96
7.02	Investments	98
7.03	Indebtedness	99
7.04	Fundamental Changes	100
7.05	Dispositions	101
7.06	Restricted Payments	102
7.07	Change in Nature of Business	103
7.08	Transactions with Affiliates	103
7.09	[Reserved.]	103
7.10	Use of Proceeds	104
7.11	Financial Covenants	104
7.12	Limitation on Negative Pledge Clauses or Restrictions on Subsidiary Distributions	105
7.13	Restrictions on Peabody IC Funding and Peabody IC Holdings	106
7.14	Restrictions on Peabody Holdings (Gibraltar) Limited and Peabody Investments (Gibraltar) Limited	107
7.15	Bonding Superpriority Claims	107
7.16	Organizational Documents; Subordinated Indebtedness	107
7.17	Restrictions on Global Center and Global Center Funding Account	107
7.18	Anti-Terrorism Laws; Sanctions	108
7.19	Sanctions	108

ARTICLE VIII REAL PROPERTY LEASES		108
8.01	Special Rights with Respect to Real Property Leases	108

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		111
9.01	Events of Default	111
9.02	Remedies Upon Event of Default	115
9.03	Application of Funds	116

ARTICLE X ADMINISTRATIVE AGENT		117
10.01	Appointment and Authority	117
10.02	Rights as a Lender	118
10.03	Exculpatory Provisions	118
10.04	Reliance by Administrative Agent	119
10.05	Delegation of Duties	119
10.06	Resignation of Administrative Agent	119
10.07	Non-Reliance on Administrative Agent and Other Lenders	121
10.08	No Other Duties, Etc.	121
10.09	Administrative Agent May File Proofs of Claim; Credit Bidding	121
10.10	Guaranty and Collateral Matters	123
10.11	Withholding Tax	123
10.12	Collateral Matters	123

ARTICLE XI MISCELLANEOUS		124
11.01	Amendments, Etc.	124
11.02	Notices; Effectiveness; Electronic Communication	126
11.03	No Waiver; Cumulative Remedies	128
11.04	Expenses; Indemnity; Damage Waiver	128
11.05	Payments Set Aside	130
11.06	Successors and Assigns	130
11.07	Treatment of Certain Information; Confidentiality	134
11.08	Right of Setoff	134
11.09	Interest Rate Limitation	135
11.10	Counterparts; Integration; Effectiveness; Orders Control	135
11.11	Survival of Representations and Warranties	135
11.12	Severability	136
11.13	Replacement of Lenders	136
11.14	Governing Law; Jurisdiction; Etc.	137
11.15	Waiver of Jury Trial	138
11.16	PATRIOT Act Notice	138
11.17	Time of the Essence	138
11.18	Judgment Currency	138
11.19	No Advisory or Fiduciary Responsibility	139
11.20	[Reserved].	139
11.21	Release of Liens and Release from Guaranty Obligations	139
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	141
11.23	Original Issue Discount	141

ARTICLE XII GUARANTY		141
12.01	Guaranty	141
12.02	Right of Contribution	142
12.03	Amendments, etc. with Respect to Obligations	142
12.04	Guaranty Absolute and Unconditional	143
12.05	Reinstatement	143
12.06	[Reserved]	144
12.07	Remedial Provisions	144
12.08	No Waiver; Enforcement; Indemnification	144
12.09	Agreement to Pay; Subrogation	145
12.10	Information	146

SCHEDULES

1.01	Guarantors
2.01	Commitments
5.08(b)	Certain Fee Owned Real Property
5.08(c)	Certain Leased Real Property
5.08(d)	Real Property with Buildings
5.09	Environmental Matters
5.13	Restricted Subsidiaries
5.18	Intellectual Property
5.20	Mines
7.05	Specified Dispositions
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:

A	Borrowing Notice
B	Joinder Agreement
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Interim Order
G	Security Agreement
H	13-Week Projection

v

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is entered into as of April 18, 2016, among PEABODY ENERGY CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the GUARANTORS from time to time party hereto, certain of which are Debtors and Debtors-in-Possession under Chapter 11 of the Bankruptcy Code, the L/C ISSUER party hereto, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and CITIBANK, N.A., as Administrative Agent.

WHEREAS, on April 13, 2016 (the “Petition Date”), the Borrower, each of the Guarantors (excluding Global Center) (such terms, and each other capitalized term used but not defined in these recitals having the meaning set forth in Section 1.01) (collectively, and together with any other Affiliates of the Borrower that become debtors in the Cases, the “Debtors”) and certain other Affiliates of the Borrower filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the case of the Borrower and the Guarantors that are Debtors, each a “Case” and collectively, the “Cases” [No. 16-42529]) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested that the Lenders provide it with (i) a term loan facility in an aggregate principal amount not to exceed $500,000,000 under this Agreement, (ii) a cash collateralized letter of credit facility in an aggregate principal amount not to exceed $100,000,000 (subject to the conditions set forth herein) under this Agreement, which shall be in the form of L/C Facility Letters of Credit issued under this Agreement secured by cash collateral, and (iii) a bonding accommodation facility in an aggregate principal amount not to exceed $200,000,000, all or a portion of which may (subject to the conditions set forth herein) take the form of the issuance of Letters of Credit issued under this Agreement secured by cash collateral. All of the Borrower’s obligations under the Facilities are to be guaranteed by the Guarantors. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

WHEREAS, subject to Section 11.10, the respective priorities of the Facilities with respect to the Collateral shall be as set forth herein and in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“13-Week Projection” means a projected statement of sources and uses of cash for the Borrower and the other Debtors on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the Facilities for each week during such period, in substantially the form of Exhibit H hereto. As used herein, “13-Week Projection” shall initially refer to the initial 13-Week Projection delivered in accordance with Section 4.01(a)(ix) and thereafter shall refer to the most recent 13-Week-Projection delivered by the Borrower in accordance with Section 6.02(f).

“2022 Second Lien Notes” means the Borrower’s 10% Senior Secured Second Lien Notes due 2022 in an aggregate outstanding principal amount of $1,000,000,000 issued pursuant to the Second Lien Notes Indenture.

“Acceptable Reorganization Plan” means a Reorganization Plan that (i) provides for the termination of the Commitments and the payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations for which no claims have been asserted) on the Consummation Date of such Reorganization Plan and (ii) provides for customary releases of the Administrative Agent, the Lenders and the L/C Issuer and each of their respective Representatives (in each case, in their respective capacities as such), from any and all claims against the Administrative Agent, the Lenders and the L/C Issuer in connection with this Agreement or the Cases to the fullest extent permitted by the Bankruptcy Code and applicable law.

“Accounting Change” means changes in accounting principles after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the Securities and Exchange Commission.

“Additional Credit” has the meaning specified in Section 4.02(b).

“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Agreement Currency” has the meaning specified in Section 11.18.

“Anti-Terrorism Laws” has the meaning specified in Section 5.17(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the tenth decimal place) of the Term Loan Facility represented by (i) until the Closing Date, such Lender’s respective Commitments and (ii) thereafter, the aggregate principal amount of such Lender’s Loans then outstanding. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a percentage per annum equal to (i) 9.00% for Eurocurrency Rate Loans and (ii) 8.00% for Base Rate Loans.

“Applicable Subsidiary” has the meaning specified in Section 9.01(f).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“A/R Facility” means that certain Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016, by and among P&L Receivables Company, LLC, as seller, the Borrower, as initial servicer, the sub-servicers party thereto, PNC Bank, National Association, as administrator and LC bank and the other parties thereto, as amended by the First Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 12, 2016 and the Second Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated on or about the date of the A/R Interim Order, by and among P&L Receivables Company, LLC, as seller, the Borrower, as servicer, the sub-servicers party thereto, and PNC Bank, National Association, as administrator and as the sole purchaser agent, committed purchaser, LC bank and LC participant, and the other agreements related thereto.

“A/R Interim Order” means an order of the Bankruptcy Court approving A/R Facility (including the First and Second Amendments thereto), entered on an interim basis and substantially in the form approved by Administrative Agent on or prior to the Petition Date, with changes to such form as are reasonably satisfactory to the Administrative Agent.

“A/R Final Order” means an order of the Bankruptcy Court substantially in the form of the A/R Interim Order, with such changes as are reasonably satisfactory to the Administrative Agent, approving the A/R Facility (including the First and Second Amendments thereto) on a final basis.

“Arranger” means Citigroup Global Markets Inc., as sole lead arranger and book runner.

“As-Extracted Collateral” has the meaning specified in the UCC.

“Asset Sale” means any Disposition of any property of the Borrower or any other Loan Party to any Person that is not a Loan Party pursuant to Section 7.05(a) (other than any such Disposition (or series of related Dispositions) that generates Net Proceeds of less than $500,000 for such Disposition and $10,000,000 in the aggregate for all such Dispositions), Section 7.05(h) or Section 7.05(k).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent) in substantially the form of Exhibit E or any other form approved by the Administrative Agent, in accordance with Section 11.06(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements–2015” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Australian Business Plan” has the meaning specified in Section 6.19(b).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Automatic Rejection Date” means, with respect to any particular lease, the final day of the 120-day period (or, if extended by the Bankruptcy Court, 210-day period or such other date as the Bankruptcy Court may order) provided for in Section 365(d)(4) of the Bankruptcy Code for the Debtors to assume leases in the Cases.

“Avoidance Action” means the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri or any other court having jurisdiction over the Cases from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Eurocurrency Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business

Day) plus 1%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate.” The “prime rate” is a rate set by Administrative Agent based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. In no event, notwithstanding the rate determined pursuant to the foregoing, shall the Base Rate be less than 2.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bonding Accommodation Cap” means $200,000,000.

“Bonding Accommodation Facility” means the bonding accommodation facility provided (or permitted to exist) hereunder consisting of (i) the Bonding Carve-Out and (ii) the Bonding Facility Letters of Credit.

“Bonding Beneficiary” means any Governmental Authority that is or would be a beneficiary of any Surety Bond, letter of credit or other financial assurance that is the subject of a Bonding Request.

“Bonding Carve-Out” means a carve-out from the Collateral in respect of the Bonding Superpriority Claim Amount with Superpriority Claim status, and not subject to the Fees Carve-Out, entitling the authority making any applicable Bonding Request to receive proceeds of Collateral (other than Bonding L/C Collateral and L/C Facility Collateral) first in priority before distribution to any Lender.

“Bonding Facility L/C Issuer” has the meaning specified in the definition of “L/C Issuer”.

“Bonding Facility Letter of Credit” means any irrevocable letter of credit issued pursuant to Section 2.03, which letter of credit shall be (i) a standby letter of credit, (ii) denominated in Dollars and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable L/C Issuer; provided that, a Bonding Facility Letter of Credit shall be issued only in connection with the Bonding Accommodation Facility.

“Bonding Facility Letter of Credit Account” means the account established by the Administrative Agent for the benefit of the Borrower pursuant to Section 2.04(b) under the sole and exclusive control of the Administrative Agent.

“Bonding Facility Letter of Credit Deposit Amount” means, at any time, the total amount on deposit in the Bonding Facility Letter of Credit Account pursuant to the terms of this Agreement. The Bonding Facility Letter of Credit Deposit Amount may be reduced or otherwise adjusted from time in accordance with the terms of this Agreement.

“Bonding Facility Letter of Credit Expiration Date” means the earlier of the day that is five (5) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the preceding Business Day).

“Bonding L/C Collateral” means cash collateral deposited in the Bonding Facility Letter of Credit Account and any interest thereon.

“Bonding L/C Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn face amount of all Bonding Facility Letters of Credit then outstanding, plus (ii) all amounts theretofore drawn under Bonding Facility Letters of Credit and not yet reimbursed.

“Bonding Request” means any demand, request or requirement of any Governmental Authority for any surety bond, letter of credit or other financial assurance pursuant to any Mining Law, Reclamation Law or Environmental Law, or any related Permit, in each case, to the extent such surety bond, letter of credit or other financial assurance is to satisfy or replace an obligation for which the Borrower or any of its Restricted Subsidiaries (with respect to operations in the United States) is self-bonded as of the Closing Date.

“Bonding Superpriority Claim” means a Superpriority Claim, granted solely in favor of a Bonding Beneficiary to satisfy a Bonding Request.

“Bonding Superpriority Claim Amount” means, at any time, the aggregate amount of all Bonding Superpriority Claims granted on or following the Petition Date and at or prior to such time.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, in each case, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Building” means a “building” or “mobile home” as defined in 12 CFR Chapter III, Section 339.2.

“Business” has the meaning specified in Section 5.09(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that are or are required to be included as capital expenditures on a consolidated statement of cash flows of such Person (excluding normal replacements and maintenance which are properly charged to current operations in accordance with GAAP), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property in connection with Casualty and

Condemnation Awards and (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Case” or “Cases” has the meaning specified in the recitals hereof.

“Casualty and Condemnation Award” means casualty insurance settlements and condemnation awards resulting from any loss, damage, destruction or condemnation of any assets of the Borrower or any other Loan Party.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Closing Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and (b) generally on other similarly situated borrowers of loans under United States credit facilities.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.

“Claiming Guarantor” has the meaning specified in Section 12.09(c).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 or Section 11.01 (as applicable).

“CNTA Dispute” has the meaning specified in Section 6.19(c).

“Coal” means all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including bituminous and sub-bituminous coal, and lignite.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as indicated otherwise).

“Collateral” means all of the “Collateral” as defined in any Security Document or in the Interim Order or the Final Order (including all Real Property of any Borrower or other Loan Party) and all of the other property that is or becomes subject to Liens in favor of the Administrative Agent for the Secured Parties under the Loan Documents, the Interim Order or the Final Order; provided that Collateral shall exclude any Excluded Assets.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Commitments as of the Closing Date is $500,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period plus, without duplication, (i) consolidated interest expense, determined in accordance with GAAP, (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income, franchise or similar taxes, (iii) depreciation, depletion and amortization of property, plant, equipment and intangibles, (iv) any debt extinguishment costs, (v) any amount of asset retirement obligations expense and (vi) transaction costs, fees and expenses incurred during such period in connection with any acquisition or disposition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any Loan Party, in each case, for such period.

“Consolidated Liquidity” means, on any date, the aggregate amount of all cash and Permitted Investments held by the Loan Parties (excluding (i) any cash or Permitted Investments that are restricted, (ii) any cash or Permitted Investments constituting Bonding L/C Collateral or L/C Facility Collateral; provided that, solely for purposes of determining compliance with Section 7.11(b) or whether a Liquidity Preservation Trigger has occurred or is continuing, Bonding L/C Collateral, L/C Facility Collateral and cash and other Permitted Investments subject to Liens permitted under Section 7.01(f)(ii), to the extent and in an amount not exceeding $50,000,000 in the aggregate shall be included in the definition of Consolidated Liquidity and (iii) any cash or Permitted Investments held by Global Center).

“Consolidated Net Income” means, for any period, for the Loan Parties on a consolidated basis, the net income attributable to common stockholders of the Borrower and the other Loan Parties for that period, determined in accordance with GAAP, excluding, without duplication, (a) [reserved], (b) extraordinary or non-recurring gains and losses or expenses or charges relating to restructuring or the Cases, (c) income or losses from discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations), (d) any non-cash impairment charges resulting from the application of ASC 320 Investments-Debt and Equity Securities, ASC 323 Investments-Equity Method and Joint Ventures, ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and any future or similar ASC standards relating to impairment, (e) net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses, (f) net unrealized gains or losses resulting in such period from the application ASC 815 Derivatives and Hedging, in each case, for such period, (g) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, (h) any net income (or loss) of a Loan Party for such period that is accounted for by the equity method of accounting to the extent included therein and (i) to the extent not excluded pursuant to the preceding clause (f), any fees, expenses, gains and losses relating to hedging arrangements in effect as of April 1, 2016.

“Consummation Date” means the date of the substantial consummating (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date thereof) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means the Copyright Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent and the Borrower, by certain Loan Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Credit Extension” has the meaning specified in Section 4.02.

“Creditors’ Committee” has the meaning specified in the definition of “Fees Carve-Out”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the recitals hereof and shall also include any Affiliate of the Borrower that becomes a “debtor” in the Cases after the date of this Agreement.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.18.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or its government is, the subject of any Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia; provided that in no event shall any Excluded Entity or any Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, or any affiliate of, or Approved Fund with respect to, a Lender or (b) any commercial bank, insurance company, investment or mutual fund or other entity that extends credit or buys loans in the ordinary course of its business; provided that Eligible Assignee shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or (ii) any Loan Party or any Subsidiary or Affiliate of a Loan Party.

“Eligible L/C Issuer” means a Lender, an Affiliate of a Lender or any other financial institution, in each case, that is either domiciled in the United States or a Foreign Lender with a branch office in the United States and, in each case, has a long term unsecured debt investment grade rating, agrees to act as an L/C Issuer hereunder and, if replacing an existing L/C Issuer, agrees to replace the existing L/C Issuer in accordance with the terms of this Agreement.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, (c) Reclamation Laws and (d) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, any state analogues thereof and any regulations relating thereto, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period (a) with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) LIBOR as published by ICE Benchmark Administration Limited or any successor rates thereto if ICE Benchmark Administration Limited is no longer making such rates available for deposits in Dollars (as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time)), for a period equal to such Interest Period at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if LIBOR is not available for such Interest Period, the Interpolated Screen Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) with respect to a determination of “Base Rate” (pursuant to clause (b) of its definition), LIBOR for a one month Interest Period as published by ICE Benchmark Administration Limited or any successor rates thereto if ICE Benchmark Administration Limited is no longer making such rates available for deposits in Dollars (as reflected on the applicable Reuters screen page) at approximately 11:00 a.m., London time on each Business Day on which the Base Rate is being determined. In no event, with respect to the Loans issued on the Closing Date, notwithstanding the rate determined pursuant to the foregoing, shall the Eurocurrency Rate be less than 1.00%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars.

“Event of Default” has the meaning specified in Section 9.01.

“Executive Order” has the meaning specified in Section 5.17(a).

“Excess Proceeds” has the meaning specified in Section 2.05(d).

“Excluded Assets” means

(a) any assets to the extent that and for so long as the grant of a security interest therein would be prohibited by, cause a default under, result in a breach of or otherwise violate applicable law or any organizational documents or any contractual or lease provisions or give another party any rights of termination or acceleration or any rights to obtain a Lien to secure obligations owing to such party (excluding, in all cases, any such restrictions contained in any Existing Debt Documents or in the Intercompany Credit Agreement on Global Center’s ability to grant security over its rights thereunder in favor of the Lenders (or in either case any security agreement or other agreement related thereto)); provided that this clause (i) will not apply to restrictions overridden or rendered unenforceable by the Bankruptcy Code or the UCC anti-assignment provisions or by other applicable law or as a result of the Cases or, to the extent this clause (a) was applicable because the grant of a security interest would violate applicable law, if there is a change of law that would result in a grant of a security interest no longer violating applicable law; provided, further, that upon the removal of all restrictions specified in this clause (a) or upon such change in law, as may be applicable, the exclusion set forth in this clause (a) shall no longer apply;

(b) any assets owned directly or indirectly by (i) a Subsidiary that is a CFC, (ii) a FSHCO, including, in each case the Equity Interests in any Subsidiary of such Subsidiary or such FSHCO and (iii) any Subsidiary that is not a Loan Party;

(c) the Equity Interests of Peabody Holdings (Gibraltar) Limited and any Equity Interests in excess of 65% of the Voting Stock of (i) any Foreign Subsidiary that is a CFC or (ii) any FSHCO;

(d) any right, title or interest in (i) Receivables Assets sold, pledged or financed pursuant to the A/R Facility, and all of a Subsidiary’s and any Loan Party’s rights, interests and claims under the A/R Facility, in each case to the extent not subsequently re-conveyed to a Loan Party in accordance with the terms of the A/R Facility or following the termination thereof or (ii) the Global Center Funding Account and up to $250,000,000 (plus the amount of any interest or other income accruing thereon) of funds on deposit therein (it being understood that any amount in excess of, or in addition to, the initial $250,000,000 funded to the Global Center Funding Account shall not constitute an Excluded Asset notwithstanding that the Global Center Funding Account is an Excluded Asset);

(e) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto; and

(f) Equity Interests in any captive insurance Subsidiary;

provided that the Collateral shall include the replacements, substitutions, products and proceeds of any of the foregoing unless such replacements, substitutions, products or proceeds also constitute Excluded Assets.

“Excluded Entities” means P&L Receivables Company, LLC, Sterling Centennial Missouri Insurance Corp. and Newhall Funding Company, but in each case so long as such Persons do not engage in any material business other than the business conducted by such Persons on the Petition Date.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from payment to a Recipient, (a) branch profits taxes or taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it, in each case imposed (i) as a result of the Recipient being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) other than in the case of an assignee pursuant to a request by the Borrower under Section 11.13, any United States tax that is imposed on amounts payable to a Lender under the law applicable at the time such Lender acquires an interest in a Loan or Commitment (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from the applicable Loan Party with respect to such tax pursuant to Section 3.01(a), (c) Taxes attributable to such Lender’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 24, 2013 and amended as of February 5, 2015 (as further amended from time to time) among the Borrower, the lenders party thereto (the “Existing Credit Agreement Lenders”) and Citibank, N.A., as administrative agent (in such capacity, the “Existing Credit Agreement Agent”), swing line lender and L/C issuer.

“Existing Credit Agreement Agent” has the meaning specified in the definition of “Existing Credit Agreement”.

“Existing Credit Agreement Lenders” has the meaning specified in the definition of “Existing Credit Agreement”.

“Existing Credit Agreement Required Lenders” means the “Required Lenders” as defined in the Existing Credit Agreement.

“Existing Debt Documents” means the “Loan Documents” as defined in the Existing Credit Agreement, as in effect on the Petition Date, the “Second Lien Documents” as defined in the Existing Second Lien Notes Indenture, as in effect on the Petition Date and the Existing Unsecured Notes Indenture, as in effect on the Petition Date.

“Existing Second Lien Notes” means the 2022 Second Lien Notes outstanding on the Petition Date.

“Existing Second Lien Notes Indenture” means the Indenture, dated as of March 16, 2015, among the Borrower, the subsidiary guarantors party thereto and U.S. Bank National Association (or any successor thereto), as trustee and collateral agent (in such capacities, the “Existing Second Lien Notes Trustee”).

“Existing Second Lien Notes Trustee” has the meaning specified in the definition of “Existing Second Lien Notes Indenture”.

“Existing Secured Debt” means (i) all obligations owing with respect to the Existing Credit Agreement and (ii) the Existing Second Lien Notes.

“Existing Unsecured Notes Indenture” means (i) the Indenture, dated as of March 19, 2004 (as supplemented by the eleventh supplemental indenture, dated as of October 12, 2006, and the thirty-third supplemental indenture, dated as of August 25, 2010), among the Borrower, the subsidiary guarantors party thereto and U.S. Bank National Association (or any successor thereto), as trustee, (ii) the Indenture, dated as of November 15, 2011, among the Borrower, the subsidiary guarantors party thereto and U.S. Bank National Association (or any successor thereto), as trustee and (iii) the Indenture, dated as of December 20, 2006 (as supplemented by the first supplemental indenture, dated as of December 20, 2006), among the Borrower and U.S. Bank National Association (or any successor thereto), as trustee.

“Extension DIP Budget” means the monthly projections for the Borrower and the other Debtors for the six (6) months following the Stated Maturity Date (prior to giving effect to any Facility Extension Option), dated as of a date not more than fifteen (15) days prior to the Stated Maturity Date (prior to giving effect to any Facility Extension Option) and in substantially the same form as the Initial DIP Budget.

“Facility” means the Term Loan Facility, the L/C Facility and the Bonding Accommodation Facility, individually or collectively as the context may require.

“Facility Extension Option” has the meaning specified in Section 2.13.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by (i) a Financial Officer of the Borrower for transactions in which the aggregate consideration is less than $15,000,000 and (ii) the Board of Directors of the Borrower for transactions in which the aggregate consideration is at, or in excess of, $15,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“FCPA” has the meaning specified in Section 5.17(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Arrangement, Structuring and Agency Fee Letter dated as of April 11, 2016 by and among the Borrower and Citigroup Global Markets Inc., as amended from time to time.

“Fees Carve-Out” means an amount equal to the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses of up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to section 327 or 1103 of the Bankruptcy Code (collectively, the “Professional Persons”), which shall be paid to the extent allowed by the Bankruptcy Court, that are incurred (A) at any time before delivery by the Administrative Agent of a Fees Carve-Out Trigger Notice, whether allowed by the Bankruptcy Court (by interim order or final order) or payable by the Debtors prior to or after delivery of a Fees Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”), subject to any limits imposed by the Interim Order or Final Order or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigations of claims and defenses against any prepetition secured parties; plus (B) after the occurrence (the “Fees Carve-Out Trigger Date”) and during the continuance of an Event of Default and delivery of notice thereof (the “Fees Carve-Out Trigger Notice”) (which notice may be by email) to the Debtors, the Debtors’ counsel, the United States Trustee, and lead counsel for the Creditors’ Committee, if any, Professional Fees in an aggregate amount not to exceed the amount set forth in the Interim Order or the Final Order, as applicable (the amount set forth in this clause (iii)(B) being the “Post-EoD Fees Carve-Out Amount”); provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (iii)(A) or (iii)(B) above, on any grounds. So long as the Carve-Out Trigger Notice shall not have been delivered, the Fees Carve-Out shall not be reduced by the payment of Professional Fees allowed at any time by the Bankruptcy Court (by interim order or final order).

Notwithstanding the foregoing, the Fees Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, the Existing Credit Agreement Agent, the Existing Credit Agreement Lenders, the Existing Second Lien Notes Trustee or the holders of Existing Second Lien Notes (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the Loan Documents, the Existing Credit Agreement or the Existing Second Lien Notes Indenture, including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court.

For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Orders, the Fees Carve-Out shall be senior to all claims under the Loan Documents and to all liens securing the Obligations (except with respect to claims of the Bonding Facility L/C Issuer to amounts held in the Bonding Facility Letter of Credit Account and with respect to the L/C

Facility L/C Issuer to amounts held in the L/C Facility Letter of Credit Account), adequate protection liens, if any, to the extent of any diminution in the value of the collateral of the holders of Permitted Liens, and the superpriority claims, and any and all other liens or claims securing the Facilities.

“Fees Carve-Out Trigger Date” has the meaning specified in the definition of “Fees Carve-Out”.

“Fees Carve-Out Trigger Notice” has the meaning specified in the definition of “Fees Carve-Out”.

“Final Order” has the meaning specified in Section 4.02(b).

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Officer” of any Person means the Chief Financial Officer, Senior Vice President – Finance, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that, any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any Accounting Change shall not be deemed a Financing Lease for purposes of this Agreement.

“Foreign Lender” means any Lender that is not a “United States person” as defined in section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which could reasonably be expected to have a Material Adverse Effect.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“FSHCO” means any Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.

“Global Center” means Global Center for Energy and Human Development, LLC, a Delaware limited liability company.

“Global Center Controlled Account” means that certain deposit account or accounts of Global Center held at Commerce Bank and identified to the Administrative Agent as such, together with such other deposit accounts of Global Center identified to the Administrative Agent as such after the Closing Date as being a “Global Center Controlled Account”.

“Global Center Funding Account” means that certain deposit account or accounts of Global Center held at TD Bank, N.A. and identified to the Administrative Agent as such, together with such other deposit accounts of Global Center identified to the Administrative Agent as such after the Closing Date as being a “Global Center Funding Account”.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, on the Closing Date, those Domestic Subsidiaries of the Borrower listed on Schedule 1.01, and thereafter after shall also include any Domestic Subsidiary of the Borrower that shall become a Guarantor hereunder pursuant to Section 6.12 (and for the avoidance of doubt, shall not include (i) any Subsidiary released from its obligations as a Guarantor pursuant to Section 11.21 or (ii) Peabody IC Funding Corp., Peabody IC Holdings, LLC, Peabody Holdings (Gibraltar) Limited and Peabody Investments (Gibraltar) Limited).

“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person arising under bankers’ acceptances issued for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade payables and accrued expenses, but not any refinancings, extensions, renewals or replacements thereof, incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, (ii) obligations under federal coal leases and (iii) obligations under coal leases which may be terminated at the discretion of the lessee and (iv) obligations for take-or-pay arrangements);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations (other than obligations in connection with the IRBs);

(g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of standby letters of credit, but not trade letters of credit, but only to the extent such standby letters of credit have been drawn upon and not reimbursed thereafter within thirty (30) days; and

(h) all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person (but excluding any performance and completion Guarantees of such Person).

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Borrower or its Restricted Subsidiaries as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Borrower or its Restricted Subsidiaries may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the Borrower in good faith) pursuant to the terms of such indebtedness. Except as set forth in the sentence immediately above, the amount of indebtedness of any Joint Venture, which is attributable to the Borrower or any Restricted Subsidiary, shall be deemed to equal the amount of indebtedness that would be attributable to the Borrower or any Restricted Subsidiary in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than (i) Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), (ii) Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial DIP Budget” means the monthly projections for the Borrower and the other Debtors for the twelve (12) months following the Closing Date, dated as of a date not more than five (5) Business Days prior to the Closing Date and in form customary for “DIP budgets”.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment or an outstanding Loan.

“Intercompany Credit Agreement” means the Credit Agreement, dated as of April 13, 2016 among Global Center, as lender, Peabody Energy Australia Coal Pty Ltd ACN 001 401 663 and the other borrowers and guarantors party thereto, as in effect on the Petition Date or as amended to the extent permitted hereunder.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or, if available to all Lenders making such Eurocurrency Rate Loan, twelve months thereafter, as selected by the Borrower in its Borrowing Notice, or, as otherwise contemplated by the first proviso of Section 2.02(a); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period, with a period longer than one month and that is not a period otherwise agreed by the Lenders pursuant to the first proviso of Section 2.02(a), that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) with respect to each Facility, no Interest Period shall extend beyond its applicable Maturity Date.

“Interim Order” means an order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) approving the Loan Documents on an interim basis and in the form set forth as Exhibit F, with changes to such form as are satisfactory to the Administrative Agent, in its sole discretion. For the avoidance of doubt, on the Closing Date, all references to the Interim Order shall be to that certain Amended Interim Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [Docket No. 0149 (Entered on April 15, 2016)].

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Interpolated Screen Rate” means, in relation to the Eurocurrency Rate, the rate which results from interpolating on a linear basis between (a) the applicable LIBOR for the longest period (for which that LIBOR is available) which has a shorter period than the relevant Interest Period and (b) the applicable LIBOR for the shortest period (for which LIBOR is available) which has a longer period than the relevant Interest Period, each at approximately 11:00 a.m., London Time, two (2) Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and any Loan Party) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in the form of Permitted Investments.

“IP Rights” has the meaning specified in Section 5.18.

“IP Security Agreements” means the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement.

“IRBs” means the City of St. Louis, Missouri Taxable Industrial Development Revenue Bonds (Peabody Energy Corporation Project), Series 2010, in an aggregate principal amount not to exceed $60,000,000, as evidenced by that certain Trust Indenture, dated as of March 1, 2011, between the City of St. Louis, Missouri and U.S. Bank, National Association, St. Louis, Missouri.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (as the same may be amended from time to time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor such L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” has the meaning specified in Section 6.12.

“Joint Venture” means any Person (a) other than a Subsidiary in which the Borrower or its Subsidiaries hold an ownership interest or (b) which is an unincorporated joint venture of the Borrower or any Subsidiary.

“Judgment Currency” has the meaning specified in Section 11.18.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursements” means disbursements made by the applicable L/C Issuer on account of any drawing under any L/C Facility Letter of Credit or any Bonding Facility Letter of Credit or any combination thereof, as the context may require.

“L/C Facility” means the cash collateralized letter of credit facility provided (or permitted to exist) hereunder consisting of the L/C Facility Letters of Credit.

“L/C Facility Cap” means $100,000,000.

“L/C Facility Collateral” means cash collateral deposited in the L/C Facility Letter of Credit Account and any interest thereon.

“L/C Facility L/C Exposure” means, at any time, the sum of (i) the aggregate undrawn face amount of all L/C Facility Letters of Credit then outstanding, plus (ii) all amounts theretofore drawn under L/C Facility Letters of Credit and not yet reimbursed.

“L/C Facility L/C Issuer” has the meaning specified in the definition of “L/C Issuer”.

“L/C Facility Letter of Credit” means any irrevocable letter of credit issued pursuant to Section 2.03(a)(i)(A), which letter of credit shall be (i) a standby letter of credit, (ii) denominated in Dollars and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent.

“L/C Facility Letter of Credit Account” means the account established by the Administrative Agent for the benefit of the Borrower pursuant to Section 2.04(a) under the sole and exclusive control of the Administrative Agent.

“L/C Facility Letter of Credit Deposit Amount” means, at any time, the total amount on deposit in the L/C Facility Letter of Credit Account pursuant to the terms of this Agreement. The L/C Facility Letter of Credit Deposit Amount may be reduced or otherwise adjusted from time in accordance with the terms of this Agreement.

“L/C Facility Letter of Credit Expiration Date” means the earlier of the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the preceding Business Day).

“L/C Issuer” means, as the context may require: (a) in the case of the Bonding Facility Letters of Credit, Citibank, N.A. (in such capacity, the “Bonding Facility L/C Issuer”), (b) in the case of the L/C Facility Letters of Credit, Citibank, N.A. (in such capacity, the “L/C Facility L/C Issuer”) or (c) collectively, all of the foregoing. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination and for any Type of Letter of Credit, the aggregate amount available to be drawn under all outstanding Letters of Credit of such Type. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto, and shall include, collectively, (a) at any time on or prior to the Closing Date, any Lender that has a Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Loans at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any L/C Facility Letter of Credit or any Bonding Facility Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the L/C Facility Letter of Credit Expiration Date or the Bonding Facility Letter of Credit Expiration Date, as the context may require.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Preservation Period” any period during which a Liquidity Preservation Trigger has occurred and is continuing.

“Liquidity Preservation Trigger” means at any time, the occurrence of either (i) the most recently delivered certificate or notice delivered in accordance with Section 6.02(h) demonstrating that Consolidated Liquidity as of the end of the relevant Business Day is less than the Minimum Liquidity Reporting Trigger or (ii) the most recently delivered 13-Week Projection delivered in accordance with Section 6.02(f) demonstrating that Consolidated Liquidity is projected to be less than the Minimum Liquidity Reporting Trigger on any day during the period covered by such 13-Week Projection.

“Liquidity Test Start Date” has the meaning specified in Section 7.11(b).

“Loan” means an extension of credit by a Lender to the Borrower under Section 2.01.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, each Issuer Document, the Fee Letter and each Security Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, properties, assets or financial condition of the Borrower and the Domestic Subsidiaries taken as a whole (in each case other than as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases, including, without limitation, the receipt of a going concern qualification or loss of self-bonding), (b) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents or (c) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Lease” means any Real Property Lease or other Contractual Obligation in respect of Material Leased Real Property.

“Material Leased Real Property” means any Real Property subject to a Real Property Lease with a Loan Party, as lessee, with annual minimum royalties, rents or any similar payment obligations by the lessee, in excess of $1,000,000 in the most recently ended fiscal year.

“Material Owned Real Property” means any Real Property owned or acquired in fee by any Loan Party having a book value in excess of $5,000,000.

“Material Real Property” means the Material Leased Real Property or the Material Owned Real Property, as the context may require.

“Maturity Date” means the earliest of (a) April 18, 2017, as may be extended pursuant to Section 2.14 (the “Stated Maturity Date”), (b) the date of termination in whole of all of the Commitments pursuant to Section 2.06 or 9.02, (c) forty-five (45) days after the Interim Order Entry Date if the Final Order has not been entered prior to the expiration of such 45-day period (provided that the time period set forth in this clause (c) may be extended with the consent of the Required Lenders (but in no event to a date later than sixty (60) days following the Interim Order Entry Date)), (d) the sale of all or substantially all of the assets of the Borrower (or the Borrower and the Loan Parties) pursuant to Section 363 of the Bankruptcy Code, and (e) the Consummation Date.

“Maximum Rate” has the meaning specified in Section 11.09.

“Mine” means any excavation or opening into the earth in the United States now and hereafter made from which coal or other minerals are or can be extracted on the Real Property.

“Minimum Liquidity Amount” means $300,000,000 minus the Resource Management Deduction (provided, that for the avoidance of doubt, in no circumstance shall the Minimum Liquidity Amount be less than $250,000,000).

“Minimum Liquidity Reporting Trigger” means $400,000,000 minus the Resource Management Deduction (provided, that for the avoidance of doubt, in no circumstance shall the Minimum Liquidity Reporting Trigger be less than $350,000,000).

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, or oil, natural gas, minerals, and other hydrocarbons and their constituents production operations and activities. Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to Coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgages, deeds of trust or similar document (including any fixture filings whether recorded as part of such mortgages or deeds of trust or as separate instruments to the extent necessary in any particular state).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Asset Sale, 100% of the cash and other Permitted Investments actually received by the Borrower or any other Loan Party in connection with such Asset Sale (including any cash received by way of deferred payment (excluding, for avoidance of doubt, royalty payments customary in the mining industry) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), net of (i) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Asset Sale (other than Indebtedness under the Loan Documents), (ii) the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower or the other Loan Parties in connection with such Asset Sale (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (A) related to any of the applicable assets and (B) retained by the Borrower or any other Loan Party including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations; provided, however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction);

(b) with respect to any Casualty and Condemnation Award, 100% of the cash and other Permitted Investments actually received by the Borrower or any other Loan Party in connection with such Casualty and Condemnation Award to the extent not used to repair or replace assets the subject of the Casualty and Condemnation Award within twelve (12) months of the date of receipt of such funds, net of (i) the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower or the other Loan Parties in connection with such Casualty and Condemnation Award (including attorneys’ fees, accountants’ fees, real property related fees and charges and brokerage and consultant fees) and (ii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof; and

(c) with respect to any incurrence, issuance or sale by the Borrower or any other Loan Party of any Indebtedness, 100% of the cash and other Permitted Investments actually received by the Borrower or any other Loan Party in connection with such incurrence, issuance or sale, net of the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower or the other Loan Parties in connection with such incurrence, issuance or sale (including attorneys’ fees, accountants’ fees and investment banking fees).

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Note” means a promissory note made by the Borrower in favor of a Lender and its registered assigns evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and owing to any Lender, L/C Issuer or the Administrative Agent (or any other Person referred to in Article X or any Indemnitee), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (and including, for the avoidance of doubt, interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).

“OFAC” has the meaning specified in Section 5.17(b)(iv).

“Orders” means, collectively, the Interim Order and the Final Order.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered or performed its obligations or received a payment under, or enforced, received or perfected a security interest under, or engaged in any other transaction pursuant to this Agreement, any Note or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, intangible, recording, filing, or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 11.13).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate in the case of any amount denominated in Dollars and (b) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Patent Security Agreement” means the Patent Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent and the Borrower, by certain Loan Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 5.17(a).

“Payment in Full” means the time at which no Lender or L/C Issuer shall have (a) any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence) and (b) Letters of Credit outstanding that (i) have not been cash collateralized in accordance with the terms of this Agreement or (ii) have not had other arrangements made with respect to them that are reasonably satisfactory to the applicable L/C Issuer.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” shall mean any and all permits, approvals, registrations, notifications, exemptions and any other regulatory authorization, in each case, from a Governmental Authority having jurisdiction.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, Real Property or any other property of a nature or type that is used or useful in a Similar Business or a combination of such equipment, real property or any other property and cash or other Permitted Investments between the Borrower or any of its Restricted Subsidiaries and another Person; provided that (i) the Fair Market Value of the equipment, real property or any other property received is at least as great as the Fair Market Value of the equipment, real property or other property being traded-in or exchanged as determined by the Borrower reasonably and in good faith and (ii) any equipment, Real Property or other property received in exchange for Collateral shall constitute Collateral under the Security Documents and the Orders and shall become subject to the Lien of such Security Document and the Orders upon receipt thereof; provided that any shortfall may be treated as an Investment and shall constitute an Investment for purposes of calculating compliance with Section 7.02.

“Permitted Bonding Purposes” shall mean use of proceeds of the Bonding Accommodation Facility for compliance by any Loan Party (in respect of its operations in the United States) with any Mining Law, Reclamation Law or Environmental Law or any related Permit or any order, rule, determination or decision by a Governmental Authority related to the foregoing.

“Permitted Investments” means:

(a) Dollars or any other currencies held from time to time in the ordinary course of business;

(b) securities issued by the United States government or any agency or instrumentality of the United States government having maturities of not more than two (2) years from the date of acquisition;

(c) certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two (2) years or less from the date of acquisition, bankers’ acceptances with maturities of two (2) years or less and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (f) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two (2) years after the date of acquisition;

(f) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two (2) years after the date of acquisition;

(g) mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of  1⁄2 of 1% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(j) Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.

“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Closing Date: (a) encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the Real Property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) owners of interests in the surface of any Real Property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such Loan Party or Subsidiary; (c) with respect to any Real Property in which the Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Restricted Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; and (g) rights of repurchase or reversion when mining and reclamation are completed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals hereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement – Gib” means a share charge in form and substance consistent with the “Pledge Agreement – Gib” (as defined in the Existing Credit Agreement, as in effect on the Petition Date), and otherwise reasonably satisfactory to the Administrative Agent, with respect to the pledge of 65% of the Equity Interests of Peabody Investments (Gibraltar) Limited.

“Post-EOD Fees Carve-Out Amount” has the meaning specified in the definition of “Fees Carve-Out”.

“Prairie State Project” means that certain approximately 1,500 megawatt capacity coal-fired electricity generation plant on a reclaimed Mine site in Washington County, Illinois.

“Pre-Petition Debt” shall mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Pre-Petition Letter of Credit” means any letter of credit outstanding under the Existing Credit Agreement as of the Petition Date.

“Pre-Petition Payment” shall mean a payment or other transfer (by way of adequate protection, the granting of a Lien or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against any Debtor.

“Pre-Trigger Date Fees” has the meaning specified in the definition of “Fees Carve-Out”.

“Primed Liens” has the meaning specified in Section 2.19(a).

“Principal Properties” has the meaning specified in the Existing Credit Agreement (as such Existing Credit Agreement exists on the date hereof).

“Principal Property Cap” has the meaning specified in the Existing Credit Agreement (as such Existing Credit Agreement exists on the date hereof).

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Professional Fees” has the meaning specified in the definition of “Fees Carve-Out”.

“Professional Persons” has the meaning specified in the definition of “Fees Carve-Out”.

“Properties” has the meaning specified in Section 5.09(a).

“Public Lender” has the meaning specified in Section 6.02.

“Real Property” means, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary (including, without limitation, any leasehold, mineral estate, or Coal, oil, natural gas or other hydrocarbon and their constituents leasehold) in and to any and all parcels of real property owned or operated by the Borrower or any Restricted Subsidiary, whether by lease, license or other use agreement, together with, in each case, all improvements and appurtenant fixtures (including, without limitation, all preparation plants or other Coal processing facilities and loadout and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Lease” means, with respect to any Person and any Real Property, any lease, license, letting, concession, occupancy agreement, sublease, farm-in, farm-out, joint operating agreement, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of such Real Property (including, without limitation, the right to extract Coal, minerals oil, natural gas and other hydrocarbons and their constituents from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof, including with respect to the Loan Parties, without limitation, the leases with respect to Real Property and any Contractual Obligations with respect to any of the foregoing.

“Receivables Assets” means any receivable (whether constituting an account, chattel, paper, instrument or general intangible) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary, including, with respect to any receivable:

(a) all of a Subsidiary’s and any Loan Party’s interest in any goods (including returned goods) to the extent related to such receivable, and documentation of title evidencing the shipment or storage of any such goods (including any such returned goods),

(b) all instruments and chattel paper that may evidence such receivable (and to the extent they do not evidence any asset that is not a receivable),

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such receivable, whether pursuant to the contract related to such receivable or otherwise, together with all UCC financing statements or similar filings related thereto,

(d) solely to the extent applicable to such receivable, the rights, interests and claims under the contracts and all guarantees, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such receivable or otherwise relating to such receivable whether pursuant to the contract related to such receivable or otherwise,

(e) all funds that are received or deemed received by a Loan Party or Subsidiary in payment of any amounts owed in respect of such receivable (including, without limitation, purchase price, finance charges, fees, interest and all other charges) or are applied to amounts owed in respect of such receivable (including, without limitation, insurance payments and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other person directly or indirectly liable for the payment of any such receivable and available to be applied thereon),

(f) the lock-box accounts designated solely as the accounts to receive the proceeds of such receivables and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-box accounts and amounts on deposit therein,

(g) all monies due or to become due with respect to any of the foregoing,

(h) all collections, proceeds and products of any of the foregoing, as defined in the UCC, that are received or are receivable by a Loan Party or Subsidiary, and

(i) all books and records to the extent related to any of the Receivables Assets.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Reclamation Laws” means all Laws relating to mining reclamation or reclamation liabilities applicable to the Borrower and the Restricted Subsidiaries including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in Arizona, Colorado, Illinois, Indiana, New Mexico and Wyoming, and any regulations promulgated to any of the foregoing.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys and advisors of such Person and of such Person’s Affiliates.

“Reorganization Plan” means a plan of reorganization or liquidation in any or all of the Cases of the Debtors.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Initial Lenders” means, at any time, the Initial Lenders that would otherwise constitute the Required Lenders had the Closing Date occurred at such time.

“Required Lenders” means, at any time, (i) Lenders having (a) Loans outstanding and (b) Commitments, that, taken together, represent more than 50% of the sum of (x) all Loans outstanding at such time and (y) the total Commitments at such time and, in addition (ii) solely with respect to any Tranche Voting Matter, the Required Specified Lenders. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Specified Lenders” means Specified Lenders having (a) Loans outstanding and (b) Commitments, that, taken together, represent more than 50% of the sum of (x) all Loans outstanding at such time and held by Specified Lenders and (y) the total Commitments at such time of all Specified Lenders. The Loans and Commitments of any Specified Lenders that are Defaulting Lenders shall be disregarded in determining Required Specified Lenders at any time.

“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resource Management Property” means any Real Property owned in fee by any Loan Party, which is classified as “Resource Management” in the Initial DIP Budget (or Extension DIP Budget, as applicable).

“Resource Management Deduction” means at any time the amount of all prepayments required to be made (and so made) following the Closing Date and at or prior to such time pursuant to Section 2.05(b), on account all Dispositions (since the Petition Date) of Resource Management Properties, but only to the extent such Dispositions were not included in the Initial DIP Budget (or Extension DIP Budget, as applicable); provided, however, that notwithstanding the foregoing, in no event shall the Resource Management Deduction be an amount greater than $50,000,000.

“Responsible Officer” means the chief executive officer, president or any vice president of the Borrower or any applicable Subsidiary and, in addition, any Person holding a similar position or acting as a director or managing director with respect to any other Foreign Subsidiary of the Borrower or, with respect to financial matters, a Financial Officer.

“Restricted Payment” has the meaning specified in Section 7.06.

“Restricted Subsidiary” means (x) any Domestic Subsidiary of the Borrower or any other Loan Party and (y) each of Peabody Holdings (Gibraltar) Limited and Peabody Investments (Gibraltar) Limited, but excluding, for all purposes, all Excluded Entities.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means any sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and the L/C Issuer.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, substantially in the form of Exhibit G or such other form reasonably acceptable to the Administrative Agent and the Borrower, among the Loan Parties and Citibank, N.A. (in its capacities specified therein).

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement - Gib, the IP Security Agreements, the Mortgages, the Orders, each of the pledge agreements and supplements thereto, security agreements and supplements thereto, and other similar agreements delivered to Administrative Agent and Lenders pursuant to Section 6.16, and any other documents, agreements or instruments that grant or purport to grant a Lien on any assets of the Borrower or any other Loan Party in favor of the Administrative Agent to secure the Obligations. The other Security Documents shall supplement, and not limit, any granting of collateral or security pursuant to the Orders.

“Similar Business” means coal production, coal mining, coal gasification, coal liquifaction, coal-to-chemical conversions, other BTU conversions, coal brokering, coal transportation, Mine development, electricity generation, power/energy sales and other energy related businesses, coal supply contract restructurings, ash disposal, environmental remediation, coal and coal bed methane exploration, production, marketing, transportation and distribution, real estate development and other related businesses, and activities of the Borrower and its Restricted Subsidiaries as of the date hereof and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Lenders” means entities managed by Aurelius Capital Management, Elliott Management Corporation, Capital Research and Management Company and Centerbridge Partners, L.P. (as such entities are identified to the Administrative Agent by such named institutions).

“Stated Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Subordinated Indebtedness” means any Indebtedness of the Borrower and its Restricted Subsidiaries that is contractually subordinated to the Indebtedness under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person (it being understood that neither Middlemount Coal Pty Ltd nor any of its subsidiaries shall constitute a Subsidiary of the Borrower or its Subsidiaries hereunder unless the Borrower shall elect in a writing delivered to the Administrative Agent, based on a change in the voting powers of the shareholders of Middlemount Coal Pty Ltd, that Middlemount Coal Pty Ltd or any of its subsidiaries shall constitute a Subsidiary of the Borrower or its Subsidiaries hereunder). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders” means, at any time (i) Lenders having (a) Loans outstanding and (b) Commitments that, taken together, represent more than 75% of the sum of (x) all Loans outstanding at such time and (y) the total Commitments at such time and, in addition (ii) solely with respect to any Tranche Voting Matter, the Required Specified Lenders. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expenses claim having priority over any or all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code.

“Surety Bonds” means surety bonds obtained by the Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practice and the indemnification or reimbursement obligations of the Borrower or such Restricted Subsidiary in connection therewith.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement (it is understood that the foregoing does not encompass any right of a Person to ‘put’ an asset to another Person that arises in connection with any acquisition agreement or disposition agreement).

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender) (it being understood that any such termination values and marked-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Swap Contract).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment Fee” has the meaning specified in Section 2.09(b).

“Term Commitment Fee Percentage” has the meaning specified in Section 2.09(b).

“Term Exit Fee” has the meaning specified in Section 2.09(c).

“Term Exit Fee Percentage” has the meaning specified in Section 2.09(c).

“Term Loan Facility” means, at any time, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Trademark Security Agreement” means the Trademark Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent, by certain Loan Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Tranche Voting Matter” means any amendment, modification or waiver of any Loan Document that would (i) add or change any provision relating to or involving determinations or other matters in respect of the “Principal Property Cap” (as defined in the Existing Credit Agreement) or the CNTA Dispute, including, for the avoidance of doubt, Section 6.19(c), (ii) change any provision relating to expense reimbursement in respect of the Specified Lenders (as provided hereunder), (iii) expressly affect the Specified Lenders (in their capacity as Lenders) directly, materially, adversely and disproportionately in relation to the other Lenders that are not Specified Lenders, (iv) the last sentence of Section 2.03(a)(i), but only to the extent such amendment, modification or waiver is for the purpose of consenting to the issuance of Letters of Credit to backstop or replace Pre-Petition Letters of Credit in an amount greater than $20,000,000 (in the aggregate) or (v) amend the definition of “Tranche Voting Matter”.

“Type” means (x) with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan and (y) with respect to a Letter of Credit, its character as an L/C Facility Letter of Credit or a Bonding Facility Letter of Credit.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is not a Restricted Subsidiary; provided that in no event shall any of Peabody Investments Corporation, Peabody IC Funding Corp., Peabody Holdings (Gibraltar) Limited, Peabody Investments (Gibraltar) Limited or Global Center be an Unrestricted Subsidiary.

“U.S. Business Plan” has the meaning specified in Section 6.19(a).

“Voting Stock” means, with respect to any Person, such Person’s Equity Interest having the right to vote for the election of directors of such Person under ordinary circumstances.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) all references to “wholly-owned” when referring to a Subsidiary of the Borrower shall mean a Subsidiary of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly by the Borrower or another wholly-owned Subsidiary of the Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements–2015, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

1.04 [Reserved.].

1.05 [Reserved.].

1.06 [Reserved.].

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments; Bonding Accommodations; L/C Facility.

(a) Term Loan Facility. Subject to the terms and conditions set forth herein and in the Orders, each Lender severally agrees to make a term loan (a “Loan”) to the Borrower in Dollars on any Business Day on or after the Closing Date and prior to the date that is two (2) Business Days following the Final Order Entry Date in two Borrowings, in an aggregate principal amount not to exceed the amount of such Lender’s Commitment. For the avoidance of doubt, any Commitments (x) shall be reduced dollar for dollar at the time of funding of any Loans thereunder and (y) shall terminate (which termination shall be subject to Section 2.09(c) to the extent applicable) on the earlier of (i) the second Borrowing hereunder and (ii) the date that is two (2) Business Days following the Final Order Entry Date (or if earlier, the Maturity Date). The Borrowings pursuant to the two Borrowings referred to in the preceding sentence shall be in an aggregate principal amount of not less (or more) than $500,000,000 and shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments; provided that (x) the first Borrowing shall be in the amount authorized by the Bankruptcy Court in the Interim Order (which shall be not less (or more) than $200,000,000) and (y) the second Borrowing shall be in an amount equal to the difference between (i) the lesser of (A) the full amount authorized by the Bankruptcy Court in the Final Order and (B) the aggregate amount of Commitments then outstanding and (ii) the amount of the first Borrowing. Loans prepaid or repaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Bonding Accommodations. Subject to the terms and conditions set forth herein and in the Orders, the Lenders agree to permit (x) the existence of Bonding Superpriority Claims in an amount, and subject to the conditions, set forth in the applicable provisions of Section 4.02 and (y) the issuance of Bonding Facility Letters of Credit in accordance with Section 2.03.

(c) L/C Facility Letters of Credit. Subject to the terms and conditions set forth herein and in the Orders, the Lenders agree to permit the issuance of L/C Facility Letters of Credit in accordance with Section 2.03.

2.02 Borrowings, Conversions and Continuations of the Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three, or six months or, to the extent available to all Lenders making such Eurocurrency Rate Loans, twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time, four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., New York City time, three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the applicable requested Interest Period referenced in the above proviso has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. All Loans shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans, as applicable, in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Term Loan Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., New York City time, on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Lenders or the Administrative Agent so notify the Borrower.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect hereunder.

2.03 Letters of Credit.

(a) General.

(i) Subject to the terms and conditions set forth herein and in the Orders, (A) each L/C Facility L/C Issuer agrees (1) from time to time on any Business Day during the period from the Closing Date until the L/C Facility Letter of Credit Expiration Date, to issue L/C Facility Letters of Credit for the account of the Borrower or any Restricted Subsidiary, and to amend or extend L/C Facility Letters of Credit previously issued by it, in accordance with Section 2.03(b) and (2) to honor drawings under the L/C Facility Letters of Credit; and (B) each Bonding Facility L/C Issuer agrees (1) from time to time on any Business Day during the period from the Closing Date until the Bonding Facility Letter of Credit Expiration Date, to issue Bonding Facility Letters of Credit for the account of the Borrower or any Restricted Subsidiary, and to amend or extend Bonding Facility Letters of Credit previously issued by it, in accordance with Section 2.03(b) and (2) to honor drawings under the Bonding Facility Letters of Credit; provided that (x) after giving effect to any L/C Credit Extension with respect to any L/C Facility Letter of Credit, (I) the L/C Facility Letter of Credit Deposit Amount shall not be less than 102% of the L/C Facility L/C Exposure at such time and (II) the L/C Facility L/C Exposure at such time shall not exceed the L/C Facility Cap, (y) after giving effect to any L/C Credit Extension with respect to any Bonding Facility Letter of Credit, (I) the Bonding Facility Letter of Credit Deposit Amount shall not be less than 102% of the Bonding L/C Exposure at such time and (II) the Bonding L/C Exposure at such time, together with the Bonding Superpriority Claim Amount at such time, shall not exceed the Bonding Accommodation Cap and (z) after giving effect to an L/C Credit Extension, the aggregate amount of all Bonding L/C Exposure and all L/C Facility L/C Exposure shall not exceed (x) $50 million minus (y) the aggregate amount of cash and other Permitted Investments then subject to Liens permitted under Section 7.01(f)(ii). Each request by the Borrower or any Restricted Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the applicable conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit of the same Type that have expired or that have been drawn upon and reimbursed. Notwithstanding anything to the contrary herein, no Letter of Credit shall be issued to backstop or replace any Pre-Petition Letter of Credit.

(ii) No L/C Issuer shall issue any Letter of Credit of any Type if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date applicable to such Type of Letter of Credit; provided, however, that notwithstanding the foregoing, if the other conditions to issuance are then satisfied, the applicable L/C Issuer shall be required to issue a Letter of Credit (prior to the Letter of Credit Expiration Date) having a expiry date that is later than the Letter of Credit Expiration Date (but in no event later than the date that is twelve (12) months from the Letter of Credit Expiration Date then in effect); provided, further that, until the Maturity Date, such Letters of Credit shall be cash collateralized in an amount equal to 102% of the relevant Letter of Credit amount, and after the Maturity Date, such Letters of Credit shall be cash collateralized (as otherwise provided for hereunder) in the amount of 105% of the relevant Letter of Credit amount) and all obligations in this Agreement to cash collateralize Letter of Credit shall survive the satisfaction or discharge of all other Obligations and the termination of this Agreement or any other Loan Document;

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder or any provisions for automatic extension of its expiry date.

(iv) The L/C Issuer and the Borrower shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York City time, at least three (3) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable L/C Issuer may permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date (or such later date referred to in Section 2.03(a)(ii)(B); provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the applicable L/C Issuer may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Reinstatement Deadline from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse the applicable L/C Issuer in Dollars through the Administrative Agent in an amount equal to the amount of such drawing on the date on which the Borrower receives notice of any payment by such L/C Issuer under a Letter of Credit, if the Borrower receives notice by 12:00 p.m., New York City time, or on the next Business Day if notice is not received by such time (each such date, an “Honor Date”); provided that (x) in the case of L/C Facility Letters of Credit, the Borrower’s obligation to reimburse the applicable L/C Facility L/C Issuer with respect to such drawing shall first be satisfied by funds withdrawn by the Administrative Agent from the L/C Facility Letter of Credit Account and transferred to such L/C Facility L/C Issuer in accordance with Section 2.04(a)(iii) (and the Borrower hereby irrevocably authorizes and instructs the Administrative Agent to make such withdrawals and transfers) and (y) in the case of Bonding Facility Letters of Credit, the Borrower’s obligation to reimburse the applicable Bonding Facility L/C Issuer with respect to such drawing shall first be satisfied by funds withdrawn by the Administrative Agent from the Bonding Facility Letter of Credit Account and transferred to such Bonding Facility L/C Issuer in accordance with Section 2.04(a)(iii) (and the Borrower hereby irrevocably authorizes and instructs the Administrative Agent to make such withdrawals and transfers).

(d) [Reserved].

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff or defense to payment that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by such L/C Issuer’s gross negligence or willful misconduct;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as such L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit; or

(v) any other action taken or omitted to be taken by such L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, if done in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Person for (i) any action taken or omitted in the absence of gross negligence or willful misconduct or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything to the contrary herein, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary or transferee of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) [Reserved].

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i) [Reserved].

(j) Fronting Fees and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer at the rate of 0.25% per annum on the face amount drawn under each such Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears (any such fronting fee, a “Fronting Fee”). Fronting Fees shall be due and payable ten (10) Business Days after the last day of March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment) commencing with the first such date to occur after the issuance of such Letter of Credit, on each applicable Letter of Credit Expiration Date (or applicable later date referred to in Section 2.03(a)(ii)(B)) and thereafter on demand; provided that it shall not be a breach of this provision if the Borrower shall fail to timely pay any such quarterly fee as the direct result of not having received an invoice from the L/C Issuer, but only if when subsequently received by the Borrower, the Borrower pays such invoiced fee within two (2) Business Days after receipt thereof. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges shall be due and payable on demand and shall be nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04 Cash Collateralized Letter of Credit Accounts.

(a) L/C Facility Letter of Credit Account.

(i) Establishment of L/C Facility Letter of Credit Account. Subject to the terms and conditions set forth herein and in the Orders, the Borrower shall establish the L/C Facility Letter of Credit Account. Amounts on deposit in the L/C Facility Letter of Credit Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (iv) below.

(ii) Deposits in L/C Facility Letter of Credit Account. The L/C Facility Letter of Credit Account shall be funded by the Borrower from time to time in an amount not to exceed 102% of the L/C Facility Cap (except as required pursuant to Section 2.03(a)(ii)(B)).

(iii) Withdrawals from and Closing of L/C Facility Letter of Credit Account. Amounts on deposit in the L/C Facility Letter of Credit Account shall be withdrawn and distributed as follows:

(A) on any date on which the applicable L/C Issuer is to be reimbursed by the Borrower for any payment made by such L/C Issuer with respect to an L/C Facility Letter of Credit, the Administrative Agent shall, unless the Borrower shall have so reimbursed such L/C Issuer in cash in accordance with Section 2.03(c), withdraw from the L/C Facility Letter of Credit Account an amount equal to the amount of such payment, and make such amount available to such L/C Issuer;

(B) amounts in the L/C Facility Letter of Credit Account may be withdrawn by the Borrower so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer to the foregoing effect and (iii) after giving effect to such withdrawal, the L/C Facility Letter of Credit Deposit Amount would not be less than 102% of the L/C Facility L/C Exposure at such time (except as required pursuant to Section 2.03(a)(ii)(B)); and

(C) upon the Maturity Date and the expiration or cancellation of all outstanding L/C Facility Letters of Credit (or the establishment of a “backstop” letter of credit or other cash collateralization thereof at 105% pursuant to arrangements reasonably satisfactory to the applicable L/C Issuer), the Administrative Agent (x) shall withdraw from the L/C Facility Letter of Credit Account the aggregate amount then on deposit therein and apply such funds to repay the Obligations as set forth herein.

(iv) Investment of L/C Facility Letter of Credit Deposit Amount. The Administrative Agent shall, on behalf of the Borrower, invest the L/C Facility Letter of Credit Deposit Amount in an account or investment reasonably acceptable to the Borrower and the Administrative Agent (which the Administrative Agent may require to be an account managed by the Administrative Agent or its Affiliates).

(b) Bonding Facility Letter of Credit Account.

(i) Establishment of Bonding Facility Letter of Credit Account. Subject to the terms and conditions set forth herein and in the Orders the Borrower may establish the Bonding Facility Letter of Credit Account. Amounts on deposit in the Bonding Facility Letter of Credit Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (iv) below.

(ii) Deposits in Bonding Facility Letter of Credit Account. From time to time following the date on which the Bonding Facility Letter of Credit Account is established, the Borrower may make deposits to the Bonding Facility Letter of Credit Account; provided that the Borrower shall not be permitted to deposit any amounts to the Bonding Facility Letter of Credit Account if as a result thereof the sum of (x) the aggregate amount of all deposits made to the Bonding Facility Letter of Credit Account plus (y) the Bonding Superpriority Claim Amount would exceed the sum of (i) the Bonding Accommodation Cap plus (ii) an amount equal to 2% of the Bonding L/C Exposure at such time (except as required pursuant to Section 2.03(a)(ii)(B)).

(iii) Withdrawals from and Closing of Bonding Facility Letter of Credit Account. Amounts on deposit in the Bonding Facility Letter of Credit Account shall be withdrawn and distributed as follows:

(A) on any date on which the applicable L/C Issuer is to be reimbursed by the Borrower for any payment made by such L/C Issuer with respect to a Bonding Facility Letter of Credit, the Administrative Agent shall, unless the Borrower shall have so reimbursed such L/C Issuer in cash in accordance with Section 2.03(c), withdraw from the Bonding Facility Letter of Credit Account an amount equal to the amount of such payment, and make such amount available to such L/C Issuer;

(B) amounts in the Bonding Facility Letter of Credit Account may be withdrawn by the Borrower so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer to the foregoing effect and (iii) after giving effect to such withdrawal, the Bonding Facility Letter of Credit Deposit Amount would not be less than 102% of the Bonding L/C Exposure at such time (except as required pursuant to Section 2.03(a)(ii)(B)); and

(C) upon the Maturity Date and the expiration or cancellation of all outstanding Bonding Facility Letters of Credit (or the establishment of a “backstop” letter of credit or other cash collateralization thereof at 105% pursuant to arrangements reasonably satisfactory to the applicable L/C Issuer), the Administrative Agent (x) shall withdraw from the Bonding Facility Letter of Credit Account the aggregate amount then on deposit therein and make such funds available to the Borrower; and (y) shall close the Bonding Facility Letter of Credit Account.

(iv) Investment of Bonding Facility Letter of Credit Deposit Amount. The Administrative Agent shall, on behalf of the Borrower, invest the Bonding Facility Letter of Credit Deposit Amount in an account or investment reasonably acceptable to the Borrower and the Administrative Agent (which the Administrative Agent may require to be an account managed by the Administrative Agent or its Affiliates).

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time (or such other later time which is acceptable to the Administrative Agent), (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Term Loan Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.05(d) and Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) No later than one (1) Business Day following the receipt by the Borrower or any other Loan Party of Net Proceeds from any incurrence, issuance or sale of Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall make (or cause to be made) a prepayment of the Loans in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) the aggregate principal amount of the Loans then outstanding.

(c) No later than three (3) Business Days following the date on which the Borrower or any other Loan Party receives or is deemed to have received Net Proceeds from any Casualty and Condemnation Award, but subject to applicable reinvestment rights hereunder, the Borrower shall make (or cause to be made) a prepayment of the Loans in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) the aggregate principal amount of the Loans then outstanding.

(d) No later than three (3) Business Days following the receipt by the Borrower or any other Loan Party of Net Proceeds from any Asset Sale, the Borrower shall, to the extent that the aggregate amount of Net Proceeds received by the Borrower and the other Loan Parties for all such Asset Sales since the Petition Date exceeds $30,000,000 (the amount of such excess, the “Excess Proceeds”), make (or cause to be made) a prepayment of the Loans in an amount equal to the lesser of (x) 100% of such Excess Proceeds and (y) the aggregate principal amount of the Loans then outstanding.

(e) Each prepayment of outstanding Loans pursuant to this Section 2.05 shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Term Loan Facility. Any prepayment of a Eurocurrency Rate Loan pursuant to this Section 2.05 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(f) All prepayments or repayments pursuant to this Section 2.05 shall be accompanied by payment of the Term Exit Fee owing in respect thereof, as set forth in Section 2.09(c).

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate or from time to time permanently reduce the Commitments in whole or in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York City time, three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of the foregoing.

(b) Application of Commitment Reductions; Payment of Fees. Upon any reduction of the Commitments pursuant to this Section 2.06, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage (in respect of the Term Loan Facility) of such reduction amount. Any reduction of Commitments pursuant to this Section 2.06 or otherwise shall be accompanied by payment of the Term Exit Fee, as set forth in Section 2.09(c).

(c) Term Loan Facility Commitments. The Commitments shall terminate on the Business Day that is two (2) Business Days following the Final Order Entry Date.

2.07 Repayment of Loans. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Section 2.03(j), the Borrower shall pay to the Arranger, the Administrative Agent and the Lenders (as applicable), for their respective accounts, in Dollars:

(a) all fees in the amounts and at the times specified in the Fee Letter;

(b) to the Administrative Agent, for the account of each Lender, a commitment fee (the “Term Commitment Fee”) (which, at the discretion of the Administrative Agent, may take the form of original issue discount) equal to 5.00% (the “Term Commitment Fee Percentage” of (i) the aggregate principal amount of the Loans funded hereunder in respect of the first Borrowing referred to in Section 2.01(a), which first Term Commitment Fee shall be earned, due and payable on the date of such first Borrowing and calculated by multiplying the Term Commitment Fee Percentage by the aggregate principal amount of Loans funded by such Lender on the on the date of such first Borrowing and (ii) the difference between (A) the full amount of Loans authorized by the Bankruptcy Court in the Final Order and (y) the aggregate amount of the first Borrowing of Loans hereunder, which second Term Commitment Fee shall be earned on the Final Order Entry Date and due and payable no later than the date that is two (2) Business Days following the Final Order Entry Date and calculated by multiplying the Term Commitment Fee Percentage by the aggregate principal amount of such newly authorized Loans; provided that notwithstanding the foregoing, for the avoidance of doubt no applicable original issue discount shall reduce the amount of Obligations required to be prepaid or repaid with respect to the Loans owing hereunder; and

(c) to the Administrative Agent, for the account of each Lender, an exit fee (the “Term Exit Fee”) equal to 2.00% (the “Term Exit Fee Percentage”) of the aggregate principal amount of any Loans repaid or prepaid or undrawn Commitments reduced or terminated (other than terminated as a result of a Borrowing) under any provision of this Agreement (and including, for the avoidance of doubt, following any acceleration of the Loans following an Event of Default), which Term Exit Fee shall be earned, due and payable at the time of such prepayment, repayment or reduction in Commitments (as applicable) and calculated by multiplying the Term Exit Fee Percentage by (i) the principal amount of Loans so repaid or prepaid and (ii) the amount of the reduction of such Commitments (as applicable).

All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for appropriate distribution. Once paid, none of the fees shall be refundable under any circumstances.

2.10 Computation of Interest and Fees. All computations of interest shall be made on the basis of a year of three hundred and sixty (360) days (except that computations of interest determined by reference to the Base Rate when the Base Rate is based on the prime rate shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be), and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower or any other Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m., New York City time, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable

Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Pro Rata; Sharing of Payments by Lenders. Except as otherwise expressly provided in this Agreement, each payment (including each prepayment) by the Borrower on account of principal of and interest on any Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Facility Extension Option. The Borrower may extend the Stated Maturity Date from April 18, 2017 to a date that is no later than October 18, 2017 (the “Facility Extension Option”) subject to, and the Stated Maturity Date shall be so extended upon satisfaction of, the following conditions precedent:

(a) the Borrower shall provide written notice to the Administrative Agent not more than sixty (60) days and not less than thirty (30) days prior to April 18, 2017 of its intention to exercise the Facility Extension Option;

(b) the Borrower shall pay, or cause to be paid, a fee to the Administrative Agent, for the account of the Lenders on a ratable basis, equal to 2.50% of the aggregate Loans outstanding on the Stated Maturity Date, which fee shall be paid on or prior to such Stated Maturity Date (prior to giving effect to the Facility Extension Option);

(c) the conditions stated in Section 4.02(d) and (e) shall be satisfied as of the Stated Maturity Date (prior to giving effect to the Facility Extension Option); and

(d) the Borrower shall have delivered to the Administrative Agent, for distribution to all Lenders, the Extension DIP Budget covering the requested extension period, which Extension DIP Budget shall demonstrate projected compliance with the covenants contained in Section 7.11 for the duration of the requested extension period.

The Administrative Agent will notify the Borrower and the Lenders immediately upon the effectiveness of the Facility Extension Option.

2.15 [Reserved].

2.16 [Reserved].

2.17 [Reserved].

2.18 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Reallocation of Loan Payments. Any payment or prepayment (i) of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied, first, to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage (without giving effect to Section 2.18(c)), ratably to the Lenders in accordance with their Applicable Percentages of Loans being repaid or prepaid, second, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, and third, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (ii) of any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item second of clause (i) above, second, to the matters above referred to in item third of clause (i) above, and third, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any of such amounts as are reallocated pursuant to this Section 2.18(a) that are payable or paid (including pursuant to Section 11.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

(b) [Reserved].

(c) Defaulting Lender Cure Rights. A Lender that has become a Defaulting Lender because of an event referenced in the definition of “Defaulting Lender” may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and each of the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward and (iii) each of the Administrative Agent and the Borrower shall have determined (and the Borrower shall have notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

(d) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.09; and

(ii) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

2.19 Priority and Liens.

(a) Each of the Loan Parties (other than Global Center) hereby covenants and agrees that upon the entry of, and subject to, an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (subject to the terms of the Security Agreement and the Orders) on all of the property of such Loan Parties (but excluding a claim on Avoidance Actions (but including, upon entry of the Final Order, the proceeds of Avoidance Actions)), whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, and on all of its cash maintained in the Bonding Facility Letter of Credit Account and/or the L/C Facility Letter of Credit Account and any investment of the funds contained therein, provided that neither the Bonding Facility Letter of Credit Deposit Amount nor the L/C Facility Letter of Credit Deposit Amount shall be subject to the Fees Carve-Out or the Bonding Carve-Out; (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of such Loan Parties, other than Excluded Assets, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than certain property that is subject to the existing Liens that secure the Existing Secured Debt, which liens shall be primed by the liens described in the following clause (iv)); and (iv) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of such Loan Parties, other than Excluded Assets, that is subject to the existing liens (the “Primed Liens”) which secure the Existing Secured Debt, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens to the extent of any diminution in the value of the collateral of the Permitted Liens as provided in the Interim Order and the Final Order in respect of any of the Primed Liens (i) through (iv) above, subject in each case (other than with respect to the Bonding Facility Letter of Credit Deposit Amount and the L/C Facility Letter of Credit Deposit Amount) to the Fees Carve-Out and as set forth in the Orders.

(b) As to all Real Property the title to which is held by a Loan Party or the possession of which is held by any such Loan Party pursuant to leasehold interest, such Loan Party hereby assigns and conveys as security, grant a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent on behalf of the Lenders all of the right, title and interest of such Loan Party in all of such owned Real Property and in all such leasehold interests, together in each case with all of the right, title and interest of such Loan Party in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Such Loan Party acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of the Lenders in all of such real property and leasehold interests of such Loan Party shall be perfected without the recordation of any instruments of mortgage or assignment. Such Loan Party further agrees that, upon the reasonable written request of the Administrative Agent, in the exercise of its business judgment, such Loan Party (i) shall enter into separate fee and leasehold mortgages in recordable form with respect to such properties on terms satisfactory to the Administrative Agent and including customary related deliverables with respect to any Material Real Property owned by it or leased by it, as set forth in Section 6.16(b) and (ii) shall otherwise comply with the requirements of Section 6.16(b) with respect to such Real Property.

(c) The relative priorities of the Liens described in this Section 2.19 with respect to the Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order) and the Security Agreement. In accordance with the Interim Order (or, once entered, the Final Order), all of the Liens described in this Section 2.19 shall be effective and perfected upon entry of the Interim Order, without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

2.20 No Discharge; Survival of Claims. Each of the Loan Parties agrees that (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

2.21 Payment of Obligations. Subject to the last paragraph of Section 9.02, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments (as reasonably determined in good faith by the applicable withholding agent), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (after payment of all Indemnified Taxes) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made and (ii) if a Loan Party is the withholding agent, it shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without duplication of any obligation set forth in subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, or required to be withheld or deducted from a payment to such Person, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Each Lender that is a “United States person” as defined in section 7701(a)(30) of the Code shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or Administrative Agent), two duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender holding any Loan to the Borrower shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, to the extent such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:

(i) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed and executed copies of IRS Form W-8ECI or IRS Form W-8IMY (accompanied by any other form or certificate required by this Section 3.01(e) for each beneficial owner thereof as if such beneficial owner were a Lender), as applicable, relating to all payments to be received by such Foreign Lender hereunder or under any other Loan Document,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times as reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

In the event that, pursuant to Section 11.06(d), a Participant is claiming the benefits of this Section 3.01, such Participant shall provide the forms required above, as if it were a Lender, to the Lender from which the related participation was purchased, and if such Lender is a Foreign Lender, such Lender shall, promptly upon receipt thereof (but in no event later than the next scheduled payment under this Agreement) (i) forward such documentation to the Borrower and the Administrative Agent, together with two duly completed and executed copies of IRS Form W-8IMY, or (ii) provide the Borrower and the Administrative Agent with two duly completed and executed copies of IRS Form W-8IMY certifying that such Lender is a “qualified intermediary.”

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter (including upon the expiration or obsolescence of any such forms or documents and promptly after the occurrence of any event requiring a change from the most recent forms previously delivered), such other documents and forms as would reduce or avoid any Indemnified Taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

Notwithstanding the foregoing, the completion, execution and submission of any documentation otherwise required by this Section 3.01(e) (other than such documentation set forth in clauses (i), (ii) and (iii) above, and in the paragraph above relating specifically to FATCA) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer receives a refund with respect to Indemnified Taxes or Other Taxes paid by the Borrower, which in the reasonable discretion and good faith judgment of such Administrative Agent, Lender or L/C Issuer is allocable to such payment, it shall promptly pay such refund to the extent allocable to payment of Indemnified Taxes or Other Taxes to the Borrower, net of all out-of-pocket expenses of such Administrative Agent, Lender or L/C Issuer incurred in obtaining such refund; provided, however, that the Borrower agrees to promptly return such amount, net of any incremental additional costs, to the applicable Administrative Agent, Lender or L/C Issuer, as the case may be, if it receives notice from the applicable Administrative Agent, Lender or L/C Issuer that such Administrative Agent, Lender or L/C Issuer is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, any Lender or the L/C Issuer be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent, any Lender or the L/C Issuer in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such

Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender, which it shall do as promptly as possible, that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (ii) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders, who agree to so instruct the Administrative Agent once the circumstances giving rise to the inability ability to determine rates no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e)) or the L/C Issuer; or

(ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit (other than Indemnified Taxes and Other Taxes addressed by Section 3.01 and Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such L/C Issuer of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the L/C Issuer setting forth in reasonable detail such increased costs, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.

(b) Capital Requirements. If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive, absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof, in each case, in reasonable detail. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within thirty (30) days from receipt of such notice.

(f) Certain Rules Relating to the Payment of Additional Amounts. If any Lender requests compensation pursuant to this Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrower or (B) reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Indemnified Taxes or Other Taxes or other amounts giving rise to such payment; provided that the Borrower shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Indemnified Taxes or Other Taxes or other amounts.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) [reserved]; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. The Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Closing Date. The effectiveness of this Agreement and the obligations of each Initial Lender to make Loans hereunder and the Commitments of the L/C Issuer to issue Letters of Credit hereunder are in each case subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or before the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement from each Loan Party, each Initial Lender and the L/C Issuer;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii) executed counterparts of the Security Agreement from each Loan Party, together with:

(1) proper financing statements under the UCC or other applicable law of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens and security interest created or purported to be created under the Interim Order and the Security Agreement covering the Collateral described therein;

(2) to the extent that any Equity Interests pledged pursuant to the Security Agreement is certificated and required to be delivered thereunder, stock certificates for such Equity Interests accompanied by undated stock powers or instruments of transfer executed in blank;

(3) IP Security Agreements covering the U.S. federally registered intellectual property listed on the applicable schedules to the Security Agreement, duly executed by each applicable Loan Party;

(4) results of recent lien searches with respect to each Loan Party in each jurisdiction where such Loan Party is organized;

(5) evidence of all insurance required to be maintained pursuant to Section 5.10, and evidence that the Administrative Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral and on all liability insurance policies as to which the Administrative Agent has reasonably requested to be so named;

(6) [reserved];

(7) copies of all Material Leases of the Loan Parties;

(8) an executed copy of the Intercompany Credit Agreement (together with all exhibits and schedules thereto) and each of the Security Documents (as defined therein);

(9) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to all Real Property that constitutes Collateral on which a Building is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto if such Real Property is located in a special flood hazard area); and

(10) as to any Real Property that constitutes Collateral that is located in a special flood hazard area, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.10(b) of this Agreement, each of which shall (1) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable); (2) name the Administrative Agent, on behalf of the Secured Parties, as additional insured; (3) (x) identify the addresses of the applicable Real Property located in a special flood hazard area, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Administrative Agent forty-five (45) days’ written notice of cancellation or non-renewal and (4) otherwise be in form and substance satisfactory to the Administrative Agent;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party and each Restricted Subsidiary party to a Loan Document, in each case, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of such Loan Party or such Restricted Subsidiary executing the Loan Documents to which such Loan Party or such Restricted Subsidiary is a party;

(v) copies of the Organizational Documents of each Loan Party (in the case of a certificate or articles of incorporation, formation or organization or equivalent or comparable document, certified as of a recent date by an appropriate government official in the applicable Loan Party’s jurisdiction of organization, and in the case of bylaws or an operating agreement or equivalent or comparable document, certified by a secretary, assistant secretary or Responsible Officer of the applicable Loan Party as being true and correct as of the Closing Date) and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) the executed opinion of Jones Day, counsel to the Borrower and special New York counsel to the other Loan Parties, addressed to the Administrative Agent and each Lender and dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent;

(vii) [reserved];

(viii) the executed opinions of local counsel to each of the Loan Parties in each applicable jurisdiction of organization, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(ix) (A) the initial 13-Week Projection and (B) the Initial DIP Budget;

(x) [reserved];

(xi) [reserved];

(xii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that each of the conditions set forth in Sections 4.01(f), (h) and (i) and Sections 4.02(d) and (e), has been satisfied as of such date;

(xiii) evidence that the Fee Letter has been executed and delivered to the Administrative Agent; and

(xiv) executed counterparts of the Pledge Agreement – Gib from Peabody Investments (Gibraltar) Limited;

provided that to the extent that any of the items described in the foregoing clauses (1)-(7) of subpart (iii) (except with respect to subpart (iii) itself, and with respect to any Loan Party that shall not be a Debtor, except with respect to clause (iii)(1)) and subparts (viii) and (xiv), shall not have been received by the Administrative Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide the same, delivery of such items shall not constitute a condition to the effectiveness of this Agreement and the obligations of each Initial Lender to make Loans hereunder and of the L/C Issuer to issue Letters of Credit hereunder, and the Borrower shall instead cause such items to be delivered to the Administrative Agent not later than sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in its discretion).

(b) The Petition Date shall have occurred.

(c) The Interim Order Entry Date shall have occurred not later than five (5) Business Days following the Petition Date.

(d) All (i) “first day orders” and all related pleadings intended to be entered on or prior to the Interim Order Entry Date (including, for purposes of the “cash management order”, a bridge order authorizing continued use of the Debtors’ current cash management systems until a hearing with respect to a final cash management order) shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Administrative Agent and (ii) forms of “second day order” filed but not yet entered shall be reasonably satisfactory in form and substance to the Administrative Agent, it being understood that drafts approved by counsel to the Administrative Agent on or prior to the Petition Date are reasonably satisfactory.

(e) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(f) Since December 31, 2015, there shall have been no Material Adverse Effect.

(g) All necessary governmental and third party consents and approvals necessary in connection with the Facilities and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Facilities or the transactions contemplated hereby.

(h) There shall not occur as a result of, and after giving effect to, the initial extension of credit under the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective Domestic Subsidiaries’ debt instruments and other material agreements which (i) in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder (in the case of Loan Parties that are Debtors, on a post-petition basis) or (ii) in the case of debt instruments or other material agreements of any Subsidiary, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases, any dispute over self-bonding or intercreditor litigation) that could reasonably be expected to have a Material Adverse Effect.

(j) The amount of the Loans made on the Closing Date shall not exceed the amount authorized by the Interim Order.

(k) Any fees required to be paid on or before the Closing Date to the Administrative Agent, the Arranger or the Lenders under this Agreement, the Fee Letter or otherwise in connection with the Facilities shall have been paid and, unless waived by the Administrative Agent, the Arranger or the Lenders, as applicable, and to the extent invoiced at least one (1) Business Day prior to the Closing Date, the Borrower shall have paid all reasonable and documented expenses of the Arranger or the Lenders (including the reasonable and documented fees and expenses of counsel to the Administrative Agent, plus such additional amounts of such reasonable and documented fees and expenses (including filing fees in respect of collateral) as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(l) The Administrative Agent and the Lenders shall be reasonably satisfied with the terms of the Intercompany Credit Agreement, including any security or collateral arrangements in support thereof (it being understood that the drafts of such documents approved by counsel to the Administrative Agent on or prior to the Petition Date are reasonably satisfactory), and the foregoing shall be in full force and effect.

(m) The A/R Facility shall have been further amended on terms substantially consistent with those provided to the Administrative Agent prior to the Petition Date and the Bankruptcy Court shall have entered the A/R Interim Order, which A/R Interim Order shall be in full force and effect and not stayed.

(n) The Administrative Agent and each Lender that has requested the same shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and the other Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been requested by the Arranger at least five (5) Business Days prior to the Closing Date.

(o) The Global Center Funding Account shall have been established and the Borrower shall have caused $250,000,000 to have been deposited therein. The Global Center Controlled Account shall have been established and the Borrower shall have caused not less than $200,000,000 to have been deposited therein.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. On the date of (x) each Borrowing, (y) each issuance, amendment, extension or renewal or a Letter of Credit and (z) the granting of a Bonding Superpriority Claim (each such event, a “Credit Extension”):

(a) The Closing Date shall have occurred.

(b) The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders); provided that if at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of such Loan or Letter of Credit, together with all the aggregate principal amount of all Loans and Letters of Credit then outstanding, would exceed the amount under the applicable Facility authorized by the Interim Order (such excess amount, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a final copy of an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are satisfactory in form and substance to the Administrative Agent in its sole discretion; provided that any such order that does not approve the full amount of the Term Loan Facility shall not be acceptable to the Administrative Agent; provided further that if any such proposed modification would otherwise constitute a Tranche Voting Matter hereunder, the consent of the Required Specified Lenders shall also be required) and authorizing such Additional Credit on a final basis (the “Final Order”), which, in any event, shall have been entered by the Bankruptcy Court no later than the date that is forty-five (45) days following the Interim Order Entry Date (or such later date (but in no event later than sixty (60) days following the Interim Order Entry Date) as approved by the Required Lenders) and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Administrative Agent and the Required Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by any Loan Party of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

(c) With respect to any Credit Extensions on or after the date of entry of the Final Order, (x) all material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order, including a final cash management order (unless the Administrative Agent shall have consented to a reasonable extension or adjournment), the A/R Final Order and any order establishing procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (y) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Administrative Agent, or this condition is waived by the Administrative Agent. The Administrative Agent acknowledges that, with respect to such “second day orders” accompanying motions filed on the Petition Date, the form of such orders substantially in the forms filed on the Petition Date are acceptable.

(d) The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) on and as of the date of such Credit Extension or such granting of a Bonding Superpriority Claim, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects, as the case may be) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(e) No Default or Event of Default shall exist, or would result immediately, from such proposed Credit Extension or the application of the proceeds thereof.

(f) The Administrative Agent and, if applicable, L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(g) [Reserved].

(h) The making of such Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(i) In the case of the granting of any Bonding Superpriority Claim, after giving effect thereto the Bonding Superpriority Claim Amount shall not exceed (x) the Bonding Accommodation Cap minus (y) the aggregate face amount of all Bonding Facility Letters of Credit issued hereunder following the Closing Date.

(j) Solely with respect to the second Borrowing of Loans, the Borrower shall have paid all fees of the Administrative Agent and the Lenders accrued and payable on or prior to the date of the second Borrowing.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower and each granting of a Bonding Superpriority Claim shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(b), (d), (e), (h) and (i) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each of the Borrower and each of its Restricted Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed, and is in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents; (ii) except in respect of or to the extent arising under the Existing Debt Documents, conflict with or result in any breach or contravention of, or the creation of, any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, other than any such conflict or breach that is rendered inapplicable or unenforceable as a result of the filing of the Cases, or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Loan Party, except in each case referred to in clauses (b)(ii) or (b)(iii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, (a) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (i) except in the case of each Loan Party that is a Debtor, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements–2015 of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) [Reserved].

(c) Since the date of the Audited Financial Statements–2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Initial DIP Budget and each DIP budget delivered pursuant to Section 6.02(i) (and if applicable, the Extension DIP Budget) and the all 13-Week Projections that have been delivered were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.06 Litigation. Except for the Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in public filings with the U.S. Securities and Exchange Commission prior to the Petition Date, as to which, in the case of both (a) and (b), there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership and Identification of Property.

(a) The Borrower and its Restricted Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, with respect to all Material Leased Real Property: (i) the Borrower and its Restricted Subsidiaries possess all leasehold interests necessary for the operation of the Mines currently being operated by each of them and included or purported to be included in the Collateral pursuant to the Security Documents, except where the failure to possess such leasehold interests could not reasonably be expected to have a Material Adverse Effect, (ii) each of their respective rights under any Real Property Lease necessary for the operation of such Mines are in full force and effect, except to the extent that failure to maintain such Real Property Lease in full force and effect could not reasonably be expected to have a Material Adverse Effect; and (iii) each of the Borrower and its Restricted Subsidiaries possesses all licenses, permits or franchises which are necessary to carry out its business as presently conducted at any Mine included or purported to be included in the Collateral pursuant to the Security Documents, except where failure to possess such licenses, permits or franchises could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) lists completely and correctly as of the Closing Date all Material Owned Real Property.

(c) Schedule 5.08(c) lists completely and correctly as of the Closing Date all Material Leased Property.

(d) Schedule 5.08(d) lists completely and correctly as of the Closing Date all Real Property on which a Building is located.

5.09 Environmental Compliance. Except as disclosed in the Borrower’s most recent annual and quarterly reports filed with the SEC or on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a) The facilities and properties currently or formerly owned, leased or operated by the Borrower, or any of its respective Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(b) None of the Borrower nor any of its respective Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the Properties or the business operated by the Borrower, or any of its Subsidiaries (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower, or any of its Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower, or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

(g) The Borrower and each of its Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.

5.10 Insurance.

(a) The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

(b) As to any Building located on Real Property and constituting Collateral, all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.11 Taxes. The Borrower and its Restricted Subsidiaries have filed all applicable US Federal, state, foreign and other material tax returns and reports required to be filed, and have paid all US Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP), except where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect or to the extent such Tax need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code.

5.12 ERISA Compliance. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.

(b) There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, the Borrower has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other information furnished in writing by the Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.16 Compliance with Laws. Except as a result of the filing of the Cases, the Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17 Anti-Terrorism Laws and Sanctions.

(a) No Loan Party and, to the knowledge of the Borrower, no officer, director, employee, broker, agent or Affiliate of any Loan Party is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”) or any applicable Sanctions.

(b) No Loan Party, Subsidiary, or any director or officer thereof, and, to the knowledge of the Borrower, no employees, broker, other agent or Affiliate of any Loan Party acting or benefiting in any capacity in connection with the Loans is, or is owned or controlled by one or more persons that are, any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; or

(v) a person that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(c) No Loan Party, or any director or officer thereof, and, to the knowledge of the Borrower, no employees, agent, when acting on behalf of any Loan Party, or Affiliate of any Loan Party is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the United States Foreign Corrupt Practices Act of 1977, as amended (and the rules and regulations thereunder) (the “FCPA”) or any other applicable anti-corruption law, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, or to any other person, in contravention of the FCPA or any other applicable anti-corruption law and the Borrower, its subsidiaries and, to the knowledge of the Borrower, its affiliates have conducted their businesses in compliance with the FCPA and all other applicable anti-corruption laws in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, the use of such IP Rights by the Borrower or any Subsidiary does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.

5.19 Security Documents.

(a) (i) Subject to and upon the entry of the Orders in respect of any Loan Party that is a Debtor, each Security Document (other than each Mortgage), when executed and delivered, is effective to create in favor of the Administrative Agent (for the benefit of the Lenders), a legal, valid and enforceable security interest in the Collateral described therein and the Administrative Agent has been authorized (and is hereby authorized) to make all filings of UCC-1 and As-Extracted Collateral financing statements in the appropriate filing office necessary or desirable to fully perfect its security interest in such Collateral described therein which can be perfected by filing a UCC-1 financing statement in the appropriate filing office (excluding, in each case, Excluded Assets) and (ii) with respect to the security interest created in the Collateral pursuant to each Security Document (other than each Mortgage), upon such filings in the applicable filing offices (or, (i) with respect to possessory Collateral, upon the taking of possession by the Administrative Agent of any such Collateral which may be perfected by possession and (ii) with respect to any Collateral constituting deposit or securities accounts, upon entry into an appropriate control agreement), such security interests will, subject to the existence of non-consensual Liens having priority by operation of law or Liens permitted by Section 7.01, constitute perfected first-priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein that can be perfected by filing a UCC-1 or As-Extracted financing statement, as applicable, in each such filing office or by delivery, in the case of possessory Collateral, or by the entry into a control agreement, in the case of deposit or securities accounts.

(b) Each of the Mortgages (if any), when executed and delivered, will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on the Material Real Property described therein and such security interests will constitute, upon such Mortgage being and recorded in the appropriate filing offices, fully perfected Liens on such Material Real Property, subject only to the existence of Liens as permitted by Section 7.01 and having priority by operation of law.

5.20 Mines. Schedule 5.20 sets forth a complete and accurate list of all Mines (including addresses and the owner thereof) owned or operated by the Borrower or any of its Restricted Subsidiaries as of the Closing Date and included or purported to be included in the Collateral pursuant to the Security Documents.

5.21 Use of Proceeds. The Borrower will use the proceeds from Loans and the issuance of Letters of Credit for working capital and general corporate purposes, including for the payment of fees and expenses in connection with the Facilities and the Cases; provided that Bonding Facility Letters of Credit shall be used only for Permitted Bonding Purposes.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until Payment in Full, each Loan Party shall, and shall (except in the case of the covenants set forth in Section 6.01, 6.02, and 6.03) cause each of their respective Restricted Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2016) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year (in each case together with corresponding consolidating financial statements of (i) the Loan Parties, (ii) all Subsidiaries of the Borrower formed under the laws of Australia and (iii) all other Subsidiaries), setting forth in each case in comparative form (but only in the case of the preceding clause (i)) the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2016), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended (in each case together with corresponding consolidating financial statements of (i) the Loan Parties, (ii) all Subsidiaries of the Borrower formed under the laws of Australia and (iii) all other Subsidiaries), setting forth in each case in comparative form (but only in the case of the preceding clause (i)) the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) within twenty (20) days after the end of each fiscal month, commencing with the month ending May 31, 2016, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month (or in the case of May 31, 2016, for the period from the Petition Date through May 31, 2016), and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such period (in each case together with corresponding consolidating financial statements of the Loan Parties), all in reasonable detail; such consolidated statements shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that to the extent any of the financial information required to be delivered by this Section 6.01(c) is contained in a “Monthly Operating Report” filed with the Bankruptcy Court for the applicable month on or prior to the date specified for compliance in this Section 6.01(c), then the requirements of this Section 6.01(c) shall be deemed satisfied by the timely filing of such “Monthly Operating Report”.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clauses (a)-(c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a)-(c) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenants set forth in Section 7.11, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a), (b) or (c), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower, which shall include detailed computations of the financial covenants;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(e) (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to the Creditors’ Committee or the U.S. Trustee, as the case may be, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any Reorganization Plan and/or any disclosure statement related thereto and (ii) by the earlier of (A) two (2) Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (B) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure;

(f) on Friday of every other calendar week, commencing on April 22, 2016, (i) a 13-Week Projection and (ii) a written statement setting forth the amount of cash and Permitted Investments held by Global Center (including in each of the Global Center Funding Account and the Global Center Controlled Account) and the current amount outstanding in respect of the Intercompany Credit Agreement;

(g) promptly after the same are available, copies of all Cash Flow Projections (as defined in the Intercompany Credit Agreement) provided to Global Center pursuant to the Intercompany Credit Agreement;

(h) (i) from and after the Liquidity Test Start Date, on Wednesday of each week, a certificate signed by a Financial Officer of the Borrower, setting forth Consolidated Liquidity (as calculated for purposes of compliance with Section 7.11(b)) as of the close of business on the preceding Friday and certifying compliance (or non-compliance, as the case may be), with the covenant contained in Section 7.11(b) and (ii) in addition to the weekly certificate required by the foregoing clause (i), commencing on the day following the Wednesday on which the weekly certificate demonstrates that Consolidated Liquidity (calculated without any adjustments that apply solely for purposes of compliance with Section 7.11(b)) as of the end of the prior Friday is less than the Minimum Liquidity Reporting Trigger, notice thereof, and thereafter (on a daily basis), written notice of the amount of Consolidated Liquidity at the end of each Business Day, until such time as Consolidated Liquidity (calculated without any adjustments that apply solely for purposes of compliance with Section 7.11(b)) is greater than the Minimum Liquidity Reporting Trigger; and

(i) at the time of each delivery of financial information pursuant to Sections 6.01(a) or (b), a DIP budget in substantially the form of the Initial DIP Budget, covering the period from the time of delivery of such DIP budget through the then in effect Stated Maturity Date.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (d) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.” In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 11.07.

6.03 Notices. Notify the Administrative Agent:

(a) promptly, of the occurrence of any Default or Event of Default;

(b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within thirty (30) days after the Borrower knows or has obtained notice thereof;

(d) within fifteen (15) days of any Loan Party changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business;

(e) to the extent that there will be a cancellation or material reduction in amount or material change in coverage for any insurance maintained by the Borrower or any Guarantor, at least ten (10) days prior to such cancellation, reduction or change;

(f) promptly following the filing or commencement of, or receipt of any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(g) the incurrence of any Environmental Liability or any contingent liability, in each case affecting the Borrower or any of its Restricted Subsidiaries, that could reasonably be expected to have a Material Adverse Effect;

(h) promptly, as to any Building located on Real Property and constituting Collateral, any redesignation of any such property on which such Building is located into or out of a special flood hazard area.

Each notice pursuant to clauses (a)-(c) of this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Tax Obligations. Except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (in the case of any Debtor, solely to the extent arising post-petition), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and material equipment, including Collateral, necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Keep in full force and effect all of its material leases and other material contract rights, and all material rights of way, easements and privileges necessary or appropriate for the proper operation of the Mines being operated by the Borrower or a Restricted Subsidiary and included or purported to be included in the Collateral by the Security Documents, in the case of leases and other contract rights, (x) subject to an applicable order of the Bankruptcy Court with respect to such leases or other contract rights, (y) excluding such leases or other contract rights rejected under Section 365 and (z) excluding such leases or other contract rights where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) With respect to any Building located on Real Property and constituting Collateral, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain fully paid flood hazard insurance on any such Building that is located in a special flood hazard area, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and (ii) furnish to the Administrative Agent an insurance certificate evidencing the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof (or at such other time acceptable to the Administrative Agent). The Borrower shall cooperate with the Administrative Agent’s reasonable request for any information reasonably required by the Administrative Agent to comply with The National Flood Insurance Reform Act of 1994, as amended.

6.08 Compliance with Laws. Except as otherwise excused by the Bankruptcy Code with respect to any Loan Party that is a Debtor, comply in all material respects with the requirements of all Laws (including Environmental Laws, the PATRIOT Act, OFAC and the FCPA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting the Borrower or any of its Restricted Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent or such Lender shall give the Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.

6.11 Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 5.21. The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing activities of or with any person that is the subject of Sanctions, in a Designated Jurisdiction,or in any manner that would result in a violation by any Person participating in this Loan, whether as Borrower, Lender or Agent, of (i) any Sanctions, (ii) the FCPA or any other anti-corruption law or (iii) any Anti-Terrorism Law.

6.12 Additional Guarantors. At the Borrower’s expense, subject to any applicable limitation in any Security Document, the Borrower shall within forty-five (45) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after (1) the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary by any Loan Party or (2) any Domestic Subsidiary becoming a wholly-owned Domestic Subsidiary (excluding, for the avoidance of doubt P&L Receivables Company LLC (so long as it does not engage in activities other than the acquisition, financing, sale, pledge and disposition of

Receivables Assets (or interests therein) in connection with the A/R Facility and other activities incidental thereto), the Borrower shall: (a) unless the Administrative Agent otherwise agrees, cause each such wholly-owned Domestic Subsidiary to (x) become a Debtor, (y) execute a joinder to this Agreement in the form attached hereto as Exhibit B (each, a “Joinder Agreement”) in order to become a “Guarantor” hereunder and (b) execute all documents and take all related actions required by Section 6.16 of this Agreement; provided that the Borrower need not cause any FSHCO to become a Guarantor if making such FSHCO a Guarantor would result in adverse Tax consequences to the Borrower or its Restricted Subsidiaries.

6.13 [Reserved].

6.14 Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Section 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request the Administrative Agent, provide, in the case of the Borrower, to the Lenders within sixty (60) days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the Properties which are the subject of such default prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.

6.15 Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

6.16 Covenant to Give Security.

(a) Personal Property including IP of New Guarantors. Concurrently with any Person becoming a Guarantor pursuant to Section 6.12 (or a later date to which the Administrative Agent agrees), cause any such new Guarantor to (i) duly execute and deliver to the Administrative Agent counterparts to the Security Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) to the extent that any Equity Interests in, or owned by, such new Guarantor is required to be pledged pursuant to the Security Agreement, deliver stock certificates, if any, representing such Equity Interests accompanied by undated stock powers or instruments of transfer executed in blank and (iii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver any supplements to the IP Security Agreements reasonably requested by the Administrative Agent.

(b) Real Property of Guarantors. Within sixty (60) days after receipt of the Administrative Agent’s reasonable written request pursuant to the last sentence of Section 2.19(b), with respect to any Material Real Property then owned or leased by any Loan Party or a new Guarantor, the Borrower shall deliver to the Administrative Agent or otherwise take the actions described below:

(i) with respect to Material Owned Real Property, a Mortgage duly executed and acknowledged by such Loan Party, and in form for recording in the recording office where such Material Owned Real Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(ii) with respect to Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) do not prohibit a mortgage thereof, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent, leasehold mortgages or leasehold deeds of trust, in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents;

(iii) to the extent reasonable available, cause the applicable Loan Party to provide the Administrative Agent with a legal description of any Material Owned Real Property or any Material Leased Real Property, as applicable, from which any As-Extracted Collateral will be severed or to which As-Extracted Collateral otherwise relates, together with the name of the record owner of such Material Owned Real Property or Material Leased Real Property, as applicable, the county in which such Material Owned Real Property or Material Leased Real Property, as applicable, is located, accurate real estate descriptions sufficient to locate such real property on the ground and such other information as may be necessary or desirable to file real property related financing statements, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and/or leasehold deeds of trust under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements;

(iv) to the extent reasonably available, cause the applicable Loan Party to provide the Administrative Agent with all geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title, core hole logs and associated data, Coal measurements, Coal samples, lithologic data, Coal reserve calculations or reports, washability analyses or reports, quality analyses, mine plans, mining permit applications and supporting data, engineering studies and all other information, maps, reports and data in the possession of such Loan Party and relating to or affecting Material Real Property, including the Coal reserves, Coal ownership, Real Property Leases, mining conditions, mines, and mining plans of such Loan Party as prepared and utilized by such Loan Party in its ordinary course of business;

(v) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to all Real Property that constitutes Collateral on which a Building is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto if such Real Property is located in a special flood hazard area);

(vi) as to any Real Property that constitutes Collateral on which a Building is located and that is located in a special flood hazard area, a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.10(b) of this Agreement, each of which shall (1) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable); (2) name the Administrative Agent, on behalf of the Secured Parties, as additional insured; (3) (x) identify the addresses of the applicable Real Property located in a special flood hazard area, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Administrative Agent forty-five (45) days’ written notice of cancellation or non-renewal and (4) otherwise be in form and substance satisfactory to the Administrative Agent;

(vii) evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all search and examination charges, mortgage recording taxes and related charges required for the recording of any Mortgage; and

(viii) with respect to any such Material Real Property, an opinion of local counsel in form and substance reasonably satisfactory to the Administrative Agent and such other documents, instruments, certificates and materials to the extent reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

(c) Personal Property including IP Acquired by Borrower or Guarantors. Within thirty (30) days of the date on which any Compliance Certificate referred to in Section 6.02 is required to be delivered (or a later date to which the Administrative Agent agrees), shall, in the case of the Borrower, or cause any such Restricted Subsidiary otherwise to, (i) to the extent that any Equity Interests in, or owned by, a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver stock certificates, if any, representing such Equity Interests accompanied by undated stock powers or instruments of transfer executed in blank and execute and deliver to the Administrative Agent supplements to the Security Agreement or such other document as the Administrative Agent shall reasonably deem appropriate to pledge any such Equity Interests and (ii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver any supplements to the IP Security Agreements reasonably requested by the Administrative Agent.

(d) Further Assurances. Subject to any applicable limitation in any Security Documents, upon request of the Administrative Agent, at the expense of the Borrower, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Security Documents, including the filing of financing statements necessary or advisable in the opinion of the Administrative Agent to perfect any security interests created under the Security Documents.

(e) Collateral Principles. Notwithstanding anything to the contrary in any Loan Document, (i) except as contemplated by the Pledge Agreement – Gib, no actions in any non-U.S. jurisdiction or required by the Requirement of Law of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. (it being understood that, except for the Pledge Agreement – Gib, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (ii) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or taking other actions with respect to, particular assets where it reasonably determines in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or taking other actions, cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents and (iii) any Liens required to be granted from time to time pursuant to Security Documents and this Agreement on assets of the Loan Parties to secure to the Obligations shall exclude the Excluded Assets.

6.17 Compliance with Leases. Except as otherwise excused by the Bankruptcy Court or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, make all payments and otherwise perform all obligations in respect of all Material Leases to which any Loan Party is a party, keep such Material Leases in full force and effect and not allow such Material Leases to lapse or be terminated or any rights to renew such Material Lease to be forfeited or cancelled, except or in connection with the rejection of any unexpired lease pursuant to Section 8.01.

6.18 First and Second Day Orders. Cause all proposed “first day” orders and “second day” orders submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Administrative Agent in all respects, it being understood and agreed that the forms of orders approved by the Administrative Agent prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are reasonably acceptable.

6.19 Milestones.

(a) Not later than the date that is one hundred twenty (120) days following the Petition Date, the Borrower shall deliver a 5-year business plan with respect to U.S. operations of the Borrower and its Subsidiaries (the “U.S. Business Plan”), in form and substance reasonably acceptable to the Required Lenders (provided that any such U.S. Business Plan with respect to which the Administrative Agent has provided notice and a copy thereof to the Lenders, in accordance with the notice provisions hereof, and with respect to which Lenders constituting the Required Lenders shall not have notified the Administrative Agent (within five (5) Business Days of the posting thereof) that such U.S. Business Plan is not reasonably acceptable, shall be deemed reasonably acceptable to the Required Lenders), which U.S. Business Plan shall be prepared on a monthly basis for the fiscal years 2016 and 2017; provided that the Borrower shall, not later than the date that is sixty (60) days from the Petition Date, deliver to the Administrative Agent a written update setting forth in reasonable detail the Borrower’s progress in formulating the U.S. Business Plan and any material developments with respect thereto since the Petition Date.

(b) No later than the date that is one hundred twenty (120) days following the Petition Date, the Borrower shall deliver a 5-year business plan with respect to Australian operations of the Borrower and its Subsidiaries (the “Australian Business Plan”), in form and substance reasonably acceptable to the Required Lenders (provided that any such Australian Business Plan with respect to which the Administrative Agent has provided notice and a copy thereof to the Lenders, in accordance with the notice provisions hereof, and with respect to which Lenders constituting the Required Lenders shall not have notified the Administrative Agent (within five (5) Business Days of the posting thereof) that such Australian Business Plan is not reasonably acceptable, shall be deemed reasonably acceptable to the Required Lenders), which Australian Business Plan shall be prepared on a monthly basis for the fiscal years 2016 and 2017 and shall include, without limitation, (i) a determination, if any, of mining complexes or interests thereof of such Australian operations to be sold, assigned, abandoned or otherwise disposed of in connection with the reorganization of the Borrower and the other Loan Parties and (ii) an assessment of the financial impact of the cessation of operations at, or the disposition of, any assets of such Australian operations; provided that the Borrower shall, not later than the date that is sixty (60) days from the Petition Date, deliver to the Administrative Agent a written update setting forth in reasonable detail the Borrower’s progress in formulating the Australian Business Plan and any material developments with respect thereto since the Petition Date.

(c) With respect to the CNTA Dispute and the CNTA Issues:

(i) not later than the date that is thirty (30) days following the Petition Date, the Borrower (without prejudice to the rights of any other Person to commence such an action or any other proceeding) shall commence a declaratory judgment action seeking a determination of the Principal Property Cap (including the amount thereof) and which of the U.S. Mine complexes are Principal Properties (such issues, and all others raised in the pleadings filed in connection therewith, the “CNTA Issues” and such litigation, the “CNTA Dispute”); and

(ii) not later than the date that is one hundred eighty (180) days following the Petition Date, the Bankruptcy Court shall have entered an order determining the CNTA Issues.

(d) Not later than the date that is two hundred ten (210) days following the Petition Date, the Debtors shall file with the Bankruptcy Court (x) an Acceptable Reorganization Plan and (y) a disclosure statement with respect thereto.

(e) Not later than the date that is two hundred seventy (270) days following the Petition Date, the Bankruptcy Court shall have entered an order approving a disclosure statement and solicitation procedures with respect to the Acceptable Reorganization Plan.

(f) Not later than the date that is three hundred thirty (330) days following the Petition Date, the Bankruptcy Court shall have entered an order confirming an Acceptable Reorganization Plan.

(g) Not later than the date that is three hundred sixty (360) days following the Petition Date, the “effective date” in respect of the confirmed Acceptable Reorganization Plan shall have occurred.

6.20 Ratings. Use commercially reasonable efforts to obtain, prior to the Final Order Entry Date, public ratings (but not any minimum rating) of the Term Loan Facility from each of Moody’s and S&P.

6.21 Schedules. Deliver to the Administrative Agent, not later than forty-five (45) days following the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion), schedules setting forth, as of the Petition Date, (i) all Liens on assets of the Borrower and its Restricted Subsidiaries (other than Liens permitted under Section 7.01 (other than Section 7.01(b))), (ii) all Investments held by the Borrower and its Restricted Subsidiaries (other than Investments permitted under Section 7.02 (other than Section 7.02(f))) and (iii) all Indebtedness of the Borrower and its Restricted Subsidiaries having an aggregate principal amount in excess of $25,000,000 (other than Indebtedness permitted under Section 7.03 (other than Section 7.03(b))).

6.22 Global Center. Upon the occurrence and during the continuance of any “Event of Default” (as defined in the Intercompany Credit Agreement) under Section 8.01(i) of the Intercompany Credit Agreement (in each case as the Intercompany Credit Agreement is in effect on the Petition Date or as modified in a manner not prohibited by Section 7.17(e) and to the extent such Insolvency Event results from the appointment of a voluntary administrator in respect of such Person or any of its assets, and without limiting any rights that Administrative Agent or Lenders may otherwise have, Global Center shall take (and the Borrower shall cause Global Center to take) all actions reasonably requested by the Administrative Agent to protect and enforce Global Center’s rights and remedies under the Intercompany Credit Agreement and the security interests in the collateral securing same, including, to the extent it is entitled to do so, appointing a receiver in respect of the assets of the applicable Persons that are the subject the applicable “Insolvency Event” (as defined in the Intercompany Credit Agreement) within five (5) Business Days following request therefor (in each case to the extent not in contravention of applicable local law)). In the event of the appointment of an administrator with respect to any obligor in respect of the Intercompany Credit Agreement, Global Center shall promptly notify the Administrative Agent in writing of such occurrence (but in no event later than the date that is two (2) Business Days following Global Center or any of its representatives becoming aware of such occurrence).

To the extent Global Center consents to the granting by the Credit Parties (as defined in the Intercompany Creditor Agreement) of any Lien other than any Liens permitted under the Intercompany Credit Agreement (as in effect on the date hereof), Global Center will provide the Administrative Agent notice five (5) days in advance thereof.

Global Center shall consult with the Administrative Agent and work in good faith to implement the intended collateral and security arrangements securing the obligations under the Intercompany Credit Agreement, as disclosed to and discussed with the Administrative Agent on the date prior to the Petition Date.

6.23 Adequate Protection Payments. During any Liquidity Preservation Period, within five (5) Business Days of the beginning of such Liquidity Preservation Period, the Debtors’ shall (i) file with the Bankruptcy Court (x) a stipulation consented to by the Existing Credit Agreement Agent (with the consent of requisite Existing Credit Agreement Lenders) or (y) a motion seeking entry of an order, in either case authorizing the Debtors to cease making the adequate protection payments described in paragraph 13(d) of the Interim Order and, once entered, the corresponding provision of the Final Order until such time as such Liquidity Preservation Period has ended and (ii) use commercially reasonable efforts to obtain entry by the Bankruptcy Court of such stipulation or order, as applicable, as soon as reasonably practical and in any event within 30 days of the end of the five (5) Business Day period noted above in this Section 6.23.

ARTICLE VII

NEGATIVE COVENANTS

Until Payment in Full, the Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Petition Date;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or (to the extent consistent with past practice) self-insurance arrangements;

(f) (i) Liens on cash and Permitted Investments to secure the performance of bids, trade contracts and leases (other than Indebtedness), insurance bonds, statutory obligations, appeal bonds, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on cash and Permitted Investments to secure obligations under Surety Bonds obtained (x) in the ordinary course of business or (y) as required in connection with the entering into of federal coal leases or under reclamation bonds or (iii) Liens created under or by any turnover trust, in each case to the extent consistent with past practice; provided that (A) neither the aggregate amount of obligations referred to in the preceding clause (iii) secured thereby, nor the aggregate amount of such deposits and Liens referred to in the preceding clause (iii) (excluding, in any event, all Bonding L/C Collateral and all amounts in the L/C Facility Letter of Credit Account) shall exceed $2,500,000 and (B) the aggregate amount of cash and Permitted Investments subject to Liens permitted under Section 7.01(f)(ii), together with the aggregate amount of all Bonding L/C Exposure and all L/C Facility L/C Exposure, shall not exceed $50,000,000 at any time;

(g) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing attachments or judgments (in respect of claims arising after the Petition Date to the extent concerning any Debtor) for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal bonds related to such attachments or judgments;

(i) Liens securing Indebtedness of the Borrower and its Restricted Subsidiaries permitted by Section 7.03 incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within two hundred seventy (270) days of the acquisition of such assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any other property which may be incorporated with or into that financed property or any after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired;

(j) [reserved];

(k) Liens on the property of the Borrower or any of its Restricted Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(l) Liens (including those arising from precautionary UCC financing statement filings) with respect to bailments, operating leases or consignment or retention of title arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) [reserved];

(n) (i) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in the case of each of (i) and (ii), consistent with past practice of the Loan Parties and normal practices in the mining industry;

(o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(p) (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of setoff) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens;

(q) [reserved];

(r) Liens on (x) receivables and rights related to such receivables created pursuant to the A/R Facility and (y) the Equity Interests of P&L Receivables Company, LLC granted pursuant to the A/R Facility;

(s) [reserved];

(t) [reserved];

(u) Permitted Real Estate Encumbrances;

(v) [reserved]; and

(w) Liens on assets of the Borrower and its Restricted Subsidiaries securing (1) Swap Contracts and (2) obligations other than Indebtedness, in an aggregate principal amount not to exceed $2,500,000 pursuant to this clause (w).

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of Permitted Investments;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments (including debt obligations and Equity Interests) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e) Investments pursuant to the terms of the A/R Facility that are customary for facilities of such type;

(f) Investments in existence on the Petition Date;

(g) (i) promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement and (ii) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower and its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h) [reserved];

(i) Swap Contracts permitted under Section 7.03(e);

(j) Intercompany loans made by Global Center to Foreign Subsidiaries pursuant to the Intercompany Credit Agreement using amounts held in the Global Center Funding Account; provided that the aggregate outstanding principal amount (not including capitalized interest thereon) of all such loans shall not exceed $250,000,000 at any one time (which amount shall be subject to increase by up to $200,000,000 with the written consent of the Supermajority Lenders);

(k) Investments by (i) the Borrower or any Restricted Subsidiary in any other Loan Party (other than Global Center) or (ii) any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party; provided that, if the Investment is in the form of Indebtedness, such Indebtedness must be permitted pursuant to Section 7.03(f); and

(l) Investments by the Borrower or any Restricted Subsidiary in Joint Ventures, only so long as such Investment, when aggregated with all other Investments made to date under this Section 7.02(l) and all Investments made to date under Section 7.02(m), shall not result in the Investments exceeding $2,500,000; and

(m) Investments (other than in any Foreign Subsidiary) by the Borrower or any Restricted Subsidiary, when aggregated with all other Investments made or deemed made to date under this Section 7.02(m) and all Investments made to date under Section 7.02(l), in an aggregate amount not in excess of $2,500,000.

Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall make any Investment in any Excluded Entity, except as permitted pursuant to Section 7.02(e).

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) Indebtedness arising under the Loan Documents;

(b) Indebtedness outstanding on the Petition Date;

(c) to the extent constituting Indebtedness, Bonding Superpriority Claims;

(d) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness (other than Indebtedness outstanding on the Petition Date) otherwise permitted hereunder (i) in the case of the Borrower or any other Loan Party, in respect of Indebtedness incurred by any other Loan Party or (ii) in the case of a Restricted Subsidiary that is not a Loan Party, in respect of Indebtedness incurred by any Loan Party or other Restricted Subsidiary that is not a Loan Party;

(e) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and consistent with prudent business practice;

(f) Indebtedness of any Loan Party to any other Loan Party or any other Restricted Subsidiary, provided that such Indebtedness of a Loan Party to a Person that is not a Loan Party shall be subordinated to the Obligations on customary terms;

(g) Intercompany current liabilities incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(h) [reserved];

(i) Indebtedness incurred in connection with the A/R Facility; provided that the aggregate principal amount of all Indebtedness incurred shall not exceed $180,000,000 at any time outstanding; and

(j) Additional Indebtedness of the Loan Parties in an amount not to exceed $2,500,000.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that, if no Default exists or would immediately result therefrom:

(a) any Restricted Subsidiary (other than Global Center) may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Restricted Subsidiaries, provided that (A) when any wholly-owned Restricted Subsidiary is merging with another Restricted Subsidiary, the wholly-owned Restricted Subsidiary shall be the continuing or surviving Person, (B) [reserved], (C) [reserved] and (D) when any Guarantor is merging with any other Restricted Subsidiary, the continuing or surviving Person shall be a Guarantor; provided that in the case of each of the foregoing transactions described in this clause (a), any security interest granted pursuant to the Orders and the Security Documents shall remain in full force and effect;

(b) any Restricted Subsidiary (other than Global Center) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party; and

(c) any transaction that would be permitted as an Investment under Section 7.02 or a Disposition permitted under Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition (other than Dispositions permitted pursuant to Sections 7.01, 7.02(a) through (k) (other than (j)), (n) and (o), 7.04(a) through (b) and 7.06), except:

(a) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is no longer useful in its business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of the assets set forth on Schedule 7.05;

(d) Dispositions of Permitted Investments pursuant to transactions permitted under this Agreement or otherwise in the ordinary course of business;

(e) Dispositions of Receivables Assets pursuant to the A/R Facility;

(f) (A) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction and (B) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;

(g) licensing, sublicensing and cross-licensing arrangements granted on a non-exclusive basis involving IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business or lapse or abandonment of IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business that, in the reasonable judgment of the Borrower, is no longer useful in its business and could not reasonably be expected to result in a Material Adverse Effect;

(h) Permitted Asset Swaps;

(i) (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (B) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business;

(j) (i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies or (ii) transfers of properties that have been subject to a casualty event or act of god;

(k) other Dispositions of assets, provided that (A) if the Net Proceeds of any such sale, lease or other disposition of assets in accordance with this Section 7.05(k) shall exceed $5,000,000, the Borrower shall provide a certificate to the Administrative Agent indicating that the requirements of this Section 7.05(k) have been complied with, (B) the Borrower or any of its Restricted Subsidiaries shall receive not less than 85% of the consideration for such Disposition in the form of cash or Permitted Investments (in each case, free and clear of all Liens at the time received), (C) such Disposition shall be made for Fair Market Value, (D) the consideration for such Disposition, when taken in the aggregate with the consideration for all such other Dispositions since the Closing Date made pursuant to this Section 7.05(k) shall not exceed $100,000,000, (E) at the time of any such Disposition, no Default shall exist or would result from such Disposition and (F) with respect to any such Disposition for consideration with a Fair Market Value greater than $5,000,000, the Borrower shall first provide ten (10) days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent);

(l) any Investment permitted pursuant to Sections 7.02(j), 7.02(l) or 7.02(m), which constitutes a Disposition;

(m) [reserved];

(n) [reserved]; and

(o) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims in the ordinary course of business or in a manner consistent with past practice.

Notwithstanding any other provision of this Section 7.05, the Borrower shall not, and shall not permit any Subsidiary to, Dispose of (other than to any Loan Party (other than Global Center)) all or a substantial portion of the Equity Interests or all or a substantial portion of the assets of, any of the Subsidiaries that are the subject of that certain purchase and sale agreement, dated as of November 20, 2015, between Four Star Holdings, LLC and Western Megawatt Resources, LLC, without the express consent of the Required Lenders. Further, no Loan Party shall Dispose of any other material assets or properties to Global Center.

7.06 Restricted Payments. Directly or indirectly:

(a) declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose: or

(b) except pursuant to and simultaneous with the consummation of an Acceptable Reorganization Plan, prepay, redeem, purchase defease, convert into cash or otherwise satisfy prior to the scheduled maturity in any manner (x) any Indebtedness of the Borrower or any Restricted Subsidiary incurred prior to the Petition Date and (y) any Subordinated Indebtedness;

(all such payments and other actions set forth in these clauses (a) through (b) above being collectively referred to as “Restricted Payments”), other than any Restricted Payment of the type described in clause (a) made by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis.

7.07 Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.08 Transactions with Affiliates. Enter into any transaction of any kind, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, unless such transaction is (a) not prohibited by this Agreement and (b) upon fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, the foregoing restrictions shall not apply to the following:

(A) transactions between or among the Loan Parties (other than Global Center) or between or among Restricted Subsidiaries that are not Loan Parties;

(B) the payment of reasonable and customary fees and reimbursement of expenses in the ordinary course of business payable to directors of the Borrower or any of its Restricted Subsidiaries or to any Plan, Plan administrator or Plan trustee;

(C) transactions pursuant to the Intercompany Credit Agreement;

(D) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith (in each case consistent with past practice);

(E) payments to directors and officers of the Borrower and its Restricted Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organizational Documents or other corporate action of the Borrower or its Restricted Subsidiaries, respectively, or pursuant to applicable law (in each case approved by or pursuant to authority delegated by a majority of disinterested members, if any, of the Board of Directors of the Borrower);

(F) transactions between or among the Borrower and any of its Restricted Subsidiaries on the one hand and any Affiliate on the other in connection with the Prairie State Project so long as any such transaction is on terms fair and reasonable to the Borrower and such Subsidiary; and

(G) affiliate transactions effected pursuant to insurance programs or otherwise authorized or approved pursuant to the Interim Order, and, when applicable, the Final Order or any “first day order”.

7.09 [Reserved.].

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose not described in Section 5.21.

7.11 Financial Covenants.

(a) Capital Expenditures.

(i) Maximum Cumulative Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures not exceeding, in a cumulative amount for the Borrower and the other Loan Parties on a consolidated basis, beginning on April 1, 2016 and ending on the date set forth in the table below, in the amount set forth in the table below opposite such period.

Period	Maximum Cumulative Capital Expenditures
May 31, 2016	$37,200,000
June 30, 2016	$48,200,000
July 31, 2016	$56,200,000
August 31, 2016	$61,600,000
September 30, 2016	$69,200,000
October 31, 2016	$81,400,000
November 30, 2016	$82,700,000
December 31, 2016	$86,800,000
January 31, 2017	$94,100,000
February 28, 2017	$101,700,000
March 31, 2017	$112,800,000

(ii) Trailing Twelve Months Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures not exceeding, in a cumulative amount for the Borrower and the other Loan Parties on a consolidated basis for any trailing twelve-month period, commencing with the trailing twelve-month period ending April 30, 2017.

Date	Maximum TTM Capital Expenditures
April 30, 2017	$111,100,000
May 31, 2017	$99,000,000
June 30, 2017	$110,300,000
July 31, 2017	$107,400,000
August 31, 2017	$115,000,000
September 31, 2017	$113,900,000
October 31, 2017	$112,100,000

(b) Minimum Liquidity. Beginning with the first Friday that is at least two (2) Business Days after the Final Order Entry Date (the “Liquidity Test Start Date”), permit Consolidated Liquidity, as of the close of business on Friday of any week to be less than the Minimum Liquidity Amount.

(c) Minimum Consolidated EBITDA.

(i) Minimum Cumulative Consolidated EBITDA. Permit the cumulative Consolidated EBITDA of the Borrower and the other Loan Parties, for any period beginning on April 1, 2016 and ending on the date set forth in the table below, to be less than the amount set forth in the table below opposite such period.

Period	Minimum Cumulative Consolidated EBITDA
May 31, 2016	$30,800,000
June 30, 2016	$49,600,000
July 31, 2016	$76,400,000
August 31, 2016	$102,600,000
September 30, 2016	$129,900,000
October 31, 2016	$159,300,000
November 30, 2016	$188,200,000
December 31, 2016	$225,700,000
January 31, 2017	$251,800,000
February 28, 2017	$271,600,000
March 31, 2017	$286,900,000

(ii) Minimum Trailing Twelve-Month Consolidated EBITDA. Permit Consolidated EBITDA of the Borrower and the other Loan Parties for any twelve-month trailing period ending on any date set forth in the table below to be less than the amount set forth opposite such period.

Date	Minimum TTM Consolidated EBITDA
April 30, 2017	$293,900,000
May 31, 2017	$297,500,000
June 30, 2017	$301,300,000
July 31, 2017	$300,000,000
August 31, 2017	$302,200,000
September 31, 2017	$301,600,000
October 31, 2017	$297,000,000

7.12 Limitation on Negative Pledge Clauses or Restrictions on Subsidiary Distributions. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (i) limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (ii) restricts the payment of dividends or distributions or the making of cash advances by such Guarantor to the Borrower or any Loan Party that is a direct or indirect parent of such Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a) exist on the date hereof;

(b) [reserved];

(c) [reserved];

(d) are restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the assets securing such Indebtedness;

(e) [reserved];

(f) are customary restrictions contained in any agreement relating to the Disposition of any asset permitted under Section 7.05 pending the consummation of such sale;

(g) are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the Equity Interests therein and entered into in the ordinary course of business;

(h) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto and are entered into in the ordinary course of business;

(i) [reserved];

(j) are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(l) are customary provisions restricting assignment of any agreements entered into in the ordinary course of business; or

(m) are restrictions imposed by any agreement relating to the A/R Facility to the extent that such restrictions relate solely to the assets (and any proceeds in respect thereof) that are the subject of the A/R Facility.

7.13 Restrictions on Peabody IC Funding and Peabody IC Holdings. In the case of each of Peabody IC Funding Corp. and Peabody IC Holdings, LLC, permit it to (a) incur any Indebtedness or other liabilities, (b) guarantee, or use its assets to secure (except in the case of other non-consensual Liens arising by operation of Law), the Indebtedness of any other Person, (c) conduct any business (other than as necessary to continue to maintain their existence and comply with Law, as reasonably determined by it or the Borrower) and (d) own any assets except for cash or other Permitted Investments and, in the case of Peabody IC Funding Corp., the existing intercompany note receivable of Peabody IC Holdings, LLC or, in the case of Peabody IC Holdings, LLC, the existing intercompany note receivable of Peabody Holdings (Gibraltar) Limited, as each such note may be amended, restated, modified or replaced, (provided that any changes, taken as a whole, that are adverse to the Lenders shall require consent of the Administrative Agent), and which such notes Peabody IC Funding Corp. and Peabody IC Holdings, LLC, as applicable, shall not transfer or assign.

7.14 Restrictions on Peabody Holdings (Gibraltar) Limited and Peabody Investments (Gibraltar) Limited. In the case of Peabody Holdings (Gibraltar) Limited, permit it to retain any cash other than cash necessary to continue to operate in the ordinary course and comply with Law, as reasonably determined by it or the Borrower. In the case of Peabody Investments (Gibraltar) Limited, not permit it to amend or waive its Organizational Documents in any manner that could be adverse to the value, perfection or enforceability of the security interest of the Lenders under the Pledge Agreement – Gib.

7.15 Bonding Superpriority Claims. Grant, or permit to exist, any Bonding Superpriority Claim other than in compliance with the applicable provisions of Section 4.02 and the other applicable provisions of this Agreement.

7.16 Organizational Documents; Subordinated Indebtedness. Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders): (a) the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrower or any of the Restricted Subsidiaries, except to the extent required by applicable law and notice of such amendment or modification has been provided to the Administrative Agent or (b) any Subordinated Indebtedness.

7.17 Restrictions on Global Center and Global Center Funding Account. In the case of Global Center, (a) incur any Indebtedness for borrowed money or any other material liabilities (other than obligations in respect of the Intercompany Credit Agreement and the other agreements and documents contemplated thereby), (b) guarantee, or use its assets to secure (except in the case of other non-consensual Liens arising by operation of Law), the Indebtedness of any other Person, (c) conduct any business (other than as necessary to continue to maintain its existence and comply with Law, as reasonably determined by it or the Borrower, and the making of Investments with respect to the Australian operations of Subsidiaries of the Borrower as permitted hereunder), (d) own any material assets except for Permitted Investments and its rights under the Intercompany Credit Agreement and the other agreements and documents contemplated thereby, and the rights and obligations of Global Center in respect of the Intercompany Credit Agreement shall not be transferred or assigned (except as security for the Obligations or as otherwise expressly contemplated by the Loan Documents), (e) amend or waive any provision of (or obligation in respect of) the Intercompany Credit Agreement in any manner that would (i) release or subordinate more than 50% of the collateral thereunder, taken as a whole, or (ii) forgive or reduce the principal amount of any loans thereunder or subordinate in right of payment a material portion of such loans, (f) make any Investments pursuant to Section 7.02(j) using amounts held in any deposit or securities account of Global Center other than the

Global Center Funding Account at any time during which any amounts are held in the Global Center Funding Account or (g) enter into any merger or consolidation. The Borrower shall not, and shall not permit any Restricted Subsidiary to, deposit any amounts in the Global Center Funding Account following the Petition Date. Except for Investments permitted pursuant to Section 7.02(j) (subject to the consent requirements set forth therein), amounts deposited into the Global Center Controlled Account or any other cash or Permitted Investments of Global Center in any other account shall not, without the written consent of the Supermajority Lenders (obtained on no less than five (5) Business Days’ notice), be used or withdrawn for any purpose; provided that, for the avoidance of doubt, the rights of any parties in interest to withhold such consent or to raise any objection to any use of funds by Global Center for Investments in Foreign Subsidiaries shall be fully reserved. For the avoidance of doubt, the provisions of this Section 7.17 shall not restrict Global Center from incurring Obligations under the Loan Documents or taking any action required to be taken by it thereunder.

7.18 Anti-Terrorism Laws; Sanctions. Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person that is, or any person that is owned or controlled by one or more persons that are, described in Section 5.17(b)(i)-(v), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law or any Sanctions or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, in each case in any manner that would result in a violation of law by any Person (including, without limitation, any Loan Party or any Lender).

7.19 Sanctions. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person that is the subject or target of Sanctions or (b) any person that is the subject or target of Sanctions to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the Loans are in violation of law.

ARTICLE VIII

REAL PROPERTY LEASES

8.01 Special Rights with Respect to Real Property Leases.

(a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, reject or otherwise terminate (including, without limitation, as a result of the expiration of the assumption period provided for in Section 365(d)(4) of the Bankruptcy Code to the extent applicable) (x) a Material Lease or (y) during the continuance of an Event of Default, a Real Property Lease, in each case, without first providing thirty (30) days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent in its sole discretion) during which time the Administrative Agent shall be permitted to find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) to whom such lease may be assigned. If a prospective assignee is not found within such 30-day notice period, the Loan Party may proceed to reject such lease. If such a prospective assignee is timely found, the Loan Parties shall (i) not seek to reject such lease, (ii) promptly withdraw any previously filed rejection motion, (iii) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such lease and assigning it to such prospective assignee and (iv) cure any defaults that have occurred and are continuing under such lease unless the Borrower and the Administrative Agent agree that any such cure obligation is overly burdensome on the cash position of the Debtors with such agreement not to be unreasonably withheld; provided that this Section 8.01(a) shall not apply to Real Property Leases that are rejected (A) as contemplated in the U.S. Business Plan or (B) on the effective date of an Acceptable Reorganization Plan. For the avoidance of doubt, it is understood and agreed that on or prior to the 30th day prior to the Automatic Rejection Date, the Loan Parties shall have delivered (and hereby agree to deliver) written notice to the Administrative Agent of each outstanding Real Property Lease that they intend to reject (including, without limitation, through automatic rejection on the Automatic Rejection Date, to the extent applicable) from and after the date of such notice (or, if applicable, notice that the Loan Parties will seek to extend the Automatic Rejection Date as provided in Section 365(d)(4) of the Bankruptcy Code); provided that if the Loan Parties fail to deliver any such notice to the Administrative Agent prior to such date with respect to any such Real Property Lease (or a notice indicating that no such Real Property Leases shall be rejected), the Loan Parties shall be deemed, for all purposes hereunder, to have delivered notice to the Administrative Agent as of such date that it intends to reject all outstanding Real Property Leases.

(b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise any Debtor’s rights pursuant to Section 365(f) of the Bankruptcy Code with respect to any Real Property Lease or group of Real Property Leases and, subject to the Bankruptcy Court’s approval after notice and hearing, assign any such Real Property Lease in accordance with Section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts. In connection with the exercise of such rights, the Administrative Agent may (x) find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) to whom a Real Property Lease may be assigned, (y) hold, and manage all aspects of, an auction or other bidding process to find such reasonably acceptable replacement lessee, and (z) in connection with any such auction, agree, on behalf of the Loan Parties and subject to Bankruptcy Court approval, to a break-up fee or to reimburse fees and expenses of any stalking horse bidder up to an amount not to exceed 3.00% of the purchase price of such Real Property Lease and may make any such payments on behalf of such Loan Party and any amount used by the Administrative Agent to make such payments shall, at the election of the Administrative Agent in its sole discretion be deemed a Borrowing hereunder. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 8.01(b), the Loan Parties shall promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such Real Property Lease and assigning it to such assignee and cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 8.01(b) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(c) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to direct any Debtor that is a lessee under a Real Property Lease to assign such Real Property Lease to the Administrative Agent, on behalf of the Secured Parties, as collateral for the Obligations and to direct such Debtor lessee to assume such Real Property Lease to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 8.01(c), the Loan Parties shall (i) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to the Administrative Agent and (ii) cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 8.01(c) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(d) Any order or the Bankruptcy Court approving the assumption (but not the assignment) of any Real Property Lease shall specifically provide that the applicable Debtor shall be authorized to assign such Real Property Lease pursuant to Section 365(f) of the Bankruptcy Code subsequent to the date of such assumption designated by the Administrative Agent.

(e) No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, sell or assign a Real Property Lease without first providing thirty (30) days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent in its sole discretion) or thereafter until Bankruptcy Court approval of a sale or assignment, the Administrative Agent, on behalf of the Secured Parties, shall be permitted to credit bid forgiveness of some or all of the outstanding Obligations in respect of the Term Loan Facility (in an amount equal to at least the consideration offered by any other party in respect of such assignment) as consideration in exchange for any such Real Property Lease. In connection with the exercise of any of the Administrative Agent’s rights under Sections 8.01(b) and 8.01(c) to direct or compel a sale or assignment of any Real Property Lease, the Administrative Agent, on behalf of the Secured Parties, shall be permitted to credit bid forgiveness of a portion of the Indebtedness (in an amount equal to at least the consideration offered by any other party in respect of such sale or assignment) outstanding under the Loans in exchange for such Real Property Lease. Notwithstanding the foregoing, this Section 8.01(e) shall not apply to Real Property Leases that are sold or assigned as expressly set forth in the U.S. Business Plan.

(f) If any Loan Party is required to cure any monetary default under any Real Property Lease under this Section 8.01, or otherwise in connection with any assumption of such Real Property Lease pursuant to Section 365 of the Bankruptcy Code, and such monetary default is not cured within five (5) Business Days of the receipt by such Loan Party of notice from the Administrative Agent under Section 8.01(a), (b) or (c) or any other notice from the Administrative Agent requesting the cure of such monetary default, then the Administrative Agent may cure any such monetary default on behalf of such Loan Party and any such payments shall, at the election of the Administrative Agent in its sole discretion and subject to satisfaction of the conditions in Section 4.02, be deemed a Borrowing hereunder.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.19, 6.02(e), 6.03(a), 6.11, 6.12, 6.16, 6.18, 6.19, 6.22 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or (i) in the case of Section 6.01(a), 6.01(b), 6.01(c), 6.02(a), 6.02(b), 6.02(c), 6.02(d), 6.02(g), 6.02(i), 6.21, ten (10) days or (ii) in the case of Section 6.02(f), 6.02(h) and 6.23, three (3) days); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any default or event of default or other condition shall occur with respect to any Indebtedness having an aggregate principal amount in excess of the $10,000,000 of the Borrower or any other Loan Party, the effect of which is to enable or permit (with all applicable grace periods having expired) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to scheduled maturity, or such Indebtedness shall become due and payable prior to its stated maturity or (ii) the Borrower or any other Loan Party shall default in its obligation to make any payment (including at final maturity) with respect to any such Indebtedness; provided that this clause (e) shall not apply to (x) any Indebtedness outstanding hereunder and any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor) or (y) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. An involuntary proceeding shall be commenced or a voluntary or involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Global Center or any other Domestic Subsidiary that was formed or acquired after the Petition Date, or of a substantial part of the assets of Global Center or any other Domestic Subsidiary that was formed or acquired after the Petition Date, under Title 11 of the

United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Global Center or any other Domestic Subsidiary that was formed or acquired after the Petition Date or for a substantial part of the assets of Global Center or any other Domestic Subsidiary that was formed or acquired after the Petition Date or (iii) the winding-up or liquidation of Global Center or any other Domestic Subsidiary that was formed or acquired after the Petition Date (except in a transaction permitted by Section 7.04); and, in the case of any such involuntary proceeding or petition, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (excluding, in the case of any Debtor, pre-petition liabilities), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. (i) The failure by the Borrower or any Restricted Subsidiary to pay one or more final judgments aggregating in excess of $10,000,000 (which, in the case of the Debtors only, arose post-petition), which judgments are not discharged, bonded or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets of the Borrower or any Subsidiary to enforce any such judgment or (ii) judgments and/or orders shall have been rendered against the Debtors or any other Loan Party (which, in the case of the Debtors arose following the Petition Date (or, if later, the date on which such Person became a Debtor), which shall cause or would be reasonably expected to cause, a Material Adverse Effect; or

(i) ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower or a Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in excess of $10,000,000 (in the aggregate for all such events) and such obligation is not reduced, overturned or settled for a lesser amount (such that all such settlement payments during the term of this Agreement do not exceed $10,000,000 (when combined with all other amounts paid not by way of settlement)) within five (5) days of the occurrence of such event, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or Payment In Full, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Security Document ceases to create a valid Lien with the priority required thereby on the Collateral covered thereby (other than as expressly permitted thereunder or solely as a result of the acts or omissions of the Administrative Agent (including failure to maintain possession of any stock certificates, or other instruments delivered to it under any Security Document)); or

(k) Change of Control. There occurs any Change of Control; or

(l) Dismissal; Conversion. (i) any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of the Cases of the Debtors under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof (or the Loan Parties or their Affiliates shall have acquiesced to the entry of such order) unless consented to by the Required Lenders; or

(m) Superpriority Claims. Except with respect to applications in respect of the A/R Interim Order and the A/R Final Order, an application shall be filed by any Debtor for the approval of any other Superpriority Claim, or an order of the Bankruptcy Court shall be entered granting any other Superpriority Claim (other than the Fees Carve-Out), in any of the Cases of the Debtors that is pari passu with or senior to the claims of the Administrative Agent, the L/C Issuer and the Lenders against the Borrower or any other Loan Party hereunder or under any of the other Loan Documents, or there shall arise or otherwise be granted any such pari passu or senior Superpriority Claim, in each case other than Bonding Superpriority Claims to the extent expressly permitted hereby; or

(n) Stay Relief. the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $10,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(o) Orders; Actions. (i) the Final Order Entry Date shall not have occurred by the date that is forty-five (45) days following the Interim Order Entry Date (or such later date as is agreed by the Required Lenders); (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order or the Borrower or any Subsidiary of the Borrower shall apply for the authority to do so, in each case in a manner that is adverse to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders; (iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral (as defined in the Orders) by the Loan Parties (and such order remains unstayed for more than three (3) Business Days) or the Loan Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Administrative Agent; (iv) the Interim Order (prior to the entry of the Final Order) or Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral described therein or the Final Order shall cease to be in full force and effect; (v) any of the Loan Parties or any Subsidiary of the Borrower shall fail to comply with the Orders in any material respect; (vi) other than with respect to the Fee Carve-Out or the Bonding Carve-Out (as provided for in Section 2.19), a final non-appealable order in the Cases shall be entered (without the consent of the Administrative Agent) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders; (vii) the Final Order shall not authorize the borrowing by the Borrower of the full amount of the Commitments provided for hereunder; (viii) the entry of an order in the Cases seeking to obtain financing pursuant to Section 364 of the Bankruptcy Code (other than the Facilities), unless such financing would (and actually does) repay in full in cash all Obligations and terminates all Commitments upon the consummation thereof; (ix) any order shall be entered in the Cases providing adequate protection, other than the Interim Order or Final Order (as applicable) or pursuant to any “first day” or “second day” order or any other order reasonably acceptable to the Administrative Agent; or (x) the Borrower or any of its Subsidiaries shall take any action in support of the items referred to in the foregoing clauses (viii)-(x); or

(p) Pre-Petition Payments. Except as permitted by the Orders or as otherwise agreed to by the Administrative Agent and the Required Lenders and permitted by the Bankruptcy Court, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” or “second day” orders of the Bankruptcy Court reasonably satisfactory to the Administrative Agent or by other orders entered by the Bankruptcy Court and reasonably acceptable to the Administrative Agent or as otherwise permitted by, and expressly set forth in, the U.S. Business Plan; or

(q) [Reserved];

(r) Collateral. Use of Collateral by the Borrower or any of its Subsidiaries, including, without limitation, cash collateral, in a manner inconsistent with the most recently delivered budget or forecast submitted in connection with the Borrower’s application for any cash collateral order; or

(s) [Reserved];

(t) Adverse Actions. The Loan Parties or any of their Subsidiaries, or any Person claiming by or through the Loan Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any Lender or L/C Issuer (in any of their respective capacities as such) relating to the Facilities, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent, Lender or L/C Issuer; or

(u) Reorganization Plan. A Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable), or any of the Loan Parties or any of their Subsidiaries shall file, propose, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order; or

(v) Supporting Actions. Any Loan Party or any of their Subsidiaries shall take any action in support of any matter set forth in paragraphs (l), (m), (n), (o), (p), (r), (t) or (u) above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal, in each case unless the Administrative Agent (with the consent of the Required Lenders) consents to such action; or

(w) Material Leases. Any Material Lease is terminated by the lessor of such Material Leased Real Property and such termination is not (i) being contested in good faith by appropriate proceedings diligently conducted or (ii) stayed in its effectiveness by the Bankruptcy Code by virtue of the commencement of the Cases or by the Bankruptcy Court, except in each case as could not reasonably be expected to have a Material Adverse Effect; or

(x) Asset Sales. The Borrower or any other Debtor shall file a motion seeking authority to consummate the sale of assets of any Loan Party (other than any such sale that is permitted under the Loan Documents) pursuant to Section 363 of the Bankruptcy Code having a value in excess of $15,000,000, without the consent of the Administrative Agent and the Required Lenders, or the Borrower or any other Debtor shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties (unless such sale would result in the repayment in full in cash of all Obligations upon the consummation thereof); or

(y) Intercompany Credit Agreement. The Intercompany Credit Agreement ceases to be the valid and binding obligation of any obligor thereunder (except to the extent as a result of an Insolvency Event or similar proceeding), or Global Center or any obligor under the Intercompany Loan Agreement so asserts or contests in any manner the validity or enforceability of the Intercompany Credit Agreement (except in each case as a result of the termination of the commitments thereunder and the repayment in full in cash of the obligations thereunder); or Global Center or any obligor under the Intercompany Loan Agreement denies that any obligor thereunder has any or further liability or obligation under the Intercompany Credit Agreement or any related document (including any collateral or security document) (except on account of payment in cash in full of all obligations); or any collateral or security document related thereto ceases to create a valid Lien with the priority required thereby on all or substantially all of the collateral covered thereby; or

(z) Global Center. The Borrower shall cease to own, directly or indirectly, 100% of the outstanding Equity Interests of Global Center.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, subject to the terms of the Orders:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved];

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law (including the right to credit bid under applicable law and as set forth in Section 10.09);

(e) require any Loan Party to promptly complete, pursuant to Section 363 and 365 of the Bankruptcy Code, subject to the rights of the Secured Parties to credit bid, an Asset Disposition with respect to its Real Property Leases or any portion thereof in one or more parcels at public or private sales, at any of the Administrative Agent’s offices or elsewhere, for cash, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(f) exercise any of its rights with respect to Real Property Leases under Section 8.01;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect any Loan Party that is not a Debtor on the Closing Date, under Debtor Relief Laws of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions in respect of such Loan Party shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender; and

provided, further, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (d), the Administrative Agent shall provide the Borrower (with a copy to counsel for the Creditors’ Committee in the Cases and to the United States Trustee for the Eastern District of Missouri) within five (5) Business Days’ written notice prior to taking the action contemplated thereby.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) and amounts payable under Article III payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Fees in respect of Letters of Credit) payable to the Lenders and L/C Issuer (in their capacities as such) (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to cash collateralize (to the extent not already cash collateralized in such amount) the L/C Obligations (on a pro rata basis); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired and L/C Disbursements have been paid in cash in full, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, all Bonding L/C Collateral shall first be applied to satisfy or to cash collateralize (or continue to cash collateralize) Obligations in respect of the Bonding Facility Letters of Credit and all L/C Facility Collateral shall first be applied to satisfy or to cash collateralize (or continue to cash collateralize) all Obligations in respect of the L/C Facility Letters of Credit, and in each case, shall thereafter be applied as set forth in this Section 9.03.

9.04 Post Event of Default Refinancing. Upon the occurrence of an Event of Default, the Borrower agrees that it shall enter into good faith negotiations with interested parties in respect of a possible refinancing of the Obligations.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Section 10.06, Section 10.10 and Section 10.12, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower, nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower unless an Event of Default under Section 9.01(g) has occurred or is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). Upon the acceptance of a successor’s appointment as the Administrative Agent, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as L/C Issuer; provided that no such resignation as L/C Issuer shall be effective until the appointment of a successor L/C Issuer that is an Eligible L/C Issuer or, in the case of a successor L/C Issuer that is not an Eligible L/C Issuer is reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned) (which successor may be the replacement Administrative Agent or another Lender or Affiliate thereof agreeing to assume all such rights, powers, privileges and duties of the retiring L/C Issuer). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the resigning L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, in its capacity as an L/C Issuer, (c) such successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer and the Borrower (such acceptance not to unreasonably withheld or delayed) to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit and (d) the Bonding Facility Letter of Credit Account and L/C Facility Letter of Credit Account shall be transferred to accounts held by the successor Administrative Agent that are reasonably acceptable to the Borrower and such accounts held by the successor Administrative Agent as such shall thereafter comprise the “Bonding Facility Letter of Credit Account” and “L/C Facility Letter of Credit Account” hereunder.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Except as expressly set forth herein, none of the bookmanagers, Arranger or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.03(j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10 Guaranty and Collateral Matters.

(a) The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent to release any Guarantor from its obligations hereunder in accordance with the terms of Section 11.21. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document in accordance with the terms of Section 11.21. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property in accordance with this Section.

10.11 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within thirty (30) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.11. The agreements in this Section 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.

10.12 Collateral Matters. Without limiting the provisions of Sections 10.03 and 11.04, each Lender hereby consents to Citibank, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Citibank, N.A., or any such successor, arising from the role of the Administrative Agent or other agent under the Security Documents so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (except, in each case, as set forth in clause (2) below), and (2) the parties to the Fee Letter in the case of the proviso after clause (g) below, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender, except as provided in Section 2.14 or pursuant to clause (c) of the definition of Maturity Date;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby (other than as expressly provided in Section 2.14 or pursuant to clause (c) of the definition of “Maturity Date”);

(c) reduce the principal of, or the stated rate of interest specified herein on any Loan, or (subject to clause (z) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that, without limiting the effect of clauses (h) and (i) below or the proviso directly below, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e) amend, waive or otherwise modify Section 7.11 or any defined term used therein (or any component definition thereof for purposes of such Section 7.11) without the written consent of the Supermajority Lenders;

(f) change any provision of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release all or substantially all of the value of the guarantees made by the Guarantors hereunder or all or a material portion of the Collateral, in each case without the written consent of each Lender;

(h) modify Section 2.14 in a manner that would extend the duration of, or conditions to the exercise of, the Facility Extension Option without the written consent of each Lender;

(i) permit the incurrence of additional Indebtedness under this Agreement or otherwise increase the principal amount of the Obligations in respect of any Facility (including by increasing the Bonding Accommodation Cap or the L/C Facility Cap) without the written consent of each Lender; provided, however, that any amendment to or waiver of clause (z) of the proviso to the first sentence of Section 2.03(a)(i) or of clause (B) to the proviso of Section 7.01(f) may be effected with the consent of the Required Lenders; provided, further that notwithstanding the foregoing, any increase in the Bonding Accommodation Cap that is accompanied by a simultaneous dollar-for-dollar decrease in the L/C Facility Cap shall only require the consent of the Required Lenders;

(j) modify Section 2.06(b) without the written consent of each Lender;

(k) modify or waive any provision of this Agreement in order to permit the incurrence of any financing pursuant to Section 364 of the Bankruptcy Code (other than the Facilities) that would be secured by the Collateral (or any portion thereof) on a pari passu or senior basis with the Obligations or that would benefit from any Superpriority Claim in the Cases that is pari passu or senior to the Superpriority Claims with respect to the Obligations as provided in the Orders, without the written consent of each Lender; or

(l) modify the second to last sentence of Section 7.17 without the consent of the Supermajority Lenders;

and, provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (z) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the Fee Letter. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended, except as provided in Section 2.14 or pursuant to clause (c) of the definition of Maturity Date and (ii) the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.

Notwithstanding the foregoing, the Borrower and Administrative Agent may amend this Agreement and the other Loan Documents without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans or (c) to make administrative changes that do not adversely affect the rights of any Lender.

Any such waiver and any such amendment or modification pursuant to this Section 11.01 shall be binding upon the Borrower, the Lenders, the L/C Issuer, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders, the L/C Issuer and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 11.01 shall be deemed to be cured and not continuing during the period of such waiver.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to the Administrative Agent or the Borrower hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Borrower, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders and the L/C Issuer to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall the Borrower or any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 11.04(a) or 11.04(b), respectively.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by (A) the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Arranger and local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent (including, for the avoidance of doubt, the fees and expenses of Davis Polk & Wardwell LLP, Bryan Cave LLP, Henry Davis York, Centerview Partners LLC and Zolfo Cooper LLC and Ferrier Hodgson)) and (B) the Specified Lenders (but limited (x) in the case of legal fees and expenses, to the reasonable fees and expenses of a single law firm of counsel (and one local counsel) to the Specified Lenders, taken as a whole, and (y) in the case of fees and expenses of other advisors, to the reasonable fees and expenses of a single financial advisor to the Specified Lenders, taken as a whole), in the case of each of (A) and (B), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all costs and expenses of the Administrative Agent and the L/C Issuer and (subject to the limitations set forth in this sentence) the Lenders for all costs and expenses (including attorneys’ and financial advisors’ fees and expenses incurred by the Administrative Agent and the L/C Issuer and, solely upon and after an Event of Default, attorneys’ fees for the Lenders (but only in respect of any Lender or group of Lenders holding, individually or in the aggregate, more than 33.33% of the aggregate Loans and Commitments outstanding at such time)), in each case in connection with (A) the enforcement of this Agreement and the other Loan Documents, including all rights under this Section, (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (C) any legal proceeding relating to arising out of the Facilities or the other transactions contemplated by this Agreement and the other Loan Documents.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-

pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary thereof arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) result from a dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of the Borrower or any of its Affiliates). This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arranger, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arranger or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arranger or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Borrower and its Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that such waiver shall not limit any

Loan Party’s reimbursement or indemnification obligations under Sections 11.04(a) or 11.4(b), respectively. No Indemnitee referred to in subsection (b) above or the Borrower and its Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Arranger and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Arranger, the L/C Issuer or any Lender, or the Administrative Agent, the Arranger, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Arranger, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arranger, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that (x) concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met and (y) the consent of the Administrative Agent shall not be required for any assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided however, that the Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and does hereby waive such processing and recordation fee in the case of an assignment by a Lender to an Affiliate of such Lender) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01 (subject to the requirements thereof), 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the closing date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender, to the extent that it has a consent right hereunder, will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b) (c), and (f) of the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender to the same extent as if the Participant were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, Arranger, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis, to its Affiliates and to its Related Parties for the evaluation of, administration of and enforcement of rights under the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto subject to any other applicable confidentiality arrangements in the Fee Letter, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and such Information being used for the evaluation of, administration of and enforcement of rights under the Loan Documents, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Arranger, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Arranger, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws.

11.08 Right of Setoff. Subject to the Order and the final proviso of Section 9.01, upon any amount becoming due and payable hereunder (whether at stated maturity, by acceleration or otherwise), each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness; Orders Control. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. To the extent that any specific provision hereof is inconsistent with a specific provision of any of the Orders, the Interim Order or Final Order (as applicable) shall control.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 11.06(b) (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and outstanding L/C Disbursements that have been drawn, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws, and

(e) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders, as applicable, have agreed to such consent, waiver or amendment, then any such Lender, who does not agree to such consent, waiver or amendment and whose consent would otherwise be required for such departure, waiver or amendment, shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

11.17 Time of the Essence. Time is of the essence of the Loan Documents.

11.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

11.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A)the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and their Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arranger nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent nor any of the Arranger has any obligation to disclose any of such interests to the Borrower or its respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20 [Reserved].

11.21 Release of Liens and Release from Guaranty Obligations. Notwithstanding anything to the contrary in the Loan Documents:

(a) after Payment in Full, the Collateral shall be automatically released from any Liens created by the Loan Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the L/C Issuer, the Lenders and each Loan Party under the Loan Documents shall terminate and each Guarantor shall be released from its obligations hereunder, all without delivery of any instrument or performance of any act by any Person.

(b) the following Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any Person:

(i) upon a Disposition of Collateral permitted hereunder, the Disposed of Collateral;

(ii) [reserved];

(iii) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 11.01) of the release of any Collateral, such Collateral;

(iv) upon a release of any Collateral under the terms of each applicable Security Document, such Collateral; or

(v) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, the Collateral owned by such Guarantor.

(c) a Guarantor shall be automatically released from its obligations hereunder without delivery of any instrument or performance of any act by any Person:

(i) [reserved];

(ii) upon such Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder;

(iii) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 11.01); or

(iv) upon the release of such Guarantor under the terms of this Agreement.

(d) In connection with any termination or release of Collateral (including of property no longer constituting Collateral by virtue of any property becoming an Excluded Asset pursuant to clause (a) of the definition thereof) from the Liens securing the Obligations or a release of a Guarantor, the Administrative Agent shall:

(i) in the case of termination or release of Collateral from the Liens securing the Obligations, (A) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements and (2) in the case of a release of Mortgages, a partial release) and (B) return to the Borrower, the possessory Collateral that is in the possession of the Administrative Agent and is the subject of such release (provided that, upon request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction has been or was consummated in compliance with the Loan Documents), and

(ii) in the case of a release of a Guarantor, at the Borrower’s expense, execute and deliver a written release in form and substance reasonably satisfactory to the Administrative Agent, to evidence the release of the Guarantor promptly upon the reasonable request of the Borrower; and

(e) any execution and delivery of documents, or the taking of any other action, by the Administrative Agent pursuant to this Section 11.21 shall be without recourse to or warranty by the Administrative Agent.

11.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.23 Original Issue Discount. THE LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AND THE ADMINISTRATIVE AGENT AT ITS ADDRESS SPECIFIED HEREIN

ARTICLE XII

GUARANTY

12.01 Guaranty.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 12.02).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 12.01 or affecting the rights and remedies of the Secured Parties hereunder.

(d) The guarantee contained in this Section 12.01 shall remain in full force and effect until the Discharge of the Obligations, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of the Obligations.

12.02 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 12.03. The provisions of this Section 12.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain jointly and severally liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

12.03 Amendments, etc. with Respect to Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that (without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor) any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

12.04 Guaranty Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article XII or acceptance of the guarantee contained in this Article XII; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article XII; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article XII. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article XII shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not of collection without regard to (a) the validity or enforceability of (i) this Agreement or any other Loan Document or any of the Obligations or (ii) any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, (c) any acts of any legislative body or governmental authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Borrower is located, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Obligations, or of such Guarantor under the guarantee contained in this Article XII (other than a defense of payment or performance), in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

12.05 Reinstatement. The guarantee contained in this Article XII shall, to the extent permissible at law, continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.06 [Reserved].

12.07 Remedial Provisions. The Administrative Agent may apply all or any part of any proceeds of the guarantee set forth in this Article XII, to payment of the Obligations in such order as set forth in Section 9.03 of this Agreement. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies available to it under any applicable Loan Document or under any applicable law or in equity.

12.08 No Waiver; Enforcement; Indemnification.

(a) None of the Administrative Agent or Lenders shall by any act (except by a written instrument pursuant to Section 11.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced to any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Administrative Agent or Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(b) Each Guarantor agrees to pay or reimburse each Secured Party for all its reasonable and documented costs and expenses incurred in collecting against such Guarantor under the guarantee contained in this Article XII or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party subject to the expense reimbursement and indemnity obligations of the Borrower pursuant to Section 11.04.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent, the Lenders and the other Persons referenced in Section 11.04 of this Agreement harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.04 of this agreement.

(d) The agreements in this Section 12.08 shall survive Payment in Full.

12.09 Agreement to Pay; Subrogation.

(a) In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Loan Party by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Loan Party hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Loan Party against the Borrower, or other Loan Party or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 12.09 (b), (c) and (d).

(b) In addition to all such rights of indemnity and subrogation as the Loan Parties may have under applicable law (but subject to Section 12.09(d)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Loan Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(c) Each Guarantor agrees (subject to Section 12.09(d)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 12.09(b), the contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.12, the date of the supplement hereto executed and delivered by such Guarantor). Any contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 12.09(c) shall be subrogated to the rights of such Claiming Guarantor under Section 12.09(b) to the extent of such payment.

(d) Notwithstanding any provision of this Agreement to the contrary, all rights of the Loan Parties under Sections 12.09(b) and 12.09(c) and all other rights of indemnity, contribution or subrogation of the Loan Parties under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 12.09(b) and 12.09(c) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Loan Party with respect to its obligations hereunder, and each Loan Party shall remain liable for the full amount of the obligations of such Loan Party hereunder. Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

12.10 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

PEABODY ENERGY CORPORATION, as the Borrower

By:	/s/ James A. Tichenor
Name: James A. Tichenor
Title: Vice President and Treasurer

GUARANTORS:
AMERICAN LAND DEVELOPMENT, LLC
AMERICAN LAND HOLDINGS OF COLORADO, LLC
AMERICAN LAND HOLDINGS OF ILLINOIS, LLC
AMERICAN LAND HOLDINGS OF INDIANA, LLC
AMERICAN LAND HOLDINGS OF KENTUCKY, LLC
AMERICAN LAND HOLDINGS OF NEW MEXICO, LLC
AMERICAN LAND HOLDINGS OF WEST VIRGINIA, LLC
ARID OPERATIONS INC.
BIG RIDGE, INC.
BLACK HILLS MINING COMPANY, LLC
BTU WESTERN RESOURCES, INC.
CABALLO GRANDE, LLC
CASEYVILLE DOCK COMPANY, LLC
CENTRAL STATES COAL RESERVES OF ILLINOIS, LLC
CENTRAL STATES COAL RESERVES OF INDIANA, LLC
CENTURY MINERAL RESOURCES, INC.
COAL RESERVE HOLDING LIMITED LIABILITY COMPANY NO. 1
COALSALES II, LLC
COLORADO YAMPA COAL COMPANY, LLC
CONSERVANCY RESOURCES, LLC
COTTONWOOD LAND COMPANY
CYPRUS CREEK LAND COMPANY
CYPRUS CREEK LAND RESOURCES, LLC
DYSON CREEK COAL COMPANY, LLC
DYSON CREEK MINING COMPANY, LLC
EL SEGUNDO COAL COMPANY, LLC
EMPIRE LAND HOLDINGS, LLC
FALCON COAL COMPANY, LLC
FOUR STAR HOLDINGS, LLC
FRANCISCO EQUIPMENT COMPANY, LLC
FRANCISCO LAND HOLDINGS COMPANY, LLC
FRANCISCO MINING, LLC
GALLO FINANCE COMPANY, LLC
GLOBAL CENTER FOR ENERGY AND HUMAN DEVELOPMENT, LLC
GOLD FIELDS CHILE, LLC
GOLD FIELDS MINING, LLC
GOLD FIELDS ORTIZ, LLC
HAYDEN GULCH TERMINAL, LLC
HIGHWALL MINING SERVICES COMPANY

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

HILLSIDE RECREATIONAL LANDS, LLC
HMC MINING, LLC
ILLINOIS LAND HOLDINGS, LLC
INDEPENDENCE MATERIAL HANDLING, LLC
JAMES RIVER COAL TERMINAL, LLC
JUNIPER COAL COMPANY, LLC
KAYENTA MOBILE HOME PARK, INC.
KENTUCKY SYNGAS, LLC
KENTUCKY UNITED COAL, LLC
LIVELY GROVE ENERGY, LLC
LIVELY GROVE ENERGY PARTNERS, LLC
MARIGOLD ELECTRICITY, LLC
MIDCO SUPPLY AND EQUIPMENT CORPORATION
MIDWEST COAL ACQUISITION CORP.
MIDWEST COAL RESERVES OF ILLINOIS, LLC
MIDWEST COAL RESERVES OF INDIANA, LLC
MIDWEST COAL RESERVES OF KENTUCKY, LLC
MOFFAT COUNTY MINING, LLC
MUSTANG ENERGY COMPANY, L.L.C.
NEW MEXICO COAL RESOURCES, LLC
NM EQUIPMENT COMPANY, LLC
PACIFIC EXPORT RESOURCES, LLC
PEABODY AMERICA, LLC
PEABODY ARCHVEYOR, L.L.C.
PEABODY ARCLAR MINING, LLC
PEABODY ASSET HOLDINGS, LLC
PEABODY BEAR RUN MINING, LLC
PEABODY BEAR RUN SERVICES, LLC
PEABODY CABALLO MINING, LLC
PEABODY CARDINAL GASIFICATION, LLC
PEABODY CHINA, LLC
PEABODY COALSALES, LLC
PEABODY COALTRADE, LLC
PEABODY COALTRADE INTERNATIONAL (CTI), LLC
PEABODY COLORADO OPERATIONS, LLC
PEABODY COLORADO SERVICES, LLC
PEABODY COULTERVILLE MINING, LLC
PEABODY DEVELOPMENT COMPANY, LLC
PEABODY ELECTRICITY, LLC
PEABODY EMPLOYMENT SERVICES, LLC
PEABODY ENERGY GENERATION HOLDING COMPANY
PEABODY ENERGY INVESTMENTS, INC.
PEABODY ENERGY SOLUTIONS, INC.
PEABODY GATEWAY NORTH MINING, LLC
PEABODY GATEWAY SERVICES, LLC
PEABODY HOLDING COMPANY, LLC
PEABODY ILLINOIS SERVICES, LLC
PEABODY INDIANA SERVICES, LLC
PEABODY INTERNATIONAL INVESTMENTS, INC.
PEABODY INTERNATIONAL SERVICES, INC.
PEABODY INVESTMENTS CORP.

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

PEABODY MAGNOLIA GROVE HOLDINGS, LLC
PEABODY MIDWEST MANAGEMENT SERVICES, LLC
PEABODY MIDWEST MINING, LLC
PEABODY MIDWEST OPERATIONS, LLC
PEABODY MIDWEST SERVICES, LLC
PEABODY MONGOLIA, LLC
PEABODY NATURAL GAS, LLC
PEABODY NATURAL RESOURCES COMPANY
PEABODY NEW MEXICO SERVICES, LLC
PEABODY OPERATIONS HOLDING, LLC
PEABODY POWDER RIVER MINING, LLC
PEABODY POWDER RIVER OPERATIONS, LLC
PEABODY POWDER RIVER SERVICES, LLC
PEABODY POWERTREE INVESTMENTS, LLC
PEABODY RECREATIONAL LANDS, L.L.C.
PEABODY ROCKY MOUNTAIN MANAGEMENT SERVICES, LLC
PEABODY ROCKY MOUNTAIN SERVICES, LLC
PEABODY SCHOOL CREEK MINING, LLC
PEABODY SERVICES HOLDINGS, LLC
PEABODY SOUTHWEST, LLC
PEABODY SOUTHWESTERN COAL COMPANY, LLC
PEABODY TERMINAL HOLDING COMPANY, LLC
PEABODY TERMINALS, LLC
PEABODY TROUT CREEK RESERVOIR LLC
PEABODY VENEZUELA COAL CORP.
PEABODY VENTURE FUND, LLC
PEABODY WILD BOAR MINING, LLC
PEABODY WILD BOAR SERVICES, LLC
PEABODY WILLIAMS FORK MINING, LLC
PEABODY WYOMING GAS, LLC
PEABODY WYOMING SERVICES, LLC
PEABODY-WATERSIDE DEVELOPMENT, L.L.C.
PEC EQUIPMENT COMPANY, LLC
PG INVESTMENTS SIX, L.L.C.
POINT PLEASANT DOCK COMPANY, LLC
POND RIVER LAND COMPANY
PORCUPINE PRODUCTION, LLC
PORCUPINE TRANSPORTATION, LLC
RIVERVIEW TERMINAL COMPANY
SAGE CREEK LAND & RESERVES, LLC
SCHOOL CREEK COAL RESOURCES, LLC
SENECA PROPERTY, LLC
SHOSHONE COAL CORPORATION
SOUTHWEST COAL HOLDINGS, LLC
STAR LAKE ENERGY COMPANY, L.L.C.
SUGAR CAMP PROPERTIES, LLC
THOROUGHBRED GENERATING COMPANY, LLC
THOROUGHBRED MINING COMPANY, L.L.C.
TWENTYMILE COAL, LLC
TWENTYMILE EQUIPMENT COMPANY, LLC
TWENTYMILE HOLDINGS, LLC

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

UNITED MINERALS COMPANY, LLC
WEST ROUNDUP RESOURCES, LLC
WILD BOAR EQUIPMENT COMPANY, LLC
WILD BOAR LAND HOLDINGS COMPANY, LLC

By:	/s/ James A. Tichenor
Name: James A. Tichenor
Title: Vice President and Treasurer

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

BIG SKY COAL COMPANY

By:	/s/ Michael J. Jasutis
Name: Michael J. Jasutis
Title: Treasurer

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

PEABODY SAGE CREEK MINING, LLC

By:	/s/ Eric J. Baltz
Name: Eric J. Baltz
Title: Treasurer

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

PEABODY TWENTYMILE MINING, LLC

By:	/s/ John R. Schwartze
Name: John R. Schwartze
Title: Treasurer

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

PEABODY WESTERN COAL COMPANY

By:	/s/ Douglas D. Loucks
Name: Douglas D. Loucks
Title: Treasurer

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

SAGE CREEK HOLDINGS, LLC

By:	/s/ Mark A. Scimio
Name: Mark A. Scimio
Title: President

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

SENECA COAL COMPANY, LLC

By:	/s/ Kurt A. Jones
Name: Kurt A. Jones
Title: Treasurer

[Signature Page to the Superpriority Secured Debtor-in-Possession Credit Agreement]

EXECUTION VERSION

SCHEDULE 1.01

Subsidiary Guarantors

American Land Development, LLC
American Land Holdings of Colorado, LLC
American Land Holdings of Illinois, LLC
American Land Holdings of Indiana, LLC
American Land Holdings of Kentucky, LLC
American Land Holdings of New Mexico, LLC
American Land Holdings of West Virginia, LLC
Arid Operations Inc.
Big Ridge, Inc.
BIG SKY COAL COMPANY
Black Hills Mining Company, LLC
BTU WESTERN RESOURCES, INC.
Caballo Grande, LLC
Caseyville Dock Company, LLC
Central States Coal Reserves of Illinois, LLC
Central States Coal Reserves of Indiana, LLC
Century Mineral Resources, Inc.
Coal Reserve Holding Limited Liability Company No. 1
COALSALES II, LLC
Colorado Yampa Coal Company, LLC
Conservancy Resources, LLC
Cottonwood Land Company
CYPRUS CREEK LAND COMPANY
Cyprus Creek Land Resources, LLC
Dyson Creek Coal Company, LLC
Dyson Creek Mining Company, LLC
El Segundo Coal Company, LLC
Empire Land Holdings, LLC
FALCON COAL COMPANY, LLC
Four Star Holdings, LLC
Francisco Equipment Company, LLC
Francisco Land Holdings Company, LLC
Francisco Mining, LLC
Gallo Finance Company, LLC
Global Center for Energy and Human Development, LLC
Gold Fields Chile, LLC
GOLD FIELDS MINING, LLC
Gold Fields Ortiz, LLC
Hayden Gulch Terminal, LLC
HIGHWALL MINING SERVICES COMPANY
Hillside Recreational Lands, LLC
HMC Mining, LLC
Illinois Land Holdings, LLC
Independence Material Handling, LLC
James River Coal Terminal, LLC

Juniper Coal Company, LLC
KAYENTA MOBILE HOME PARK, INC.
Kentucky Syngas, LLC
Kentucky United Coal, LLC
Lively Grove Energy, LLC
Lively Grove Energy Partners, LLC
Marigold Electricity, LLC
Midco Supply and Equipment Corporation
MIDWEST COAL ACQUISITION CORP.
Midwest Coal Reserves of Illinois, LLC
Midwest Coal Reserves of Indiana, LLC
Midwest Coal Reserves of Kentucky, LLC
Moffat County Mining, LLC
MUSTANG ENERGY COMPANY, LLC
New Mexico Coal Resources, LLC
NM Equipment Company, LLC
PACIFIC EXPORT RESOURCES, LLC
Peabody America, LLC
PEABODY ARCHVEYOR, L.L.C.
Peabody Arclar Mining, LLC
Peabody Asset Holdings, LLC
Peabody Bear Run Mining, LLC
Peabody Bear Run Services, LLC
Peabody Caballo Mining, LLC
Peabody Cardinal Gasification, LLC
Peabody China, LLC
Peabody COALSALES, LLC
Peabody COALTRADE, LLC
Peabody COALTRADE International (CTI), LLC
Peabody Colorado Operations, LLC
Peabody Colorado Services, LLC
Peabody Coulterville Mining, LLC
PEABODY DEVELOPMENT COMPANY, LLC
Peabody Electricity, LLC
Peabody Employment Services, LLC
PEABODY ENERGY GENERATION HOLDING COMPANY
PEABODY ENERGY INVESTMENTS, INC.
PEABODY ENERGY SOLUTIONS, INC.
PEABODY GATEWAY NORTH MINING, LLC
Peabody Gateway Services, LLC
PEABODY HOLDING COMPANY, LLC
Peabody Illinois Services, LLC
Peabody Indiana Services, LLC
Peabody International Investments, Inc.
Peabody International Services, Inc.
Peabody Investments Corp.
PEABODY MAGNOLIA GROVE HOLDINGS, LLC
Peabody Midwest Management Services, LLC
PEABODY MIDWEST MINING, LLC

Peabody Midwest Operations, LLC
Peabody Midwest Services, LLC
Peabody Mongolia, LLC
Peabody Natural Gas, LLC
Peabody Natural Resources Company
Peabody New Mexico Services, LLC
Peabody Operations Holding, LLC
Peabody Powder River Mining, LLC
Peabody Powder River Operations, LLC
Peabody Powder River Services, LLC
Peabody PowerTree Investments, LLC
Peabody Recreational Lands, L.L.C.
Peabody Rocky Mountain Management Services, LLC
Peabody Rocky Mountain Services, LLC
Peabody Sage Creek Mining, LLC
Peabody School Creek Mining, LLC
Peabody Services Holdings, LLC
Peabody Southwest, LLC
Peabody Southwestern Coal Company, LLC
Peabody Terminal Holding Company, LLC
Peabody Terminals, LLC
PEABODY TROUT CREEK RESERVOIR LLC
Peabody Twentymile Mining, LLC
PEABODY VENEZUELA COAL CORP.
Peabody Venture Fund, LLC
PEABODY WESTERN COAL COMPANY
Peabody Wild Boar Mining, LLC
Peabody Wild Boar Services, LLC
Peabody Williams Fork Mining, LLC
Peabody Wyoming Gas, LLC
Peabody Wyoming Services, LLC
Peabody-Waterside Development, L.L.C.
PEC Equipment Company, LLC
PG Investments Six, L.L.C.
Point Pleasant Dock Company, LLC
POND RIVER LAND COMPANY
Porcupine Production, LLC
Porcupine Transportation, LLC
Riverview Terminal Company
SAGE CREEK HOLDINGS, LLC
Sage Creek Land & Reserves, LLC
School Creek Coal Resources, LLC
Seneca Coal Company, LLC
Seneca Property, LLC
Shoshone Coal Corporation
Southwest Coal Holdings, LLC
STAR LAKE ENERGY COMPANY, L.L.C.
SUGAR CAMP PROPERTIES, LLC
THOROUGHBRED GENERATING COMPANY, LLC

THOROUGHBRED MINING COMPANY, L.L.C.
TWENTYMILE COAL, LLC
Twentymile Equipment Company, LLC
Twentymile Holdings, LLC
United Minerals Company, LLC
West Roundup Resources, LLC
Wild Boar Equipment Company, LLC
Wild Boar Land Holdings Company, LLC

SCHEDULE 5.08(B)

Material Owned Real Property

MATERIAL REAL PROPERTY	STATE
Kayenta	Arizona
Twentymile	Colorado
Area S. of Mine No17	Illinois
Bond County	Illinois
Buck Creek	Illinois
Carlyle	Illinois
Clear Creek Mine	Illinois
Cottage Grove	Illinois
Doza Creek Area	Illinois
Elkton Reserves	Illinois
Gateway North	Illinois
Girard	Illinois
Kaskaskia #1	Illinois
Kaskaskia #2 St Libory	Illinois
Lebanon	Illinois
New Athens	Illinois
Panhandle No 3	Illinois
Pawnee	Illinois
Round Prairie	Illinois
Silver Creek Area	Illinois
Swanwick	Illinois
Venedy/Okawville	Illinois
Wildcat Hills	Illinois
Bear Run	Indiana
Francisco	Indiana
Lynnville/Pigeon Creek	Indiana
Somerville Central	Indiana
Somerville North (adjacent to Somerville Central)	Indiana
Somerville South UMI	Indiana
Somerville South/ UG Buckskin, 1636 (adjacent to Somerville Central Mine)	Indiana
Wild Boar	Indiana
Caney Creek Area (Sturgis)	Kentucky
Muhlenberg County	Kentucky
Thoroughbred Reserve	Kentucky
Divide, 2788 (adjacent to El Segundo Mine)	New Mexico
El Segundo	New Mexico
Gallo Wash	New Mexico
Lee Ranch	New Mexico
Leon, 2798 (adjacent to El Segundo and Lee Ranch Mines)	New Mexico
Navajo Ranch, 2795 (adjacent to El Segundo Mine)	New Mexico
San Miguel, 2787 (adjacent to Lee Ranch)	New Mexico
Star Lake	New Mexico
North Antelope/Rochelle	Wyoming
North Powder River Basin, 2455 (adjacent to NARM Mine)	Wyoming

SCHEDULE 5.08(C)

Material Leased Real Property

MATERIAL REAL PROPERTY	STATE
Kayenta	Arizona
Twentymile	Colorado
Cottage Grove	Illinois
Wildcat Hills UG	Illinois
Bear Run	Indiana
Francisco	Indiana
Somerville Central	Indiana
Somerville North (adjacent to Somerville Central)	Indiana
Somerville South UMI(adjacent to Somerville Central)	Indiana
Somerville South/ UG Buckskin, 1636 (adjacent to Somerville Central Mine)	Indiana
Divide, 2788 (adjacent to El Segundo Mine)	New Mexico
El Segundo	New Mexico
Leon, 2798 (adjacent to El Segundo and Lee Ranch Mines)	New Mexico
Navajo Ranch, 2795 (adjacent to El Segundo Mine)	New Mexico
Caballo	Wyoming
North Antelope/Rochelle	Wyoming
North Powder River Basin, 2455 (adjacent to North Antelope/Rochelle Mine)	Wyoming
Rawhide	Wyoming

SCHEDULE 5.08(D)

Building Locations

FACILITY	ADDRESS	STATE
Kayenta Mine	Off Highway 160, Navajo Route 41, Kayenta, Arizona 86033	Arizona
Peabody Western Hangar	871 Liberator Drive, Grand Canyon Village, Arizona 86023	Arizona
Colorado Surplus Area	35100 RCR 179 Steamboat Springs, Colorado 80487	Colorado
Empire Mine - Closed	CO-13 Craig, Colorado 81625	Colorado
Sage Creek	29515 RCR 33, Oak Creek, Colorado 80467	Colorado
Seneca - Closed	Off Co Rd 53 Hayden, Colorado 81639	Colorado
Trout Creek Lodge	33600 Trout Meadow Road Oak Creek, Colorado 80467	Colorado
Twentymile Mine	29515 Route County Road #27, Oak Creek, Colorado 80467	Colorado
Arclar-Willow Lake Prep Plant	420 Long Lane Road, Equality, Illinois 62934-2047	Illinois
Big Ridge Mine	5009 Lindale Rd, Harrisburg, Illinois 62946	Illinois
Big Ridge Mine	5010 Lindale Rd, Harrisburg, Illinois 62946	Illinois
Big Ridge Mine - Closed	5009 Lindale Rd Harrisburg, Illinois 62946	Illinois
Cottage Grove	1165 Old Highway 13 E, Harrisburg, Illinois 62946	Illinois
Cottage Grove	12245 McLain Road, Equality, Illinois 62943	Illinois
Cottage Grove	150 Carnahan Road, Equality, Illinois 62934	Illinois
Cottage Grove	1720 Old Highway 13 East, Equality, Illinois 62943	Illinois
Cottage Grove	1915 Old Highway 13, Equality, Illinois 62934	Illinois
Cottage Grove	270 Pearce Road, Equality, Illinois 62943	Illinois
Cottage Grove	3995 Hwy 142 South, Eldorado, Illinois 62943	Illinois
Cottage Grove	500 Grayson Lane, Eldorado, Illinois 62930	Illinois
Cottage Grove	580 Long Lane, Equality, Illinois 62943	Illinois
Cottage Grove	725 Old Hwy 13, Harrisburg, Illinois 62946	Illinois
Cottage Grove	885 Big Ridge Road, Harrisburg, Illinois 62946	Illinois
Danville	22786 E. 2100th Road, Chrisman, Illinois 61924	Illinois
Eagle Dock - Closed	159 Market Street, Shawneetown, Illinois 62984	Illinois
Gateway	13310 State Route 154, Sparta, Illinois 62286	Illinois
Gateway Mine And Prep Plant	13101 Zeigler 11 Road, Coulterville, Illinois 62237	Illinois
Gateway North	12273 Ziegler Mine Road, Coulterville, Illinois 62237	Illinois
Gateway North	12722 Sarah Road, Coulterville, Illinois 62237	Illinois
Gateway North Mine	13006 IL-13, Coulterville, Illinois 62237	Illinois
Gateway North Mine Land	10261 Jean Road, Coulterville, Illinois 62237	Illinois
Gateway North Mine Land	10281 Jean Road, Coulterville, Illinois 62237	Illinois

FACILITY	ADDRESS	STATE
Kaskaskia #1	Office Trailer, NE SE NW Sec 8-T2S-R6W, Fayetteville, Illinois 62258	Illinois
Power Dock	368-398 Main Street, Shawneetown, Illinois 62984	Illinois
Shawneetown	Bldg in Sec 16 & 21-T9S-R9E, Shawneetown, Illinois 62984	Illinois
Vermillion Grove - Closed	4500 North 1500 East Ridge Farm, Illinois 61870	Illinois
West Harrisburg	600 Lighthouse Road, Harrisburg, Illinois 62946	Illinois
West Harrisburg	Building off of Bankston Church Road, Harrisburg, Illinois 62946	Illinois
Wildcat Hills	755 Dusty Lane, Eldorado, Illinois 62930	Illinois
Wildcat Hills-Underground Mine	115 Grayson Lane, Eldorado, Illinois 62930	Illinois
Wildcat Hills-Cottage Grove	12245 McLain Road, Equality Twp, Illinois	Illinois
Wildcat Hills-Cottage Grove	37°40’25.8“N 88°21’08.0“W, Eagle Creek Township, Illinois	Illinois
Wildcat Hills-Cottage Grove Surface Mine	420 Long Lane Road, Equality, Illinois 62934	Illinois
Wildcat Hills-Eagle Valley	37°40’26.4“N 88°21’07.2“W Eagle Creek Township, Illinois	Illinois
Wildcat Hills-Eagle Valley	6000 Kedron Road, Equality, Illinois 62934	Illinois
Air Quality Mine - Closed	3609 South Hart Road Vincennes, Indiana 47591	Indiana
ALH - Gibson County	Barn 11319 E 700 S, Lynnville, Indiana 47619	Indiana
ALH - Jericho Land Area	2340 S CR 350 E Sullivan, Indiana 47882	Indiana
ALH - Jericho Land Area	4136 E CR 700 S, Carlisle, Indiana 47838	Indiana
ALH - Jericho Land Area	4399 E CR 650 S Carlisle, Indiana 47838	Indiana
ALH - Jericho Land Area	4448 E Co Rd 800 S, Carlisle, Indiana 47838	Indiana
ALH - Jericho Land Area	4501 S Co Rd 425 E, Carlisle, Indiana 47838	Indiana
ALH - Jericho Land Area	4623 E CR 600 S, Carlisle, Indiana 47838	Indiana
ALH - Jericho Land Area	5197 S CR 250 E Carlisle, Indiana 47838	Indiana
ALH - Jericho Land Area	7633 S CR 400 E, Carlisle, Indiana 47838	Indiana
ALH - Pike County	12840 S SR 61 Lynnville, Indiana 47619	Indiana
ALH - Vigo County	10960 N CR 400 E, Farmersburg, Indiana 47850	Indiana
ALH - Warrick Co. - In	9655 N State Rd 61, Lynnville, Indiana 47619	Indiana
Bear Run	2075 S CR 200 E, Sullivan, Indiana 47882	Indiana

FACILITY	ADDRESS	STATE
Bear Run	2087 S CR 275 E, Sullivan, Indiana 47882	Indiana
Bear Run	2188 S SST 159, Dugger, Indiana 47848	Indiana
Bear Run	2272 S SR 159, Dugger, Indiana 47848	Indiana
Bear Run	2279 S CR 275 S, Sullivan , Indiana 47882	Indiana
Bear Run	2329 S CR 275 E, Sullivan, Indiana 47882	Indiana
Bear Run	2346 S CR 275 E, Sullivan, Indiana 47882	Indiana
Bear Run	2453 S CR 350 E, Sullivan, Indiana 47882	Indiana
Bear Run	2486 S CR 350 E, Sullivan, Indiana 47882	Indiana
Bear Run	2595 E CR 250 S, Sullivan, Indiana 47882	Indiana
Bear Run	2696 E CR 250 S, Sullivan, Indiana 47882	Indiana
Bear Run	2905 S CR 350 E, Sullivan, Indiana 47882	Indiana
Bear Run	2988 E CR 225 S, Sullivan, Indiana 47882	Indiana
Bear Run	3017 E CR 425 S, Sullivan, Indiana 47882	Indiana
Bear Run	3033 E CR 225 S, Sullivan, Indiana 47882	Indiana
Bear Run	3194 E CR 225 S, Sullivan, Indiana 47882	Indiana
Bear Run	3244 E CR 225 S, Sullivan, Indiana 47882	Indiana
Bear Run	3271 E CR 425 S, Sullivan, Indiana 47882	Indiana
Bear Run	3394 E CR 225 S, Sullivan, Indiana 47882	Indiana
Bear Run	3406 E CR 350 S, Sullivan, Indiana 47882	Indiana
Bear Run	3441 E CR 400 S, Carlisle, Indiana 47838	Indiana
Bear Run	348 S CR 900 E, Dugger, Indiana 47848	Indiana
Bear Run	3481 E CR 225 S, Sullivan, Indiana 47881	Indiana
Bear Run	3565 E CR 350 S, Sullivan, Indiana 47882	Indiana
Bear Run	3568 E CR 900 S, Carlisle, Indiana 47838	Indiana
Bear Run	3762 E CR 350 S, Sullivan, Indiana 47882	Indiana
Bear Run	3763 E CR 900 S, Carlisle, Indiana 47838	Indiana
Bear Run	3966 S CR 350 E, Sullivan, Indiana 47882	Indiana
Bear Run	4037 E CR 350 S, Sullivan, Indiana 47882	Indiana
Bear Run	4248 E CR 500 E, Carlisle, Indiana 47838	Indiana
Bear Run	4274 S CR 600 E, Carlisle, Indiana 47838	Indiana
Bear Run	4428 S CR 250 E, Sullivan, Indiana 47882	Indiana
Bear Run	4448 E Co Rd 800 S, Carlisle, Indiana 47838	Indiana
Bear Run	4491 E CR 500 S, Carlisle, Indiana 47838	Indiana
Bear Run	4494 S CR 700 E, Dugger, Indiana 47848	Indiana
Bear Run	4497 E CR 800 S, Carlisle, Indiana 47837	Indiana
Bear Run	4548 E CR 500 S, Carlisle, Indiana 47838	Indiana
Bear Run	4642 S CR 500 E, Carlisle, Indiana 47838	Indiana
Bear Run	4799 E CR 800 S, Carlisle, Indiana 47838	Indiana
Bear Run	4997 E CR 650 S, Carlisle, Indiana 47838	Indiana
Bear Run	5010 S SR 159, Dugger, Indiana 47848	Indiana
Bear Run	5120 E CR 425 S, Carlisle, Indiana 47838	Indiana
Bear Run	5167 E CR 350 S, Sullivan, Indiana 47882	Indiana
Bear Run	5280 S CR 400 E, Carlisle, Indiana 47838	Indiana
Bear Run	5294 E CR 700 S, Carlisle, Indiana 47838	Indiana
Bear Run	5297 E CR 900 S, Carlisle, Indiana 47838	Indiana
Bear Run	5336 E CR 900 S, Carlisle, Indiana 47838	Indiana
Bear Run	5401 E CR 650 S, Carlisle, Indiana 47838	Indiana

FACILITY	ADDRESS	STATE
Bear Run	5473 E CR 900 S, Carlisle, Indiana 47882	Indiana
Bear Run	5521 E CR 650 S, Carlisle, Indiana 47838	Indiana
Bear Run	5929 E CR 700 S, Carlisle, Indiana 47838	Indiana
Bear Run	6031 E CR 400 E, Carlisle, Indiana 47838	Indiana
Bear Run	6132 E CR 200 S, Sullivan, Indiana 47882	Indiana
Bear Run	6166 E CR 200 S, Sullivan, Indiana 47882	Indiana
Bear Run	6416 E CR 750 S, Carlisle, Indiana 47838	Indiana
Bear Run	6487 S CR 325 E, Carlisle, Indiana 47838	Indiana
Bear Run	7806 E CR 500 S, Dugger, Indiana 47848	Indiana
Bear Run	7849 E CR 500 S, Dugger, Indiana 47848	Indiana
Bear Run	9445 S CR 350E, Carlisle, Indiana 47838	Indiana
Bear Run	CR 800 S & 600 E, Carlisle, Indiana 47838	Indiana
Bear Run Mine	7255 East County Rd 600 South, Carlisle, Indiana 47838	Indiana
Brouilletts	17777 S 200 W Clinton, Indiana 47842	Indiana
Corning Mine - Closed	County Rd 900 E Montgomery, Indiana 47558	Indiana
Evansville River Terminal	6499 Sand Pit Evansville, Indiana 47715	Indiana
Francisco Mine	1225 North 725 East, Francisco, Indiana 47649	Indiana
Francisco UG	1221 S CR 550 E, Francisco, Indiana 47649	Indiana
Francisco UG	495 S 550 E, Francisco, Indiana 47649	Indiana
Francisco UG	5224 E 50 S, Francisco, Indiana 47649	Indiana
Greene-Sullivan Area	12053 W State Road 48, Jasonville, Indiana 47438	Indiana
Greene-Sullivan Area	15028 W 900 N, Jasonville, Indiana 47438	Indiana
Greene-Sullivan Area	5446 E CR 300 S, Sullivan, Indiana 47882	Indiana
Hawthorn Mine - Closed	1001 S County Rd 900 E Carlisle, Indiana	Indiana
Interchange - Closed	10888 N Sr 61 Lynnville, Indiana 47619	Indiana
Knox Pit - Closed	3190 River Rd Bicknell, Indiana 47512	Indiana
Miller Creek-Knox Pit	2133 S Gray Barn Road, Wheatland, Indiana 47597	Indiana
Miller Creek-Knox Pit	2584 S Wheatland Road , Monroe City, Indiana 47557	Indiana
Miller Creek-Knox Pit	3755 N Horn Road, Bicknell, Indiana 47512	Indiana
Miller Creek-Knox Pit	4579 E SR 61 Vincennes, Indiana 47591	Indiana
Pigeon Creek	1411 Tecumseh Road, Lynnville, Indiana 47619	Indiana
Pigeon Creek	2011 Tecumseh Road, Lynnville , Indiana 47619	Indiana
Pigeon Creek	2522 Hard Rd, Boonville, Indiana 47601	Indiana
Pigeon Creek	501 N Main Street, Lynnville, Indiana 47619	Indiana
Pigeon Creek	7422 Heilman Rd, Chandler, Indiana 47610	Indiana
Pigeon Creek	7988 Hwy 61 N, Boonville, Indiana 47601	Indiana
Pigeon Creek	9688 Marx Rd, Elberfeld, Indiana 47613	Indiana
Pigeon Creek	9777 Stephens Road, Lynnville, Indiana 47619	Indiana
Pleasantville	14887 N Lime Crusher Rd, Edwardsport, Indiana 47528	Indiana
Pleasantville	7849 East County Road #500 South, Dugger, Indiana 47848	Indiana

FACILITY	ADDRESS	STATE
Pleasantville	7849 East County Road #500 South, Dugger, Indiana 47848	Indiana
Somerville Central	11319 E 700 S, Lynnville, Indiana 47619	Indiana
Somerville Central	11915 E 1000 S, Oakland City, Indiana 47660	Indiana
Somerville Central	12047 E 1000 S, Oakland City, Indiana 47660	Indiana
Somerville Central	13041 E 950 S, Oakland City, Indiana 47660	Indiana
Somerville Central	6099 Tepe Road, Lynnville, Indiana 47619	Indiana
Somerville Central Mine	Co Rd 1100 E & County Road 600 S, Oakland City, Indiana 47660	Indiana
Umi Prep Plant	2999 Lynnville Road, Lynnville, Indiana 47619	Indiana
United Minerals Area	4280 S St Rd 57 Oakland City, Indiana 47660	Indiana
Viking-Corning Pit	RR #2, Box 590, Montgomery, Indiana 47558	Indiana
Warrick County Area	1533 Tecumseh Road, Lynnville, Indiana 47619	Indiana
Warrick County MCR	10100 Stanley Road, Elberfeld, Indiana 47613	Indiana
Warrick County MCR	10122 Stanley Road, Elberfeld, Indiana 47613	Indiana
Warrick County MCR	10166 Stanley Road, Elberfeld, Indiana 47613	Indiana
Warrick County MCR	10722 SR 61, Lynnville, Indiana 47619	Indiana
Warrick County MCR	1633 Tecumseh Road, Lynnville, Indiana 47619	Indiana
Warrick County MCR	1677 Tecumseh Road, Lynnville, Indiana 47619	Indiana
Warrick County MCR	1733 Tecumseh Road, Lynnville, Indiana 47619	Indiana
Warrick County MCR	7622 N Hwy 61, Boonville, Indiana 47601	Indiana
Warrick County MCR	7644 N Hwy 61, Boonville, Indiana 47601	Indiana
Warrick County MCR	7744 N Highway 61, Lynnville, Indiana 47619	Indiana
Warrick County MCR	7866 N Highway 61, Lynnville, Indiana 47619	Indiana
Warrick County MCR	8022 Hwy 61 N, Boonville, Indiana 47601	Indiana
Warrick County MCR	8144 N Hwy 61, Boonville, Indiana 47601	Indiana
Warrick County MCR	8444 N Highway 61, Lynnville, Indiana 47619	Indiana
Warrick County MCR	9733 Highway 61 North, Lynnville, Indiana 47619	Indiana
Warrick River Terminal	Old Indiana 66 & Co Road 800 S, Newburgh, Indiana 47630	Indiana
Wild Boar Mine	566 Dickeyville Road, Lynnville, Indiana 47619	Indiana
Cyprus Creek Land Area	1217 River Road, Central City, Kentucky 42330	Kentucky
Cyprus Creek Land Area	467 Church Street. Centertown, Kentucky 42328	Kentucky
Lambert Airport Hangar	5995 North McDonnell Blvd., St Louis, Missouri 63134-2058	Missouri
El Segundo Mine	22 Miles North Highway 509, Grants, New Mexico 87020	New Mexico
Lee Ranch Mine	35 Miles North of Milan, Grants, New Mexico 87020	New Mexico
Caballo	10358 State Hwy 59, Gillette, Wyoming 82718	Wyoming
Caballo	2855 Bishop Road, Gillette, Wyoming 82718	Wyoming

FACILITY	ADDRESS	STATE
Caballo	2875 Bishop Road, Gillette, Wyoming 82718	Wyoming
Caballo	517 Rook Drive, Gillette, Wyoming 82717	Wyoming
Caballo Mine	2298 Bishop Road, Gillette, Wyoming 82718	Wyoming
Caballo Mine	2893 Bishop Road, Gillette, Wyoming 82718	Wyoming
Narm North Mine	466 Reno Rd, Gillette, Wyoming 82718	Wyoming
North Antelope/Rochelle Complex	339A Antelope Road, Wright, Wyoming 82732	Wyoming
Rawhide Mine	12433 North Highway 59, Gillette, Wyoming 82716	Wyoming
Shoshone - Closed	Cyprus Shoshone Hanna, Wyoming 82327	Wyoming

SCHEDULE 5.09

Environmental Matters

None.

SCHEDULE 5.13

Restricted Subsidiaries

Name of Subsidiary	Jurisdiction of Formation
American Land Development, LLC	Delaware
American Land Holdings of Colorado, LLC	Delaware
American Land Holdings of Illinois, LLC	Delaware
American Land Holdings of Indiana, LLC	Delaware
American Land Holdings of Kentucky, LLC	Delaware
American Land Holdings of New Mexico, LLC	Delaware
American Land Holdings of West Virginia, LLC	Delaware
Arid Operations Inc.	Delaware
Big Ridge, Inc.	Illinois
Big Sky Coal Company	Delaware
Black Hills Mining Company, LLC	Illinois
BTU Western Resources, Inc.	Delaware
Caballo Grande, LLC	Delaware
Caseyville Dock Company, LLC	Delaware
Central States Coal Reserves of Illinois, LLC	Delaware
Central States Coal Reserves of Indiana, LLC	Delaware
Century Mineral Resources, Inc.	Illinois
Coal Reserve Holding Limited Liability Company No. 1	Delaware
COALSALES II, LLC	Delaware
Colorado Yampa Coal Company, LLC	Delaware
Conservancy Resources, LLC	Delaware
Cottonwood Land Company	Delaware
Cyprus Creek Land Company	Delaware
Cyprus Creek Land Resources, LLC	Delaware
Dyson Creek Coal Company, LLC	Delaware
Dyson Creek Mining Company, LLC	Delaware
El Segundo Coal Company, LLC	Delaware
Empire Land Holdings, LLC	Delaware
Falcon Coal Company, LLC	Indiana
Francisco Equipment Company, LLC	Delaware
Francisco Mining, LLC	Delaware
Four Star Holdings, LLC	Delaware
Francisco Land Holdings Company, LLC	Delaware
Gallo Finance Company, LLC	Delaware
Global Center for Energy & Human Development, LLC	Delaware
Gold Fields Chile, LLC	Delaware
Gold Fields Mining, LLC	Delaware
Gold Fields Ortiz, LLC	Delaware
Hayden Gulch Terminal, LLC	Delaware
Highwall Mining Services Company	Delaware
Hillside Recreational Lands, LLC	Delaware

HMC Mining, LLC	Delaware
Illinois Land Holdings, LLC	Illinois
Independence Material Handling, LLC	Delaware
James River Coal Terminal, LLC	Delaware
Juniper Coal Company, LLC	Delaware
Kayenta Mobile Home Park, Inc.	Delaware
Kentucky Syngas, LLC	Delaware
Kentucky United Coal, LLC	Indiana
Lively Grove Energy Partners, LLC	Delaware
Lively Grove Energy, LLC	Delaware
Marigold Electricity, LLC	Delaware
Midco Supply and Equipment Corporation	Illinois
Midwest Coal Acquisition Corp.	Delaware
Midwest Coal Reserves of Illinois, LLC	Delaware
Midwest Coal Reserves of Indiana, LLC	Delaware
Midwest Coal Reserves of Kentucky, LLC	Delaware
Moffatt County Mining, LLC	Delaware
Mustang Energy Company, LLC	Delaware
New Mexico Coal Resources, LLC	Delaware
NM Equipment Company, LLC	Delaware
Pacific Export Resources, LLC	Delaware
Peabody America, LLC	Delaware
Peabody Archveyor, L.L.C.	Delaware
Peabody Arclar Mining, LLC	Indiana
Peabody Asset Holdings, LLC	Delaware
Peabody Bear Run Mining, LLC	Delaware
Peabody Bear Run Services, LLC	Delaware
Peabody Caballo Mining, LLC	Delaware
Peabody Cardinal Gasification, LLC	Delaware
Peabody China, LLC	Delaware
Peabody COALSALES, LLC	Delaware
Peabody COALTRADE International (CTI), LLC	Delaware
Peabody COALTRADE, LLC	Delaware
Peabody Colorado Operations, LLC	Delaware
Peabody Colorado Services, LLC	Delaware
Peabody Coulterville Mining, LLC	Delaware
Peabody Development Company, LLC	Delaware
Peabody Electricity, LLC	Delaware
Peabody Employment Services, LLC	Delaware
Peabody Energy Generation Holding Company	Delaware
Peabody Energy Investments, Inc.	Delaware
Peabody Energy Solutions, Inc.	Delaware
Peabody Gateway North Mining, LLC	Delaware
Peabody Gateway Services, LLC	Delaware
Peabody Holding Company, LLC	Delaware
Peabody Holdings (Gibraltar) Limited	Gibraltar
Peabody IC Funding Corp.	Delaware

Peabody IC Holdings, LLC	Delaware
Peabody Illinois Services, LLC	Delaware
Peabody Indiana Services, LLC	Delaware
Peabody International Investments, Inc.	Delaware
Peabody International Services, Inc.	Delaware
Peabody Investments (Gibraltar) Limited	Gibraltar
Peabody Investments Corp.	Delaware
Peabody Magnolia Grove Holdings, LLC	Delaware
Peabody Midwest Management Services, LLC	Delaware
Peabody Midwest Mining, LLC	Indiana
Peabody Midwest Operations, LLC	Delaware
Peabody Midwest Services, LLC	Delaware
Peabody Mongolia, LLC	Delaware
Peabody Natural Gas, LLC	Delaware
Peabody Natural Resources Company	Delaware
Peabody New Mexico Services, LLC	Delaware
Peabody Operations Holding, LLC	Delaware
Peabody Powder River Mining, LLC	Delaware
Peabody Powder River Operations, LLC	Delaware
Peabody Powder River Services, LLC	Delaware
Peabody PowerTree Investments, LLC	Delaware
Peabody Recreational Lands, L.L.C.	Delaware
Peabody Rocky Mountain Management Services, LLC	Delaware
Peabody Rocky Mountain Services, LLC	Delaware
Peabody Sage Creek Mining, LLC	Delaware
Peabody School Creek Mining, LLC	Delaware
Peabody Services Holdings, LLC	Delaware
Peabody Southwest, LLC	Delaware
Peabody Southwestern Coal Company, LLC	Delaware
Peabody Terminal Holding Company, LLC	Delaware
Peabody Terminals, LLC	Delaware
Peabody Trout Creek Reservoir LLC	Delaware
Peabody Twentymile Mining, LLC	Delaware
Peabody Venezuela Coal Corp.	Delaware
Peabody Venture Fund, LLC	Delaware
Peabody-Waterside Development, L.L.C.	Delaware
Peabody Western Coal Company	Delaware
Peabody Wild Boar Mining, LLC	Delaware
Peabody Wild Boar Services, LLC	Delaware
Peabody Williams Fork Mining, LLC	Delaware
Peabody Wyoming Gas, LLC	Delaware
Peabody Wyoming Services, LLC	Delaware
PEC Equipment Company, LLC	Delaware
PG INVESTMENTS SIX, LLC	Delaware
Point Pleasant Dock Company, LLC	Delaware
Pond River Land Company	Delaware
Porcupine Production, LLC	Delaware

Porcupine Transportation, LLC	Delaware
Riverview Terminal Company	Delaware
Sage Creek Holdings, LLC	Delaware
Sage Creek Land & Reserves, LLC	Delaware
School Creek Coal Resources, LLC	Delaware
Seneca Coal Company, LLC	Delaware
Seneca Property, LLC	Delaware
Shoshone Coal Corporation	Delaware
Star Lake Energy Company, L.L.C.	Delaware
Southwest Coal Holdings, LLC	Delaware
Sugar Camp Properties, LLC	Indiana
Thoroughbred Generating Company, LLC	Delaware
Thoroughbred Mining Company, L.L.C.	Delaware
Twentymile Coal, LLC	Delaware
Twentymile Equipment Company, LLC	Delaware
Twentymile Holdings, LLC	Delaware
United Minerals Company, LLC	Indiana
West Roundup Resources, LLC	Delaware
Wild Boar Equipment Company, LLC	Delaware
Wild Boar Land Holdings Company, LLC	Delaware

SCHEDULE 5.18

Intellectual Property Litigation

None.

SCHEDULE 5.20

Mines

Company	Name	Mailing Address	Shipping Address
New Mexico Coal Resources, LLC	El Segundo Mine Surface	P.O. Box 757 Grants, NM 87020	22 Miles North Highway 509 Grants, NM 87020
New Mexico Coal Resources, LLC	Lee Ranch Mine Surface	P.O. Box 757 Grants, NM 87020	35 Miles North of Milan Grants, NM 87020
Peabody Bear Run Mining, LLC	Bear Run Mine	7255 East County Road 600 South Carlisle, IN 47838	7255 East County Road 600 South Carlisle, IN 47838
Peabody Colorado Operations, LLC	Twentymile Mine U/G	29515 Routt County Road #27 Oak Creek, CO 80467	29515 Routt County Road #27 Oak Creek, CO 80467
Peabody Midwest Mining, LLC	Cottage Grove Mine	12250 McLain Rd. Equality, IL 62934	12250 McLain Rd. Equality, IL 62934
Peabody Midwest Mining, LLC	Francisco Mine U/G	P.O. Box 347 Francisco, IN 47649	1225 North 725 East Francisco, IN 47649
Peabody Midwest Mining, LLC	Gateway Mine U/G	P.O. Box 369 Coulterville, IL 62237	13101 Zeigler 11 Road Coulterville, IL 62237
Peabody Midwest Mining, LLC	Gateway North Mine U/G	P.O. Box 369 Coulterville, IL 62237	13101 Zeigler 11 Road Coulterville, IL 62237
Peabody Midwest Mining, LLC	Somerville Central Mine U/G	6280 S. 1025 E. Oakland City, IN 47660	6280 S. 1025 E. Oakland City, IN 47660
Peabody Midwest Mining, LLC	Wildcat Hills Mine	115 Grayson Lane Eldorado, IL 62930	115 Grayson Lane Eldorado, IL 62930
Peabody Powder River Operations, LLC	Caballo Mine Surface	Caller Box 3041 Gillette, WY 82717-3041	2298 Bishop Road Gillette, WY 82718
Peabody Powder River Operations, LLC	North Antelope Rochelle Mine Surface	Caller Box 3035 Gillette, WY 82717-3035	339A Antelope Road Wright, WY 82732
Peabody Powder River Operations, LLC	Rawhide Mine Surface	Caller Box 3042 Gillette, WY 82717-3042	12433 North Highway 59 Gillette, WY 82716
Peabody Western Coal Company	Kayenta Mine Surface	P.O. Box 650 Kayenta, AZ 86033	Off Highway 160, Navajo Route 41 Kayenta, AZ 86033
Peabody Wild Boar Mining	Wild Boar Surface Mine	566 Dickeyville Road Lynnville, IN 47619	566 Dickeyville Road Lynnville, IN 47619
United Minerals Company, LLC	Somerville South Mine Surface	409 Van Buren Street Huntingburg, IN 47542	10888 N SR 61 Lynnville, IN 47619
United Minerals Company, LLC	Somerville North Mine Surface	P.O. Box 400 Huntingburg, IN 47542-0400	11250E 450S Oakland City, IN 47660

SCHEDULE 7.05

Specified Dispositions

Prairie State Project
Lively Grove Energy Partners, LLC

SCHEDULE 11.02

Administrative Agent’s Office; Certain Addresses For Notices

Administrative Agent:

Citibank, N.A.

115 Brett Road

New Castle, DE 19720

Attention: ABTF Global Loans

Fax: 646-274-5025

E-mail: GLABFUnitLoansOps@citigroup.com

Citibank, N.A.

ABA # 021-000-089

Acct #: 3685-2248

Acct Name: Agency/Medium Term Finance

Reference: ABTF Global Loans – Peabody

Borrower:

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Attention: Treasurer

Fax: (314) 342-7740

E-mail: JTichenor@peabodyenergy.com

US Borrower Website:

www.peabodyenergy.com

EXECUTION VERSION

EXHIBIT A

FORM OF BORROWING NOTICE

Date:                     ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of April [•], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors from time to time party thereto, the L/C Issuer party thereto, the Lenders from time to time party thereto and CITIBANK, N.A., as Administrative Agent.

The Borrower hereby requests (select one):

☐    A Borrowing of Loans                 ☐    A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Consisting of

[Type of Loan requested]

4.	[With an Interest Period of months.][1]

The Borrowing, if any, requested herein complies with the first and third sentences of Section 2.01(a) of the Agreement.

[Signature page to follow]

[1]	Applicable in the case of a Borrowing or continuation of, or conversion to, Eurocurrency Rate Loans only.

A-1

PEABODY ENERGY CORPORATION

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT (this “Joinder Agreement”), dated as of             , 20    , made by             , a             [corporation]2 (the “Additional Guarantor”), in favor of Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”) and the L/C Issuer parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement. The Lenders, the L/C Issuer and the Administrative Agent shall be referred to collectively herein as the “Secured Parties”.

W I T N E S S E T H:

WHEREAS, Peabody Energy Corporation, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), certain Subsidiaries of the Borrower (other than the Additional Guarantor), as Guarantors, the L/C Issuer, the Lenders and the Administrative Agent have entered into a Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of April [•], 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Guarantors (other than the Additional Guarantor) have guaranteed to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, in each case on the terms set forth therein;

WHEREAS, Section 6.12 of the Credit Agreement requires the Additional Guarantor to become a party to the Credit Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Credit Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Joinder. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 6.12 of the Credit Agreement, hereby becomes a party to the Credit Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder and agrees to be bound by all covenants, waivers, agreements and obligations of the other Guarantors pursuant to the Credit Agreement and any other Loan Document. Upon execution and delivery of this Joinder Agreement by the Additional Guarantor, each reference to the “Guarantors” or the “Loan Parties” in the Credit Agreement and in all other Loan Documents shall, from and as of the date

[2]	Specify other type of entity, as applicable.

hereof, be deemed to include the Additional Guarantor, [The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule 11.02 to the Credit Agreement.]3 The Additional Guarantor hereby represents and warrants as to itself that each of the representations and warranties contained in Article V of the Credit Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (after giving effect to this Joinder Agreement). This Joinder Agreement shall constitute a Loan Document.

2. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[3]	Include only if the Additional Guarantor’s notice address is different from that of the Borrower and the other Loan Parties.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR],
as the Additional Guarantor

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Annex 1 to Joinder Agreement

Notice Information

[Include if applicable]

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, PEABODY ENERGY CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), hereby promises to pay to             or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $[            ] or so much thereof as shall constitute Loans made by the Lender to the Borrower under that certain Superpriority Secured Credit Agreement, dated as of April [•], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the L/C Issuer party thereto, the Lenders from time to time party thereto and CITIBANK, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may either become or be declared to be immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PEABODY ENERGY CORPORATION

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of April [•], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors from time to time party thereto, the L/C Issuer party thereto, the Lenders from time to time party thereto and CITIBANK, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal month-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(c) of the Agreement for the fiscal month of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the financial condition of the Borrower and the other Loan Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower and the other Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and the other Loan Parties performed and observed all of their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]

—or—

[the following covenants have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

5. To the best of such Responsible Officer’s knowledge, as of the date hereof, all Subsidiaries of the Borrower who are required to be Guarantors pursuant to the Agreement, by virtue of the definition of “Guarantor” under the Agreement, are Guarantors[, except for the following Subsidiaries which are in the process of complying with the requirements of Section 6.12 of the Agreement:].

6. Except as stated otherwise in a certificate of a Responsible Officer attached hereto, there has been no material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of            ,             .

PEABODY ENERGY CORPORATION

By:
Name:
Title:

For the Month/Quarter/Year ended             ,             (the “Statement Date”)

SCHEDULE 2

4to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Capital Expenditures.

	A.	Cumulative amount of Capital Expenditures of the Borrower and the other Loan Parties on a consolidated basis for [the period beginning on April 1, 2016 and][5] [the trailing twelve-month period][6] ending on the Statement Date (the “Subject Period”):		$__________

		Maximum [Cumulative Capital Expenditures][7] [TTM Capital Expenditures][8] applicable to the Subject Period:		$__________

II.	Section 7.11(b) – Minimum Liquidity.

	A.	Consolidated Liquidity as of the close of business on the fourth Friday preceding the Statement Date:

		1.	aggregate amount of all cash and Permitted Investments held by the Loan Parties:	$__________

		2.	cash and Permitted Investments held by the Loan Parties that are restricted:	$__________

		3.	cash and Permitted Investments held by the Loan Parties that constitute Bonding L/C Collateral or L/C Facility Collateral (solely to the extent that such cash and Permitted Investments exceed, in the aggregate, $50,000,000):	$__________

		4.	cash and Permitted Investments held by Global Center:	$__________

		5.	Consolidated Liquidity (Line II.A.1 minus Lines II.A.2 through II.A.4):	$__________

	Minimum Liquidity in effect as of the close of business on such Friday:			$__________

[4]	This schedule is a summary of the terms of the Credit Agreement. To the extent any conflict exists, the Credit Agreement shall control.
[5]	Use bracketed language in the case of any Statement Date occurring on or prior to March 31, 2017.
[6]	Use bracketed language in the case of any Statement Date occurring later than March 31, 2017.
[7]	Use bracketed language in the case of any Statement Date occurring on or prior to March 31, 2017.
[8]	Use bracketed language in the case of any Statement Date occurring later than March 31, 2017.

B.	Consolidated Liquidity as of the close of business on the third Friday preceding the Statement Date:

	1.	aggregate amount of all cash and Permitted Investments held by the Loan Parties:	$__________

	2.	cash and Permitted Investments held by the Loan Parties that are restricted:	$__________

	3.	cash and Permitted Investments held by the Loan Parties that constitute Bonding L/C Collateral or L/C Facility Collateral (solely to the extent that such cash and Permitted Investments exceed, in the aggregate, $50,000,000):	$__________

	4.	cash and Permitted Investments held by Global Center:	$__________

	5.	Consolidated Liquidity (Line II.B.1 minus Lines II.B.2 through II.B.4):	$__________

Minimum Liquidity in effect as of the close of business on such Friday:			$__________

C.	Consolidated Liquidity as of the close of business on the second Friday preceding the Statement Date:

	1.	aggregate amount of all cash and Permitted Investments held by the Loan Parties:	$__________

	2.	cash and Permitted Investments held by the Loan Parties that are restricted:	$__________

	3.	cash and Permitted Investments held by the Loan Parties that constitute Bonding L/C Collateral or L/C Facility Collateral (solely to the extent that such cash and Permitted Investments exceed, in the aggregate, $50,000,000):	$__________

	4.	cash and Permitted Investments held by Global Center:	$__________

	5.	Consolidated Liquidity (Line II.C.1 minus Lines II.C.2 through II.C.4):	$__________

Minimum Liquidity in effect as of the close of business on such Friday:			$__________

	D.	Consolidated Liquidity as of the close of business on the Friday immediately preceding the Statement Date:

		1.	aggregate amount of all cash and Permitted Investments held by the Loan Parties:	$__________

		2.	cash and Permitted Investments held by the Loan Parties that are restricted:	$__________

		3.	cash and Permitted Investments held by the Loan Parties that constitute Bonding L/C Collateral or L/C Facility Collateral (solely to the extent that such cash and Permitted Investments exceed, in the aggregate, $50,000,000):	$__________

		4.	cash and Permitted Investments held by Global Center:	$__________

		5.	Consolidated Liquidity (Line II.D.1 minus Lines II.D.2 through II.D.4):	$__________

	Minimum Liquidity in effect as of the close of business on such Friday:			$__________

III.	Section 7.11(c) – Minimum Consolidated EBITDA.

	A.	Consolidated EBITDA of the Borrower and the other Loan Parties for the Subject Period:

		1.	Consolidated Net Income for the Subject Period:	$__________

		2.	consolidated interest expense for the Subject Period, determined in accordance with GAAP:	$__________

		3.	to the extent deducted in computing such Consolidated Net Income, the sum of all income, franchise or similar taxes for the Subject Period:	$__________

		4.	depreciation, depletion and amortization of property, plant, equipment and intangibles for the Subject Period:	$__________

		5.	any debt extinguishment costs for the Subject Period:	$__________

		6.	any amount of asset retirement obligations expense for the Subject Period:	$__________

		7.	any transaction costs, fees and expenses incurred during the Subject Period in connection with any acquisition or disposition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any other Loan Party for the Subject Period:	$__________

8.	Consolidated EBITDA (Sum of Lines III.A.1 through III.A.7, in each case without duplication):	$__________

Minimum [Cumulative Consolidated EBITDA][9] [TTM Consolidated EBITDA][10] applicable to the Subject Period:		$__________

[9]	Use bracketed language in the case of any Statement Date occurring on or prior to March 31, 2017.
[10]	Use bracketed language in the case of any Statement Date occurring later than March 31, 2017.

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]11]

3.	Borrower: PEABODY ENERGY CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code

4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

[11]	Select as applicable.

5.	Credit Agreement: Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of April [•], 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among PEABODY ENERGY CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors from time to time party thereto, the L/C Issuer party thereto, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Loans[12]		CUSIP Number
$	$	_	%
$	$	_	%
$	$	_	%

[7.	Trade Date: ][13]

Effective Date:             , 201            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title

[12]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to][14] and Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not an existing Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

IN THE UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

In re:	Case No. 16-42529 (BSS) CHAPTER 11

Peabody Energy Corporation, et al.,	(Jointly Administered)

Debtors.	Related to Docket No. 45

AMENDED INTERIM ORDER (I) AUTHORIZING DEBTORS (A) TO OBTAIN POST-PETITION FINANCING PURSUANT TO 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND 364(e) AND (B) TO UTILIZE CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363, (II) GRANTING ADEQUATE PROTECTION TO PRE-PETITION SECURED PARTIES PURSUANT TO 11 U.S.C. §§ 361, 362, 363, 364 AND 507(b) AND (III) SCHEDULING FINAL HEARING PURSUANT

TO BANKRUPTCY RULES 4001(b) AND (c)

Upon the motion (the “Motion”),1 dated April 13, 2016, of Peabody Energy Corporation (the “Borrower”) and its affiliated debtors, each as debtor and debtor-in-possession (collectively with the Borrower, the “Debtors”), in the above-captioned chapter 11 cases (the “Cases”) pursuant to sections 105, 361, 362, 363(b), 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) and Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), seeking, among other things:

(1) authorization for the Borrower to obtain post-petition financing (the “DIP Financing”), and for the other Debtors (other than Peabody Holdings (Gibraltar) Limited, Peabody IC Holdings, LLC and Peabody IC Funding Corporation) (the “Debtor Guarantors” and, together with the Borrower and

[1]	Capitalized terms used, but not defined herein, shall have the meanings set forth in the DIP Documents (as defined below).

Peabody Holdings (Gibraltar) Limited as pledgor under the DIP Documents (as defined below), the “Debtor Loan Parties” and collectively with non-Debtor Global Center for Energy and Human Development, LLC (“Global Center”), the “Loan Parties”) to guaranty the Borrower’s obligations in connection with the DIP Financing, consisting of, (a) a senior secured superpriority non-amortizing term loan in the aggregate principal amount of up to $500,000,000 (the “DIP Term Facility”), (b) a cash collateralized letter of credit facility in the aggregate amount of up to $100,000,000 (the “DIP L/C Facility” and together with the DIP Term Facility and the Bonding Facility Letters of Credit (as defined below), the “DIP Facilities”) and (c) an accommodation facility for Bonding Requests (as defined below) by Bonding Beneficiaries (as defined in the DIP Credit Agreement (as defined below)) in the form of (or any combination of) (i) the Bonding Carve Out (as defined below) and/or (ii) the issuance of letters of credit under the DIP Credit Agreement secured by cash collateral (the “Bonding Facility Letters of Credit” and, together with the Bonding Carve Out, the “Bonding Accommodation”), in an aggregate stated amount (the “Bonding Accommodation Cap”) of up to $200,000,000, in each case subject to the terms and conditions set forth in the DIP Credit Agreement, by and among the Borrower (as Debtor-in-Possession), the other Loan Parties thereto, Citibank, N.A. (“Citi”), acting as administrative agent and L/C Issuer (in such capacities and together with any respective successor thereto, the “DIP Agent”) and the lenders (the “DIP Lenders”) from time to time party to the DIP Credit Agreement, in each case to be arranged by Citigroup Global Markets Inc. (the “Lead Arranger”);

(2) authorization for the Debtor Loan Parties to execute and enter into, and to cause Global Center to execute and enter into, the DIP Documents and to perform all such other and further acts as may be required in connection with the DIP Documents;

(3) the granting of adequate protection in the form of the Adequate Protection Obligations (as defined and described below) solely to (a) the lenders (the “Pre-Petition Credit Agreement Lenders”) and other Secured Parties (as defined in the Pre-Petition Credit Agreement (as defined below)) under or in connection with that certain Amended and Restated Credit Agreement, dated as of September 24, 2013 (as heretofore amended, supplemented or otherwise modified in accordance with the terms thereof, including pursuant to that certain Omnibus Amendment Agreement, dated as of February 5, 2015, the “Pre-Petition Credit Agreement”), by and among the Borrower, the lenders and letter of credit issuers party thereto, Citi as administrative agent (in such capacity and together with any successor thereto, the “Pre-Petition Agent”) and the other agents and arrangers party thereto, that certain Pledge and Security Agreement (the “Pre-Petition Security Agreement”), dated as of February 5, 2015, by and among the Borrower, the Pre-Petition Guarantors (as defined below), and Citi as administrative agent, and that certain Amended and Restated Pledge Agreement, dated as of September 24, 2013 (the “Pre-Petition Pledge Agreement” and, collectively with the Pre-Petition Credit Agreement, the Pre-Petition Security Agreement, and the guaranties, mortgages and pledges and all other documentation executed in connection therewith (including, for these purposes, any Swap Contracts or Cash Management Agreements (each as defined in the Pre-Petition Credit Agreement) and the documents governing such arrangements, the “Existing Credit Documents”), among Peabody Investments Corp. and Citi, as administrative agent, and (b) the other Secured Parties (as defined in the Pre-Petition Credit Agreement) under the Existing Credit Documents (together with the Pre-Petition Credit Agreement Lenders, the “Pre-Petition Lenders” and, collectively with the Pre-Petition Agent, the “First Lien Secured Parties”) and (b) the holders (the “Second Lien Noteholders”) of the 10% Senior Secured Second Lien Notes due 2022 (the “Second Lien Notes”) issued under or in connection with (x) that certain Indenture, dated as of March 16, 2015 (as heretofore amended, supplemented or otherwise modified in accordance with the terms thereof, the “Second Lien Notes Indenture”) and, together with the security agreements, guaranties, mortgages, pledges and all other documentation executed in connection therewith, the “Existing Second Lien Indenture Documents”, and, together with the Existing Credit Documents, the “Existing Secured Agreements”), by and among the Borrower, the subsidiary guarantors party thereto, and U.S. Bank, National Association, and any successor trustee, as trustee and collateral agent (in such capacities, the “Second Lien Notes Trustee” and, together with Second Lien Noteholders, the “Second Lien Secured Parties” and, collectively with the First Lien Secured Parties, the “Pre-Petition Secured Parties”), whose liens and security interests are being primed by the DIP Financing;

(4) authorization for the Debtors to continue to use Cash Collateral (as defined below) and all other Pre-Petition Collateral (as defined below) in which any of the Pre-Petition Secured Parties has an interest, and the granting of adequate protection in the form of the Adequate Protection Obligations and the Adequate Protection Liens to the Pre-Petition Secured Parties, as applicable, with respect to, inter alia, such use of their Cash Collateral and all use and diminution in the value of such Cash Collateral and the Pre-Petition Collateral, as applicable;

(5) approval of certain stipulations in paragraph 4 of this Interim Order by the Debtors with respect to the Existing Secured Agreements and the liens and security interests arising therefrom;

(6) the granting of superpriority claims under section 364(c)(1) of the Bankruptcy Code to the DIP Lenders payable from, and having recourse to, all pre-petition and post-petition property of the Debtors’ estates and all proceeds thereof (including, subject only to and effective upon entry of the Final Order (as defined below), any Avoidance Proceeds (as defined below)), subject to the Fees Carve Out (as defined below) and the Bonding Carve Out (to the extent provided herein);

(7) subject only to and effective upon entry of the Final Order and without prejudice to paragraph 27(c), the limitation of the Debtors’ right to surcharge against collateral pursuant to section 506(c) of the Bankruptcy Code;

(8) pursuant to Bankruptcy Rule 4001, that an interim hearing (the “Interim Hearing”) on the Motion be held before this Court to consider entry of an order granting the Motion on an interim basis (as entered on the docket, the

“Interim Order”) (a) authorizing the Borrower, on an interim basis, to forthwith borrow or obtain letters of credit from the DIP Lenders (and incur bonding obligations) under (or as permitted by) the DIP Documents up to an aggregate principal or face amount not to exceed (i) $200,000,000 under the DIP Term Facility, (ii) $100,000,000 under the DIP L/C Facility and (iii) $200,000,000 under the Bonding Accommodation, in each case subject to the terms set forth in the DIP Credit Agreement, to provide operating cash for the Debtors and bonding and letter of credit capacity for the Debtors’ businesses (including, without limitation, to pay interest, fees and expenses in accordance with this Interim Order, the Final Order, and the DIP Documents and to satisfy all Adequate Protection Obligations authorized hereunder), (b) authorizing the Debtors’ continued use of Cash Collateral and all other Pre-Petition Collateral, and (c) granting adequate protection in the form of the Adequate Protection Obligations and the Adequate Protection Liens; and

(9) that this Court schedule a final hearing (the “Final Hearing”) to be held within 45 days of the entry of this Interim Order to consider entry of a final order (the “Final Order”) approving the relief granted herein on a final basis.

Due and appropriate notice of the Motion, the relief requested therein and the Interim Hearing having been served by the Debtors on the Pre-Petition Agent and its counsel, the Second Lien Notes Trustee, counsel to Wilmington Trust Company as Indenture Trustee, counsel to any ad hoc committees, counsel to PNC Bank, as Administrator under the Debtors’ prepetition accounts receivable securitization facility, the United Mine Workers of America, the Debtors’ 50 largest unsecured creditors, the Office of the United States Trustee for the Eastern District of

Missouri (the “U.S. Trustee”), the Internal Revenue Service, the Securities and Exchange Commission, the United States Department of the Interior, the United States Department of Labor, the United States Attorney’s Office for the Eastern District of Missouri, approximately 350 lienholders or leaseholders with an interest in the Debtors’ estates, all relevant state taxing authorities, and all of the Debtors’ landlords, and owners and/or operators of premises at which any of the Debtors inventory and/or equipment is located; and it appearing that no other or further notice need be provided.

The Interim Hearing having been held by this Court on April 14, 2016.

Upon the record made by the Debtors in the Motion, the Declarartion of Amy Schwetz, Executive Vice President and Chief Financial Officer of Debtor Peabody Energy Corporation in Support of First Day Pleadings of Debtors and Debtors in Possession, the Declaration of Tyler W. Cowan, Managing Director of Lazard Freres & Co., LLC, proposed financial advisors and investment bankers for the Debtors in Support of the Motion, and the Declaration of Carlin Adrianopoli, Senior Managing Director at FTI, proposed financial advisor to the Debtors in Support of Certain First Days Motions, and at the Interim Hearing, and after due deliberation and consideration and sufficient cause appearing therefor;

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

1. Disposition. The Motion is granted, on an interim basis, in accordance with the terms of this Interim Order, which supersedes and replaces in its entirety the Interim Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II)Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling

Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [Docket No. 108]. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled (as set forth herein), and all reservations of rights included therein, are hereby denied and overruled on the merits.

2. Jurisdiction. This Court has core jurisdiction over the Cases, this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3. Notice. Proper, timely, adequate and sufficient notice of the Motion has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, and no other or further notice of the Motion or the entry of this Interim Order shall be required. The interim relief granted herein is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing.

4. Debtors’ Stipulations. Without prejudice to the rights of any other party and subject in all respects to the limitations thereon contained in paragraphs 4(l), 19 and 20 below, the Debtors admit, stipulate and agree that:

(a) as of the filing of the Debtors’ chapter 11 petitions (the “Petition Date”), the Debtors were indebted and liable to the First Lien Secured Parties and the Second Lien Secured Parties, without defense, counterclaim or offset of any kind, as follows:

(i) the Borrower is indebted to the First Lien Secured Parties, as applicable, in the aggregate principal amount of approximately $2,117,000,000 in respect of loans made and in the aggregate principal amount of approximately $675,000,000 in respect of issued letters of credit (the “Existing R/C Letters of Credit”) and amounts owed in respect of any other Secured Obligations (as defined in the Pre-Petition Credit Agreement), in each case, by the First Lien Secured Parties pursuant to, and in accordance with the terms of, the Existing Credit Documents, plus accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Existing Credit Documents), amounts, charges, costs, indemnities and other obligations incurred in connection therewith as provided under the Existing Credit Documents) (collectively, the “Pre-Petition First Lien Debt”), which Pre-Petition First Lien Debt is guaranteed on a joint and several basis by all of the other Debtors (excluding Debtors Four Star Holdings, LLC; Kentucky United Coal, LLC; Midwest Coal Reserves of Kentucky, LLC; Peabody Asset Holdings, LLC; Peabody China, LLC; Peabody Holdings (Gibraltar) Limited; Peabody IC Funding Corporation; Peabody IC Holdings, LLC; Peabody Mongolia, LLC; PG Investment Six, LLC; Seneca Property, LLC; Southwest Coal Holdings, LLC; Twentymile Equipment Company, LLC; United Minerals Company, LLC) (collectively, the “Pre-Petition Guarantors”) under the terms of the applicable Existing Credit Documents and, subject to the “Principal Property Cap” as defined in the Pre-Petition Credit Agreement) where applicable, is secured by first-priority liens on and security interests in the Senior Collateral (as defined in that certain First Lien/Second Lien Intercreditor Agreement dated as of March 16, 2015 among the Prepetition Agent, the Second Lien Notes Trustee, the Borrower and the Pre-Petition Guarantors (as heretofore amended, supplemented or otherwise modified in accordance with the terms thereof, the “ICA”)) of the Borrower and the Pre-

Petition Guarantors including, without limitation, Cash Collateral (such liens and security interests in the Senior Collateral, collectively, the “Pre-Petition Lender Security Interests”); provided that, for the avoidance of doubt, the Pre-Petition Lender Security Interests do not extend to any “Excluded Assets” as such term is defined in the Existing Credit Documents; and

(ii) the Borrower is indebted to the Second Lien Secured Parties in the aggregate principal amount of $1,000,000,000 (plus accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Existing Credit Documents), amounts, charges, costs, indemnities and other obligations incurred in connection therewith as provided in the Existing Second Lien Indenture Documents) in respect of the Second Lien Notes (the “Second Lien Notes Debt” and, together with the Pre-Petition First Lien Debt, the “Stipulated Debt”), which Second Lien Notes Debt is guaranteed on a joint and several basis by all of the Pre-Petition Guarantors under the terms of the applicable Existing Second Lien Indenture Documents and secured, subject to the “Principal Property Cap” and “Residual Second Lien Principal Property Cap Amount” (in each case, as defined in the Second Lien Notes Indenture) where applicable, by liens on and security interests in the Second Priority Collateral (as defined in the ICA and, together with the Senior Collateral, the “Pre-Petition Collateral”) of the Debtors, including, without limitation, Cash Collateral (collectively, the “Second Lien Notes Security Interests” and, together with the Pre-Petition Lender Security Interest, the “Stipulated Security Interests”); provided that, for the avoidance of doubt, the Second Lien Notes Security Interests do not extend to any “Excluded Assets” as such term is defined in the Existing Second Lien Indenture Documents;

(b) the ICA is binding and enforceable against the Borrower, the Pre-Petition Guarantors and the Second Lien Secured Parties in accordance with its terms (as set forth in the acknowledgement attached thereto);

(c) the Borrower and the Pre-Petition Guarantors owe the Pre-Petition First Lien Debt to the First Lien Secured Parties, without defense, counterclaim or offset of any kind, plus accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Existing Credit Documents), amounts, charges, costs, indemnities and other obligations incurred prior to the Petition Date in connection therewith, whether or not evidenced by any note, agreement or instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable as provided in the Existing Credit Documents;

(d) the Pre-Petition First Lien Debt is (i) legal, valid, binding and enforceable against the Borrower and the Pre-Petition Guarantors, each in accordance with its terms (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), and (ii) not subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise (except for any lien subordination contemplated in the ICA)

(e) the Borrower and the Pre-Petition Guarantors owe the Second Lien Notes Debt to the Second Lien Secured Parties, without defense, counterclaim or offset of any kind, plus accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Existing Credit Documents), amounts, charges, costs, indemnities and other obligations incurred prior to the Petition Date in connection therewith, whether or not evidenced by any note, agreement or instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable as provided in the Existing Second Lien Indenture Documents;

(f) the Second Lien Notes Debt is (i) legal, valid, binding and enforceable against the Borrower and the Pre-Petition Guarantors, each in accordance with its terms (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), and (ii) not subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise (except for any lien subordination contemplated in the ICA);

(g) the Stipulated Security Interests are (i) legal, valid, binding, enforceable, non-avoidable and duly perfected and are (ii) not subject to any attachment, contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise (except for any lien subordination contemplated in the ICA) and, as of the Petition Date and before giving effect to this Interim Order, the Debtors are not aware of any other liens or security interests having priority over the Stipulated Security Interests, except, as the case may be, certain liens permitted under any of the Existing Secured Agreements;

(h) none of the Pre-Petition Secured Parties controls the Debtors or Global Center or their respective properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are insiders of the Debtors by virtue of any of the actions taken with respect to, in connection with, related to or arising from the Existing Secured Agreements;

(i) the liens granted to the DIP Agent on behalf of the DIP Lenders pursuant to this Interim Order and the DIP Documents shall be perfected, valid, enforceable and non-avoidable liens against the Loan Parties; and

(j) except as set forth in subparagraph (l) below, the Debtors hereby absolutely and unconditionally acknowledge and agree that no claims or causes of action exist against, or with respect to, the Pre-Petition Secured Parties under any agreements by and among the Debtors and any such party that is in existence as of the Petition Date;

(k) except as set forth in subparagraph (l) below, effective as of the date of entry of the Interim Order the Debtors hereby absolutely and unconditionally release and forever discharge and acquit each of the Pre-Petition Secured Parties and their respective Representatives (as defined below) (collectively, the “Released Parties”) from any and all obligations and liabilities to the Debtors (and their successors and assigns) and from any and all claims, demands, debts, accounts, contracts, liabilities, actions and causes of action arising prior to the Petition Date (collectively, the “Released Claims”) of any kind, nature or description, whether known or unknown, foreseen or unforeseen, or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or otherwise, arising out of or related to the Existing Secured Agreements, the obligations owing and the financial obligations made thereunder, the DIP Facilities, the DIP Documents, the negotiation thereof and of the deal reflected thereby, and the obligations owing and the financial obligations made thereunder, as well as the Cases, and/or the negotiation, formulation or preparation of any agreements, instruments or other documents related thereto, in each case that the Debtors at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order, whether such Released Claims are matured or unmatured or known or unknown or contingent, liquidated or unliquidated;

(l) Notwithstanding anything to the contrary herein except and subject to (i) paragraph 13(i) of this Interim Order and (ii) paragraph 19 of this Interim Order with respect to whether any cash as of the Petition Date constitutes cash collateral (as that term is defined in section 363(a) of the Bankruptcy Code), nothing in this Interim Order prejudices the rights, claims or defenses of any party in interest (including the Specified Lenders’) with respect to the CNTA Dispute (as defined in the DIP Credit Agreement) or whether any cash as of the Petition Date constitutes cash collateral (as that term is defined in section 363(a) of the Bankruptcy Code). The Pre-Petition Secured Parties, the Debtors and all other parties in interest (including the Specified Lenders) reserve all rights, claims and defenses with respect to the CNTA Dispute and whether any cash as of the Petition Date constitutes cash collateral (as that term is defined in section 363(a) of the Bankruptcy Code).

5. Findings Regarding the DIP Financing.

(a) Good cause has been shown for the entry of this Interim Order.

(b) The Debtor Loan Parties have an immediate need to obtain the DIP Financing, and the Debtors have an immediate need to continue to use Cash Collateral to permit, among other things, the orderly continuation of the operation of their businesses; to maintain business relationships with vendors, suppliers and customers; to make payroll; to make capital expenditures; to fulfill other bonding and regulatory requirements; to pay the Adequate

Protection Obligations; and to satisfy other working capital and operational needs. The access of the Debtors to sufficient working capital and liquidity made available through the use of Cash Collateral, incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern value of the Debtors and to a successful reorganization of the Debtors and to payment of the Adequate Protection Obligations.

(c) The Debtor Loan Parties are unable to obtain financing on more favorable terms from sources other than the DIP Lenders under the DIP Documents and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtor Loan Parties also are unable to obtain secured credit allowable solely under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without the Debtor Loan Parties granting to the DIP Agent and the DIP Lenders, subject to the Fees Carve Out and the Bonding Carve Out as (and to the extent) provided for herein, the DIP Liens (as defined below) and the Superpriority Claims (as defined below) and the Adequate Protection Obligations and Adequate Protection Liens, in each case, under the terms and conditions set forth in this Interim Order and in the DIP Documents.

(d) The terms of the DIP Financing as approved herein, the terms of the Adequate Protection Obligations and Adequate Protection Liens granted to the Pre-Petition Secured Parties, as applicable, and the terms on which the Debtors may continue to use Cash Collateral pursuant to this Interim Order and the DIP Documents are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(e) The First Lien Secured Parties have consented to the Debtor Loan Parties’ use of Cash Collateral and the other Pre-Petition Collateral on the terms and conditions provided in this Interim Order, and the Debtor Loan Parties’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents. For the avoidance of doubt, this consent includes without limitation the granting of the DIP Liens on a priming basis under section 364(d) of the Bankruptcy Code.

(f) The Second Lien Secured Parties have consented or are deemed under the ICA to have consented to the Loan Parties’ use of Cash Collateral and the other Pre-Petition Collateral, and the Loan Parties’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents. For the avoidance of doubt, this consent includes without limitation the granting of the DIP Liens on a priming basis under section 364(d) of the Bankruptcy Code.

(g) The DIP Financing as approved herein, as well as the terms of the Adequate Protection Obligations and Adequate Protection Liens have been negotiated in good faith and at arm’s length among the Debtors, the DIP Agent, the DIP Lenders, each of the Pre-Petition Secured Parties, and each of their respective Representatives, and all of the Debtor Loan Parties’ obligations and indebtedness arising under, in respect of or in connection with the DIP Financing and the DIP Documents, including without limitation, (i) all loans made to, and all letters of credit issued for the account of, the Debtors pursuant to the superpriority secured debtor-in-possession credit agreement substantially in the form attached as Exhibit B to the Motion (the “DIP Credit Agreement”), and (ii) any “Obligations” (as defined in the DIP Credit Agreement) of the Debtor Loan Parties permitted under the DIP Credit Agreement in each case owing to the DIP Agent, any DIP Lender or any of their respective banking affiliates, in accordance with the terms of the DIP Documents, any obligations, to the extent provided for in the DIP Documents, to indemnify the DIP Agent or the DIP Lenders and to pay any fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Existing Credit Documents), amounts, charges, costs, indemnities and other obligations that are chargeable or reimbursable under the this Interim Order, the Final Order, or the DIP Documents), charges, indemnities and other obligations incurred in connection therewith (all of the foregoing in clauses (i) and (ii), collectively, the “DIP Obligations”, it being understood that the fees and expenses payable under paragraphs 27(a) and 27(b) shall not constitute DIP Obligations), shall be deemed to have been extended by the DIP Agent and the DIP Lenders and their affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Agent and the DIP Lenders (and the successors and assigns of each) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(h) Each of the Pre-Petition Secured Parties has acted in good faith regarding the DIP Financing and the Debtors’ continued use of the Pre-Petition Collateral (including the Cash Collateral) to fund the administration of the Debtors’ estates and continued operation of their businesses (including payment of the Adequate Protection Obligations and the granting of the Adequate Protection Liens), in accordance with the terms hereof. The Pre-Petition Secured Parties are entitled to the adequate protection provided in this Interim Order as and to the extent set forth herein pursuant to §§ 361, 362, 363 and 364 of the Bankruptcy Code. Based on the Motion and on the record presented to the Court, the terms of the proposed adequate protection arrangements and of the use of the Pre-Petition Collateral (including the Cash Collateral) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the use of Cash Collateral; provided that nothing in this Interim Order or the other DIP Documents shall (x) be construed as the affirmative consent by any of the Pre-Petition Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and in the context of the DIP Financing authorized by this Interim Order, (y) be construed as a consent by any party to the terms of any other financing or any other lien encumbering the Pre-Petition Collateral (whether senior or junior) or (z) prejudice, limit or otherwise impair the rights of any of the Pre-Petition Secured Parties, subject to any applicable provisions of the ICA, to seek new, different or additional adequate protection or assert the interests of any of the Pre-Petition Secured Parties and nothing herein prejudices, limits, or otherwise impairs the rights of any party in interest to oppose such relief.

(i) The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent granting the relief set forth in this Interim Order, the Debtors’ estates will be immediately and irreparably harmed. Consummation of the DIP Financing and the use of Pre-Petition Collateral, including Cash Collateral, in accordance with this Interim Order and the DIP Documents are therefore in the best interests of the Debtors’ estates.

6. Authorization of the DIP Financing and the DIP Documents.

(a) The Debtor Loan Parties are hereby authorized to, and authorized to cause Global Center to, enter into and perform all obligations under the DIP Documents. The Borrower is hereby authorized to borrow money and obtain letters of credit pursuant to the DIP

Credit Agreements, and the Debtor Guarantors are hereby authorized to, and to cause Global Center to, guaranty such borrowings and the Borrower’s obligations with respect to such letters of credit, up to an aggregate principal or face amount of (i) $200,000,000 under the DIP Term Facility, (ii) $100,000,000 under the DIP L/C Facility, and (iii) $200,000,000 of Bonding Facility Letters of Credit (in each case plus accrued and unpaid interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees that are chargeable or reimbursable under the Existing Credit Documents), amounts, charges, costs, indemnities and other obligations that are chargeable or reimbursable under the DIP Documents), charges, indemnities and other obligations provided for in the DIP Documents and subject to any limitations of borrowings under the DIP Documents) in accordance with the terms and conditions of this Interim Order and the DIP Documents, which borrowings shall be used for all purposes permitted under the DIP Documents, including, without limitation, to provide working capital for the Debtors, to cash collateralize letters of credit to be issued by one or more banks for the account of the Debtor Loan Parties, and additional bonding capacity and to pay interest, fees and expenses in accordance with this Interim Order and the DIP Documents.

(b) In furtherance of the foregoing and without further approval of this Court, each Debtor Loan Party is authorized and directed to perform, and is authorized and directed to cause Global Center to perform, all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all fees, that may be reasonably required or necessary for the Debtor Loan Parties’ performance of their obligations under the DIP Financing, including, as applicable and without limitation:

(i) the execution, delivery and performance of the DIP Credit Agreement and any exhibits attached thereto, all related or ancillary documents and agreements, including all security and pledge agreements, and any mortgages contemplated thereby (collectively, and together with the letter agreements referred to in clause (iii) below, in each case, as may be amended, supplemented or otherwise modified pursuant to their respective terms, the “DIP Documents”),

(ii) the execution and delivery of, and performance under, one or more amendments, waivers, consents or other modifications in each case in accordance with the DIP Documents and subject to this Order in such form as the Debtor Loan Parties, the DIP Agent and the Required Lenders, the Supermajority Required Lenders or each DIP Lender, as applicable, may agree, it being understood that no further approval of the Court shall be required for authorizations, amendments, waivers, consents or other modifications to and under the DIP Documents (and any fees, paid-in-kind fees and other expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees), amounts, charges, costs, indemnities and other obligations paid in connection therewith), so long as they do not shorten the maturity of the extensions of credit thereunder or increase the commitments, modify the rate or timing of payments of interest or the letter of credit fees payable thereunder;

(iii) the non-refundable payment to the DIP Agent, the Lead Arranger and/or the DIP Lenders, as the case may be, of all fees (which fees shall be, and shall be deemed to have been, approved upon entry of this Interim Order and upon payment thereof, shall not be subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise) and any amounts due (or that may become due) in respect of the indemnification obligations referred to in the DIP Credit Agreements (and in the separate letter agreements between any and all Loan Parties, on one hand, and the DIP Agent and/or DIP Lenders, on the other, in connection with the DIP Financing) and reasonable costs and expenses as may be due from time to time, including, without limitation, fees and expenses of the professionals retained as provided for in the DIP Documents (and the reasonable fees and expenses of Willkie Farr & Gallagher LLP, as counsel for certain of the DIP Lenders, incurred on or prior to the date hereof) and the professionals to the Specified Lenders as provided in this order without the need to file retention motions or fee applications, or to provide notice to any party, and

(iv) the performance of all other acts required under or in connection with the DIP Documents.

(c) Upon execution and delivery of the DIP Documents, the DIP Documents shall constitute valid, binding and unavoidable obligations of the Loan Parties, enforceable against the Loan Parties in accordance with the terms of the DIP Documents and this Interim Order. No obligation, payment, transfer or grant of security under the DIP Documents or this Interim Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law (including without limitation, any Avoidance Action (as defined below) or under any applicable Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or other similar state statute or common law), or subject to any defense, reduction, setoff, recoupment, recharacterization, subordination, disallowance, impairment, cross-claim or counterclaim.

7. DIP Superpriority Claims.

(a) Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed claims against the Debtor Loan Parties (without the need to file any proof of claim) with priority over any and all administrative expenses, diminution in value claims (including all Adequate Protection Obligations) and all other claims against the Debtor Loan Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of the Final Order and without prejudice to paragraph 27(c) of this Interim Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (collectively the “DIP Superpriority Claims”), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code and shall be payable from and have recourse to all pre- and post-petition property of the Debtor Loan Parties, including, without limitation, any and all cash and cash collateral of the Debtor Loan Parties (whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Debtor Loan Parties and their non-Debtor affiliates), contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements, other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents, and profits of all the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, other than the Debtor Loan Parties’ claims and causes of action pursuant to sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively, “Avoidance Actions”), but, subject only to and effective upon entry of the Final Order, the DIP Superpriority Claims shall have recourse to any proceeds or other property recovered, unencumbered or otherwise from Avoidance Actions, whether by judgment, settlement or otherwise (“Avoidance Proceeds”), (i) subject only to the Fees Carve Out and the Bonding Carve Out to the extent specifically provided for herein and (ii) solely with respect to the Servicer, the Sub-Servicers and each Subsidiary Originator (each as defined in the A/R Securitization Order and, collectively, the “Securitization Debtors”), pari passu with the superpriority claim granted under the interim order (the “A/R Securitization Order”) authorizing certain Debtors to continue their securitization facility [related to Docket No. 38] (“A/R Securitization Facility Superpriority Claim”). Any payments, distributions or other proceeds received on account of such DIP Superpriority Claims shall be promptly delivered to the DIP Agent to be applied or further distributed by the DIP Agent on account of the DIP Obligations in such order as is specified in the DIP Documents. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(b) For purposes hereof, the “Fees Carve-Out” is an amount equal to the sum of (i) all fees required to be paid to the clerk of the Court and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii)

all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code not to exceed $25,000 (without regard to the notice set forth in (iii) below); and (iii) allowed and unpaid claims for unpaid fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors or the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, whose retention is approved by the Court pursuant to sections 327 and 1103 of the Bankruptcy Code (collectively, the “Professional Persons”), that are incurred (A) at any time before delivery by the DIP Agent of a Fees Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Fees Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”), which shall be paid to the extent allowed by the Court and (B) after the occurrence (the “Trigger Date”) and during the continuance of an Event of Default (as defined in the DIP Credit Agreement) and delivery of notice (the “Fees Carve-Out Trigger Notice”) thereof (which notice may be by email) to the Debtors, the Debtors’ counsel, the U.S. Trustee, and lead counsel for the Creditors’ Committee, if any, in an aggregate amount not to exceed $7.5 million (the amount set forth in this clause (iii)(B) being the “Post-EoD Fees Carve-Out Amount”); provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (iii)(A) or (iii)(B) above, on any grounds.

(c) Notwithstanding the foregoing, the Fees Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the DIP Lenders, the Administrative Agent or the Pre-Petition Secured Parties (whether in such capacity or otherwise) or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Documents or the Existing Secured Agreements, including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the DIP Lenders, the DIP Agent; (c) attempts to prevent, hinder or otherwise delay any of the DIP Lenders’ or the DIP Agent’s assertion, enforcement or realization upon any Collateral in accordance with the DIP Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Court.

(d) For the avoidance of doubt and notwithstanding anything to the contrary herein or in the DIP Documents, the Fees Carve-Out shall be senior to all liens and claims securing the DIP Documents (except with respect to claims of the Bonding Facility L/C Issuer to amounts held in the Bonding Facility Letter of Credit Account and with respect to the claims of the L/C Facility L/C Issuer to amounts held in the L/C Facility Letter of Credit Account (as such terms are defined in the DIP Credit Agreement)), the Adequate Protection Liens, the Adequate Protection Obligations, and any and all other liens or claims securing the DIP Facilities.

(e) For purposes hereof, the “Bonding Carve Out” is a carve-out from the Collateral entitling certain governmental authorities that are or would be beneficiaries of surety bonds, letters of credit or other financial assurances (each, a “Bonding Beneficiary”) making any demand, request or requirement for any surety bond, letter of credit or other financial assurance pursuant to applicable law, in each case, to the extent such surety bond, letter of credit or other financial assurance is to satisfy or replace an amount for which a Debtor is self-bonded

(a “Bonding Request”) to receive a claim (a “Bonding Superpriority Claim”) having priority over any or all administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code (including, without limitation, the Fees Carve Out), except with respect to the claims of the Bonding Facility L/C Issuer to amounts held in the Bonding Facility Letter of Credit Account and with respect to the claims of the L/C Facility L/C Issuer to amounts held in the L/C Facility Letter of Credit Account, to satisfy such Bonding Request. The aggregate face amount of all Bonding Facility Letters of Credit, together with the aggregate amount of all Bonding Superpriority Claims, shall not exceed the Bonding Accommodation Cap. The Debtors shall be authorized to terminate the Bonding Carve Out by issuing and delivering a notice in writing to the DIP Agent (the “Bonding Carve Out Termination Notice”), with a copy of any such notice delivered to counsel to each of the Pre-Petition Agent and the Second Lien Notes Trustee. Upon issuance and delivery by the Debtors of the Bonding Carve Out Termination Notice to the DIP Agent, immediately, automatically and without further action, the Bonding Carve Out will terminate and be permanently reduced to $0 for all purposes hereunder, and the Bonding Beneficiaries shall thereafter cease to have any rights in respect of the Bonding Carve Out. Except as set forth in this paragraph 7(e), the Debtors may not terminate the Bonding Carve Out.

8. DIP Liens. As security for the DIP Obligations, effective and perfected upon the date of entry of this Interim Order and without the necessity of the execution, recordation of filings by the Debtor Loan Parties of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the DIP Agent of, or over, any Collateral, the following security interests and liens are hereby granted to the DIP Agent for its own benefit and the benefit of the DIP Lenders (all property identified in clauses 8(a), 8(b), 8(c), and 8(d) below being collectively referred to as the “Collateral”), subject only to, other than in the case of the claims of the Bonding Facility L/C Issuer to amounts held in the Bonding Facility Letter of Credit Account and with respect to the claims of the L/C Facility L/C Issuer to amounts held in the L/C Facility Letter of Credit Account, and the payment of the Fees Carve-Out and the Bonding Carve-Out (all such liens and security interests granted to the DIP Agent, for its benefit and for the benefit of the DIP Lenders, pursuant to this Interim Order and the DIP Documents, the “DIP Liens”):

(a) First Lien on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all tangible and intangible pre- and post-petition property of the Debtor Loan Parties, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable liens (collectively, “Unencumbered Property”), including, without limitation, any and all unencumbered cash of the Debtor Loan Parties (whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Debtor Loan Parties and their non-Debtor affiliates), contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements, other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents, and profits of all the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, in each case other than (i) the Excluded Assets, but including any proceeds of Excluded Assets and (ii) Avoidance Actions, but, subject only to and effective upon entry of the Final Order, including any Avoidance Proceeds;

(b) Liens Priming Prepetition Secured Parties’ Liens. Pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien upon all pre- and post-petition property of Loan Parties (provided that with respect to the property of Peabody Holdings (Gibraltar) Limited, “Collateral” shall only include 65% of the equity interests in non-Debtor Peabody Investments (Gibraltar) Limited) (including, without limitation, any and all cash and cash collateral of the Debtor Loan Parties (whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Debtor Loan Parties and their non-Debtor affiliates), contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements, other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents, and profits of all the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, in each case other than (i) the Excluded Assets, but including any proceeds of Excluded Assets and (ii) the Avoidance Actions, but, subject only to and effective upon entry of the Final Order, including any Avoidance Proceeds, whether now existing or hereafter acquired, that is subject to the existing liens presently securing the Stipulated Debt (including in respect of issued but undrawn letters of credit). Such security interests and liens shall be senior in all respects to the interests in such property of the Pre-Petition Secured Parties arising from current and future liens of the Pre-Petition Secured Parties (including, without limitation, the Adequate Protection Liens) (collectively, the “Primed Liens”) and to any liens and security interests to which such Primed Liens are senior or pari passu;

(c) Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected security interest in and lien upon all pre- and post-petition property of the Debtor Loan Parties, including, without limitation, any and all cash and cash collateral of the Debtor Loan Parties (whether maintained with the DIP Agent or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date (including, without limitation, post-petition intercompany claims against the Debtor Loan Parties and their non-Debtor affiliates), contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, chattel paper, interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements, other intellectual property, capital stock of subsidiaries, wherever located, and the proceeds, products, rents, and profits of all the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise, in each case other than (i) the Excluded Assets, but including any proceeds of Excluded Assets and (ii) the Avoidance Actions, but, subject only to and effective upon entry of the Final Order, including any Avoidance Proceeds, that is subject to valid, perfected and unavoidable liens permitted under the Existing Secured Agreements to the extent such permitted liens are senior to the Pre-Petition Lender Security Interests and were in existence immediately prior to the Petition Date (other than, for the avoidance of doubt, the Primed Liens), or to any such valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code;

(d) Liens Senior to Certain Other Liens. The DIP Liens shall not be subject or subordinate to or made pari passu with any lien or security interest that is avoided and preserved for the benefit of the Debtor Loan Parties and their estates under section 551 of the Bankruptcy Code. Unless otherwise provided for in the DIP Documents, the DIP Liens and the Adequate Protection Liens shall not be subject to or subordinate to or made pari passu with any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit (including any regulatory body), commission, board, or court for any liability of the Debtor Loan Parties;

(e) Relative Priority of DIP Liens. With respect to amounts held in the Bonding Facility Letter of Credit Account, the DIP Liens securing the claims of the Bonding Facility L/C Issuer shall be senior in all respects to (i) the Fees Carve Out, (ii) the Bonding Carve Out and (iii) the DIP Liens securing any other DIP Obligations. With respect to amounts held in the L/C Facility Letter of Credit Account, the DIP Liens securing the claims of the L/C Facility L/C Issuer shall be senior in all respects to (i) the Fees Carve Out, (ii) the Bonding Carve Out and (iii) the DIP Liens securing any other DIP Obligations.

9. Protection of DIP Lenders’ Rights.

(a) So long as there are any DIP Obligations outstanding (other than contingent indemnity obligations as to which no claim has been asserted when all other amounts have been indefeasibly paid in full and no letters of credit are outstanding), or the DIP Lenders have any Commitments (as defined in the DIP Credit Agreement) under the DIP Credit Agreement, the Pre-Petition Secured Parties shall (i) have no right to and shall take no action to foreclose upon or recover in connection with the liens granted thereto pursuant to the Existing Secured Agreements, or this Interim Order, or otherwise seek to exercise or exercise any enforcement rights or remedies against any Collateral, including in connection with the Adequate Protection Liens except to the extent authorized by an order of this Court, (ii) be deemed to have consented to any transfer, disposition or sale of, or release of liens on, Collateral, to the extent such transfer, disposition, sale or release is authorized under the DIP Documents, (iii) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the Collateral unless, solely as to this clause (iii), the DIP Agent or DIP Lenders file financing statements or other documents to perfect the liens granted pursuant to this Interim Order, or as may be required by applicable state law to continue the perfection of valid and unavoidable liens or security interests as of the Petition Date and (iv) deliver or cause to be delivered, at the Debtors’ cost and expense, any termination statements, releases and/or assignments in favor of the DIP Agent, the DIP Lenders or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of the Collateral subject to any sale or disposition.

(b) The automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit the DIP Agent and the DIP Lenders to enforce all of their rights under the DIP Documents (including any cash dominion as provided for in the DIP Documents) and to exercise all rights and remedies under the DIP Documents; provided, that any such rights and remedies that are exercisable only upon an Event of Default (other than the giving of any notice, including the Fees Carve Out Trigger Notice) shall require the giving of five Business Days’ prior written notice via email to the Debtors and their lead counsel, with copies to the U.S. Trustee and counsel to the Creditors’ Committee (which period shall run concurrently with any notice period provided under the DIP Documents) (the “Default Notice Period”). Upon receipt, the Debtors shall promptly distribute such notice to the U.S. Trustee and counsel to (i) the Pre-Petition Agent, (ii) the Second Lien Notes Trustee, (iii) counsel to the Specified Lenders (iv) the Administrator for the A/R Securitization Facility and (v) counsel to the Creditors’ Committee. In any hearing regarding any exercise of rights or remedies under the DIP Documents (which hearing must take place within the Default Notice Period), the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing, and the Debtors and the Pre-Petition Secured Parties hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the DIP Agent or the DIP Lenders set forth in this Interim Order or the DIP Documents. In no event shall the DIP Agent, the DIP Lenders or the Pre-Petition Secured Parties (solely in the case of the Pre-Petition Secured Parties, subject to entry of the Final Order) be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral. Further, subject only to and effective upon entry of the Final Order, in no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the secured claims of the Pre-Petition Secured Parties.

(c) No rights, protections or remedies of the DIP Agent or the DIP Lenders granted by the provisions of this Interim Order or the DIP Documents shall be limited, modified or impaired in any way by (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to continue to use Cash Collateral, (ii) any actual or purported termination of the Debtors’ authority to continue to use Cash Collateral or (iii) the terms of any other order or stipulation related to the Debtors’ continued use of Cash Collateral or the provision of adequate protection to any party.

(d) Neither the DIP Agent nor the DIP Lenders (each in their capacities as such) shall be subject to any obligations under the ICA. None of the DIP Credit Agreement, the DIP Documents, or the DIP Obligations shall be subject to the terms of the ICA.

10. Limitation on Charging Expenses Against Collateral. Except to the extent of the Fees Carve-Out, and effective upon entry of this Interim Order with respect to the Collateral of the DIP Agent and DIP Lenders, and subject only to and effective upon entry of the Final Order with respect to the Pre-Petition Collateral and Collateral of the Pre-Petition Secured Parties and without prejudice to paragraph 27(c) of this Interim Order, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral or the Pre-Petition Collateral (including Cash Collateral) pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the express prior written consent of the DIP Agent and the Pre-Petition Agent as the case may be, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent, the DIP Lenders, or any of the Pre-Petition Secured Parties.

11. Payments Free and Clear. Any and all payments or proceeds remitted to the DIP Agent on behalf of itself and the DIP Lenders to the Pre-Petition Agent on behalf of itself and the Pre-Petition Lenders, subject to the second proviso in paragraph 13(d) of this Interim Order, in each case, pursuant to the provisions of the Interim Order, this Final Order or any subsequent order of this Court shall be received free and clear of any claim, charge, assessment or other liability, including, without limitation, any such claim or charge arising out of or based on, directly or indirectly (and with respect to the Pre-Petition Secured Parties, subject to entry of the Final Order and without prejudice to paragraph 27(c) of this Interim Order), sections 506(c) (whether asserted or assessed by, through or on behalf of the Debtors) or 552(b) of the Bankruptcy Code or the equitable doctrine of marshaling.

12. Use of Cash Collateral.

(a) The Debtor Loan Parties are hereby authorized, subject to the terms and conditions of this Interim Order, to use all Cash Collateral of the Pre-Petition Secured Parties; provided, that the Pre-Petition Secured Parties are granted adequate protection as hereinafter set forth including, without limitation, in the form of the Adequate Protection Obligations and Adequate Protection Liens, except on the terms and conditions of this Interim Order, the Debtors shall be enjoined and prohibited from at any times using the Cash Collateral absent further order of the Court. Each of the following events shall be deemed a “Cash Collateral Termination Event”):

(i) confirmation of a plan of reorganization in any of the Cases other than a plan of reorganization that is reasonably acceptable to the Required Pre-Petition Lenders (as defined below) (any such plan, an “Acceptable Plan”) or any of the Debtors or any of their respective direct or indirect affiliates or subsidiaries shall, in the Court, file, propose, support, or fail to contest in good faith the filing or confirmation of a plan of reorganization that is not an Acceptable Plan; provided that for the avoidance of doubt it shall not constitute a Cash Collateral Termination Event if, without the support of any of the Debtors, any party other than the Debtors seeks to or does confirm such a plan of reorganization;

(ii) the earlier of (A) the Maturity Date (as defined in the DIP Credit Agreement), (B) an acceleration of the Maturity Date, or (C) failure to meet any Adequate Protection Milestone (as defined below);

(iii) a sale of all or substantially all of the assets of the Debtors or Global Center; or

(iv) other than with respect to the matters described in paragraph 4(l), the Debtors or any of their respective direct or indirect affiliates or subsidiaries commences any action, including the filing of any pleading, against any of the Pre-Petition Secured Parties with respect to the Stipulated Debt or the Stipulated Security Interests.

(b) Upon the occurrence of a Cash Collateral Termination Event, the Pre-Petition Agent may (or at the direction of the Required Pre-Petition Lenders, will) upon five business days’ written notice to the Debtors, commence a proceeding in the Court to determine the Debtors’ right to any further use of the Cash Collateral, and the Debtors’ authorization to use the Cash Collateral shall be deemed automatically terminated on the fifth business day following commencement of such proceeding unless the Court orders otherwise by such time, and no further consent to the use of Cash Collateral shall be implied by any other action, inaction or acquiescence by any of the First Lien Secured Parties.

13. Adequate Protection of First Lien Secured Parties. The First Lien Secured Parties are entitled, pursuant to sections 361, 362, 363(e) and 364(d)(1) and 507 of the Bankruptcy Code, to adequate protection of their respective interests in the Pre-Petition Collateral, including the Cash Collateral, for and equal in amount to the aggregate diminution in the value of their respective interests in the Pre-Petition Collateral (including Cash Collateral) as provided in the Bankruptcy Code, the priming of the Pre-Petition Agent’s security interests and liens in the Pre-Petition Collateral by the DIP Agent and the DIP Lenders pursuant to the DIP Documents and this Interim Order and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Senior Lender Adequate Protection Claim”). As adequate protection, the First Lien Secured Parties are hereby granted the following (collectively, the “Senior Lender Adequate Protection Obligations”):

(a) Pre-Petition Secured Lender Adequate Protection Liens. The Pre-Petition Agent (for itself and for the benefit of the Pre-Petition Lenders) is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements), in the amount of the Senior Lender Adequate Protection Claim, a security interest in and lien upon all of the Collateral, subject and subordinate only to (i) DIP Liens and any liens on the Collateral to which such liens so granted to the DIP Agent are junior, (ii) the Fees Carve Out, and (iii) the Bonding Carve Out (the “Senior Lender Adequate Protection Liens”). For the avoidance of doubt, other than with respect to the Senior Lender Adequate Protection Liens, no liens are granted under this Interim Order for the benefit of the First Lien Secured Parties on any cash held by Global Center or on the equity interests of Global Center.

(b) Continuation of Liens. To the extent replacement liens are not available, the liens granted to the First Lien Secured Parties under the terms of the Pre-Petition Credit Agreement shall continue in full force and effect and shall continue to secure the obligations of the Debtors under the Pre-Petition Credit Agreement.

(c) Pre-Petition Secured Lender Section 507(b) Claim. The Pre-Petition Agent, on behalf of itself and the Pre-Petition Lenders, is hereby granted, subject to the Fees Carve Out and the Bonding Carve Out, a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code in the amount of the Senior Lender Adequate Protection Claim, immediately junior to (i) the DIP Superpriority Claims held by the DIP Agent and the DIP Lenders and (ii) solely with respect to the Securitization Debtors, the A/R Securitization Facility Superpriority Claim, and senior to all other superpriority claims or administrative expenses (other than the Fees Carve Out and the Bonding Carve Out) and shall have recourse to and be payable from all of the Collateral including, without limitation, subject to entry of the Final Order, Avoidance Proceeds (the “Senior Lender 507(b) Claim”); provided that, unless otherwise expressly agreed to in writing by the DIP Agent, the First Lien Secured Parties shall not receive or retain any payments, property or other amounts in respect of the Senior Lender 507(b) Claim or under the Existing Credit Documents unless and until the DIP Obligations and any claim having a priority superior to or pari passu with the DIP Superpriority Claims have indefeasibly been paid in cash in full in accordance with the DIP Documents and the Commitments have been terminated (the “Senior Lender 507(b) Adequate Protection Claim”).

(d) Pre-Petition Secured Lender Cash Payments. The Pre-Petition Agent (or, if applicable, an issuing bank for a letter of credit or a swap counterparty) shall receive from the Debtors for the benefit of itself and the First Lien Secured Parties, as applicable, (i) within three Business Days following entry of this Interim Order, or, if earlier, upon the closing of the DIP Term Facility, immediate cash payment of all accrued and unpaid interest on the Pre-Petition First Lien Debt and letter of credit fees at the non-default rates provided for in the Existing Credit Documents and all other accrued and unpaid fees and expenses (including, but not limited to, fees owed to the Pre-Petition Agent) owing to the Pre-Petition Agent under the Existing Credit Documents incurred prior to the Petition Date and (ii) cash payments, paid on the

Interest Payment Dates as provided for in the Pre-Petition Credit Agreement (and as defined therein), in an amount equal to the interest on the Pre-Petition First Lien Debt, letter of credit fees and other fees at the non-default rates provided for in the Existing Credit Documents (it being understood and agreed that (i) with respect to Loans (as defined in the Pre-Petition Credit Agreement), such interest will be calculated in accordance with section 2.08(a) of the Pre-Petition Credit Agreement as if such Loans were Eurocurrency Rate Loans (as defined in the Pre-Petition Credit Agreement) and the Borrower were able to elect or continue Interest Periods (as defined in the Pre-Petition Credit Agreement) with respect to such Loans in accordance with the Pre-Petition Credit Agreement without the need for any consent or approval from the Pre-Petition Agent or any Pre-Petition Lender, (ii) with respect to each Letter of Credit (as defined in the Pre-Petition Credit Agreement), such fees shall be calculated in accordance with sections 2.03(i) and (j) of the Pre-Petition Credit Agreement and (iii) with respect to each Swap Contract, such interest shall be calculated in accordance with clause (i) above as if such Swap Contract were a Revolving Credit Loan (as defined in the Pre-Petition Credit Agreement) with a three-month Interest Period); provided that the First Lien Secured Parties shall reserve the right to assert claims for the payment of additional interest calculated at any other applicable rate of interest (including, without limitation, default rates), or on any other basis, provided for in the Existing Credit Documents and to the extent permitted by the Bankruptcy Code; provided further that if and only if the Court determines that the First Lien Secured Parties were undersecured as of the Petition Date under section 506(b) of the Bankruptcy Code, then the Creditors’ Committee (as defined below), the Debtors, or any other party in interest (including the Specified Lenders) may assert that any payments made in respect of this paragraph 13(d) of this Interim Order or the Final Order in respect of the Pre-Petition Credit Agreement constitute and may be recharacterized as principal repayments on account of the Pre-Petition First Lien Debt or as part of the Pre-Petition Lenders’ secured claim. All defenses to any effort to recharacterize such payments are expressly reserved.

(e) Liquidity Preservation Period. During a Liquidity Preservation Period (as defined in the DIP Credit Agreement), within five business days after the beginning of such Liquidity Preservation Period, the Debtors shall (i) file with the Bankruptcy Court (x) a stipulation consented to by the Pre-Petition Agent (with the consent of the Required Pre-Petition Lenders) or (y) a motion seeking entry of an order, in either case authorizing the Debtors to cease making the adequate protection payments of interest described in paragraph 13(d) of this Interim Order and, once entered, the corresponding provision of the Final Order, until such time as such Liquidity Preservation Period has ended and (ii) use commercially reasonable efforts to obtain entry by the Bankruptcy Court of such stipulation or order, as applicable, as soon as reasonably practical and in any event within 30 days of the beginning of such Liquidity Preservation Period.

(f) Pre-Petition Secured Lender Fees and Expenses. The Pre-Petition Agent shall receive from the Debtors for the benefit of itself and the First Lien Secured Parties, as applicable, (i) within three Business Days following entry of this Interim Order, or, if earlier, upon the closing of the DIP Term Facility, all accrued and unpaid fees and disbursements (including, but not limited to, fees owed to the Pre-Petition Agent) owing to the Pre-Petition Agent under the Existing Credit Documents and incurred prior to the Petition Date and (ii) current cash payments of all reasonable fees and expenses payable to the Pre-Petition Agent under the Existing Credit Documents, including, but not limited to, the reasonable and documented fees and disbursements of one lead counsel, one local restructuring counsel, additional local counsel for other jurisdictions as needed and consistent with past practice and two financial advisors to represent the interests of the First Lien Secured Parties, in each case whether incurred prior to or subsequent to the Petition Date.

(g) Pre-Petition Secured Lender Adequate Protection Milestones. The Pre-Petition Agent, on behalf of itself and the Pre-Petition Lenders, is hereby entitled to performance of those certain case milestones set forth in clauses (b), (c), (d), (f), and (g) of section 6.19 of the DIP Credit Agreement as in effect as of the date of entry of this Interim Order (the “Adequate Protection Milestones”).

(h) Pre-Petition Secured Lender Reporting. The Pre-Petition Agent, on behalf of itself and the Pre-Petition Lenders, is hereby entitled to receive all financial reporting and other reports and notices delivered by the Borrower to the DIP Agent or any DIP Lender in connection with the DIP Facilities.

(i) Principal Property Cap. After the Petition Date, the “Principal Property Cap” (as defined in the Pre-Petition Credit Agreement or the Second Lien Notes Indenture) shall be neither increased nor reduced; provided that except as set forth in this paragraph 13(i), the Debtors, the DIP Agent, the DIP Lenders (including the Specified Lenders), the First Lien Secured Parties and all other parties in interest reserve their rights with respect to the CNTA Dispute, including the interpretation and calculation of the “Principal Property Cap.”

14. Adequate Protection of Second Lien Secured Parties. The Second Lien Secured Parties are entitled, pursuant to sections 361, 362, 363(e), 364(d)(1) and 507 of the Bankruptcy Code, to adequate protection of their respective interests in the Pre-Petition Collateral, including the Cash Collateral, for and equal in amount to the aggregate diminution in the value of their respective interests in the Pre-Petition Collateral as provided in the Bankruptcy Code, the priming of the Second Lien Noteholders’ security interests and liens in the Pre-Petition

Collateral by the DIP Agent and the DIP Lenders pursuant to the DIP Documents and this Interim Order and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Noteholder Adequate Protection Claim” and, together with the Senior Lender Adequate Protection Claim, the “Adequate Protection Claims”). As adequate protection, the Second Lien Secured Parties are hereby granted the following (collectively, the “Noteholder Adequate Protection Obligations” and, together with the Senior Lender Adequate Protection Obligations, the “Adequate Protection Obligations”):

(a) Second Lien Noteholder Adequate Protection Liens. The Second Lien Notes Trustee (for itself and for the benefit of the Second Lien Noteholders) is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements), in the amount of the Noteholder Adequate Protection Claim, a security interest in and lien upon all of the Collateral, subject and subordinate only to (i) the DIP Liens, and any liens on the Collateral to which such liens so granted to the DIP Agent are junior; (ii) the Senior Lender Adequate Protection Liens, (iii) the Fees Carve Out, (iv) the Bonding Carve Out and (v) the Pre-Petition Lender Security Interests (the “Noteholder Adequate Protection Liens” and together with the Senior Lender Adequate Protection Liens, the “Adequate Protection Liens”). For the avoidance of doubt, other than with respect to the Noteholder Adequate Protection Liens, no liens are granted under this Interim Order for the benefit of the Second Lien Secured Parties on any cash held by Global Center or on the equity interests of Global Center.

(b) Continuation of Liens. To the extent replacement liens are not available, the liens granted to the Second Lien Notes Trustee and the Second Lien Noteholders under the terms of the Existing Second Lien Indenture Documents shall continue in full force and effect and shall continue to secure the Obligations of the Debtors under the Existing Second Lien Indenture Documents, and such liens held by the Second Lien Notes Trustee shall be junior in priority to and subject to all liens granted hereunder and shall be governed by the Existing Secured Agreements, including, without limitation, the ICA, as set forth in paragraph 22 of this Interim Order.

(c) Second Lien Noteholder Section 507(b) Claim. The Second Lien Notes Trustee, on behalf of itself and the Second Lien Noteholders, is hereby granted, subject to the Fees Carve Out, the Bonding Carve Out, the DIP Superpriority Claims and the Senior Lender 507(b) Adequate Protection Claims, a superpriority claim as provided for in section 507(b) of the Bankruptcy Code, immediately junior to the Senior Lender 507(b) Adequate Protection Claims and senior to all other superpriority claims (other than the Fee Carve Out, Bonding Carve Out, the DIP Superpriority Claims, A/R Securitization Facility Superpriority Claim (solely with respect to the Securitization Debtors) and the Senior Lender 507(b) Adequate Protection Claims); provided that (i) notwithstanding section 1129(a)(9)(A) of the Bankruptcy Code, a plan of reorganization in any of the Cases may provide for the satisfaction of any Noteholder 507(b) Adequate Protection Claims with consideration other than cash to the extent that Required Pre-Petition Lenders agree to payment of any Senior Lender 507(b) Adequate Protection Claims in consideration other than cash pursuant to such plan of reorganization, (ii) that the mix of non-cash consideration used to satisfy any Noteholder 507(b) Adequate Protection Claims shall be the same as the mix of non-cash consideration used to satisfy any Senior Lender 507(b) Adequate Protection Claims unless the Required Second Lien Noteholders consent to different treatment by accepting the proposed plan of reorganization and (iii) unless otherwise expressly agreed to in writing by the DIP Agent, the Second Lien Secured Parties shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the Existing Credit Documents unless and until the DIP Obligations have indefeasibly been paid in cash in full in accordance with the DIP Documents (the “Noteholder 507(b) Adequate Protection Claim” and, together with the Senior Lender 507(b) Adequate Protection Claim, the “507(b) Claims”).

15. Reservation of Rights of Pre-Petition Secured Parties. Under the circumstances and given that the above-described adequate protection is consistent with the Bankruptcy Code, including, without limitation, section 506(b) thereof, the Court finds that the adequate protection provided herein, including, without limitation, in the form of the Adequate Protection Obligations and Adequate Protection Liens is reasonable and sufficient to protect the interests of the Pre-Petition Secured Parties; provided that any of the Pre-Petition Secured Parties may request further or different adequate protection, and the Debtors or any other party may, consistent with the terms of the ICA (the terms of which, for the avoidance of any doubt, shall not be affected or modified in any way by this Interim Order) or any other Existing Secured Agreement, contest any such request; provided further that any such additional or modified adequate protection shall at all times be subordinate and junior to the DIP Liens and DIP Superpriority Claims and, with respect to any additional or modified adequate protection for the Second Lien Notes Trustee or the Second Lien Noteholders, such adequate protection shall at all times be subordinate and junior to the Senior Lender Adequate Protection Liens, the Senior Lender Adequate Protection Obligations, and any claims of the First Lien Secured Parties arising from the Existing Credit Documents. Except as expressly provided herein, nothing contained in this Interim Order (including, without limitation, the authorization of the use of any Cash Collateral) shall impair or modify any rights, claims or defenses available in law or equity to any Pre-Petition Secured Party, the DIP Agent or any DIP Lender, including, without limitation, rights of a party to a swap agreement, securities contract, commodity contract, forward contract or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of a Debtor to contest such assertion). The Adequate Protection Liens and Adequate Protection Obligations (including, without limitation, the Adequate Protection Milestones) described herein may be amended, modified or terminated (or, in the case of the Adequate Protection Milestones, amended, modified or extended) only, and shall be binding on the First Lien Secured Parties only, by order of the Court or the prior written consent of the Pre-Petition Credit Agreement Lenders holding more than 50% of the outstanding principal amount of the Pre-Petition First Lien Debt (the “Required Pre-Petition Lenders”), and no such consent shall be implied by any other action, inaction or acquiescence by any of the Pre-Petition Agent or the Pre-Petition Lenders; provided that nothing contained in this Interim Order shall be read to impact the rights of any party, including the Specified Lenders (as defined in the DIP Credit Agreement), to object to any such amendments or modifications including any assertion by the First Lien Secured Parties for the payment of additional interest calculated at any other applicable rate of interest (including, without limitation, default rates or interest upon interest).

16. Perfection of DIP Liens and Adequate Protection Liens.

(a) Subject to the provisions of paragraph 9(a) above, the DIP Agent, the DIP Lenders and the Pre-Petition Secured Parties are hereby authorized, but not required, to file or record (and to execute in the name of the Debtor Loan Parties, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession of or control over assets, or take any other action, in each case, in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP Agent on behalf of the DIP Lenders, the Pre-Petition Agent on behalf of the Pre-Petition Lenders, the Second Lien Notes Trustee on behalf of the Second Lien Noteholders shall, in their sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or take possession of or control over, or otherwise confirm perfection of the liens and security interests granted to it hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable, except as otherwise provided herein, and not subject to challenge dispute or subordination, at the time and on the date of entry of this Interim Order and subject to the terms hereof. Upon the request of the DIP Agent, each of the Pre-Petition Secured Parties, without any further consent of any party, is authorized and directed to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable the DIP Agent to further validate, perfect, preserve and enforce the DIP Liens. All such documents will be deemed to have been recorded and filed, as applicable, as of the Petition Date.

(b) A certified copy of this Interim Order may, in the discretion of the DIP Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Interim Order for filing and recording, as applicable. For the avoidance of doubt, the automatic stay of section 362(a) of the Bankruptcy Code shall be modified to the extent necessary to permit the DIP Agent to take all actions, as applicable, referenced in this subparagraph (b) and in the immediately preceding subparagraph (a).

17. Real Property Leases. As a requirement and precondition to the DIP Lenders’ willingness to lend and in furtherance of the DIP Superpriority Claims provided for in paragraph 7 of this Interim Order and pursuant to the DIP Documents, under which DIP Obligations are payable from and have recourse to all of the Debtor Loan Parties’ pre- and post-petition property including, among other things, all of the Debtor Loan Parties’ Real Property Leases (as defined in the DIP Credit Agreement), the DIP Lenders shall have the following protections with respect to the Debtor Loan Parties’ Real Property Leases, regardless of whether any particular Real Property Lease or group of Real Property Leases constitutes Collateral, which protections shall be enforced by the DIP Agent as authorized, approved, and granted pursuant to the provisions of this Interim Order and in accordance with the terms of the DIP Credit Agreement:

(a) Remedies Upon an Event of Default. If an Event of Default shall have occurred and be continuing, the DIP Agent shall, with respect to any Real Property Lease or group of Real Property Leases to which any of the Debtors are party, be permitted, and is hereby authorized, approved, and granted:

(i) to exercise the Debtor Loan Parties’ rights pursuant to section 365(f) of the Bankruptcy Code with respect to any such Real Property Lease(s) and, subject to this Court’s approval after notice and hearing, assign any such Real Property Lease(s) in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts;

(ii) (a) find an acceptable (in the DIP Agent’s good faith and reasonable discretion) replacement lessee, which may include the DIP Agent or any of its affiliates, to whom such Real Property Lease(s) may be assigned, (b) hold, and manage all aspects of, an auction or other bidding process to find such acceptable replacement lessee, (c) in connection with any such auction, agree, on behalf of the Debtor Loan Parties, to a break-up fee or to reimburse reasonable fees and expenses (subject to Court approval of such fees and expenses) of any stalking horse bidder up to an amount not to exceed 3.00% of the purchase price of such Real Property Lease, if necessary, and may make any such payments on behalf of such Debtor Loan Party, and any amount used by the DIP Agent to make such payments shall, at the election of the DIP Agent in its sole discretion, be deemed a Borrowing (as defined in the DIP Credit Agreement) under the DIP Credit Agreement, (d) notify the Debtor Loan Parties of the selection of any replacement lessee pursuant to this paragraph 17(a), upon receipt of which the Debtors shall promptly (1) file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to such assignee and, and (2) cure any defaults, that have occurred and are continuing under such Real Property Lease(s) to the extent required by the Court (subject to the DIP Lenders’ right to cure defaults as set forth in paragraph 17(e) of this Interim Order); or

(iii) (a) direct any Debtor Loan Party that is a lessee under a Real Property Lease to assign such Real Property Lease to the DIP Agent, on behalf of itself and the DIP Lenders, as collateral for the DIP Obligations, (b) direct such Debtor Loan Party lessee to assume such Real Property Lease to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment; and (c) notify the Debtor Loan Parties of the selection of any replacement lessee pursuant to this paragraph 17(a), upon receipt of which the Debtor

Loan Parties shall promptly (1) file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to the DIP Agent and, and (2) cure any defaults, if any, that have occurred and are continuing under such Real Property Lease(s) to the extent required by the Court; provided, that any assignment of any such Real Property Lease(s) as Collateral securing the DIP Obligations shall not impair the Debtors’ ability to subsequently assume (if not already assumed) and assign such Real Property Lease(s) pursuant to section 365 of the Bankruptcy Code or to enjoy the protections of section 365(f) of the Bankruptcy Code with respect to any such assignment, provided, that the foregoing clauses (i) through (iii) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(b) Right to Credit Bid. Prior to any sale or assignment of any Real Property Lease or group of Real Property Leases, the Debtors shall first provide 30 days’ prior written notice to the DIP Agent (unless such notice provision is waived by the DIP Agent). During such notice period, or thereafter until Court approval of a sale or assignment, the DIP Agent, on behalf of the applicable DIP Lenders, shall be permitted to credit bid forgiveness of some or all of the outstanding DIP Obligations (in an amount equal to at least the consideration offered by any other party in respect of such assignment) outstanding under the DIP Term Facility as consideration in exchange for any such Real Property Lease(s); provided, that to the extent the Borrower is entitled to retain a portion of the total consideration paid in respect of such assignment in accordance with the DIP Credit Agreement, the applicable portion of the consideration shall be paid in cash. In addition, in connection with the exercise of any of the DIP Agent’s rights pursuant to the DIP Credit Agreements or this Interim Order to direct or compel a sale or assignment of any Real Property Lease(s), the DIP Agent, on behalf of the applicable DIP

Lenders, shall be permitted to credit bid forgiveness of some or all of the outstanding DIP Obligations (in an amount equal to at least the consideration offered by any other party in respect of such sale or assignment) as consideration in exchange for such Real Property Lease(s). Pursuant to section 364(e) of the Bankruptcy Code, absent a stay pending appeal, the DIP Lenders’ right to credit bid shall not be affected by the reversal or modification on appeal of the Debtors’ authorization pursuant to this Interim Order or the Final Order to obtain credit and incur debt as and in accordance with the terms set forth herein. Notwithstanding anything to the contrary herein, the foregoing right of the DIP Agent set forth in this paragraph 17(b) shall not apply to Real Property Leases that are sold or assigned as contemplated in the Agreed Business Plan (as defined in the DIP Credit Agreement).

(c) Special Rights with Respect to Proposed Rejections of Real Property Leases. Unless all DIP Obligations shall have indefeasibly been satisfied in full in cash (and, with respect to outstanding letters of credit issued or deemed issued pursuant to the DIP Credit Agreements, cash collateralized in accordance with the provisions of the DIP Credit Agreements), the Debtor Loan Parties shall not seek, and it shall constitute an Event of Default and terminate the right of the Debtor Loan Parties to use Cash Collateral if any of the Debtor Loan Parties seeks, pursuant to section 365 of the Bankruptcy Code, to reject or otherwise terminate (including, without limitation, as a result of the expiration of the assumption period provided for in section 365(d)(4) of the Bankruptcy Code to the extent applicable, the last day of such period being the “Automatic Rejection Date”) (x) a Material Lease (as defined in the DIP Credit Agreement) or (y) during the continuance of an Event of Default under the Credit Agreement, a Real Property Lease, in each case, without first providing 30 days’ prior written notice to the DIP Agent (unless such notice provision is waived by the DIP Agent in its sole discretion) during which time the DIP Agent shall be permitted to find an acceptable (in the DIP Agent’s good faith and reasonable discretion) replacement lessee (which may include the DIP Agent or its affiliates) to whom such lease may be assigned. If a prospective assignee is not found within such 30-day notice period, the Debtor Loan Parties may proceed to reject such lease. If such a prospective assignee is timely found, the Debtor Loan Parties shall (i) not seek to reject such lease, (ii) promptly withdraw any previously filed rejection motion, (iii) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such lease and assigning it to such prospective assignee and (iv) cure any defaults that have occurred and are continuing under such lease unless the Borrower and the DIP Agent agree that any such cure obligation is overly burdensome on the cash position of the Debtor Loan Parties with such agreement not to be unreasonably withheld; provided, that this paragraph 18(c) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan (as defined in the DIP Credit Agreement). For the avoidance of doubt, it is understood and agreed that on or prior to the 30th day prior to the Automatic Rejection Date (as defined in the DIP Credit Agreement), the Debtor Loan Parties shall have delivered (and hereby agree to deliver) written notice to the DIP Agent of each outstanding Real Property Lease that they intend to reject (including, without limitation, through automatic rejection on the Automatic Rejection Date, to the extent applicable) from and after the date of such notice (or, if applicable, notice that the Debtor Loan Parties will seek to extend the Automatic Rejection Date as provided in section 365(d)(4) of the Bankruptcy Code); provided, that if the Debtor Loan Parties fail to deliver any such notice to the DIP Agent prior to such date with respect to any such Real Property Lease (or a notice indicating that no such Real Property Leases shall be rejected), the Debtor Loan Parties shall be deemed, for all purposes hereunder, to have delivered notice to the DIP Agent as of such date that they intend to reject all outstanding Real Property Leases.

(d) Assumption Orders. Any order of this Court approving the assumption of any Real Property Lease shall specifically provide that the applicable Debtor Loan Party shall be authorized to assign such Real Property Lease pursuant to, and to enjoy the protections of, section 365(f) of the Bankruptcy Code subsequent to the date of such assumption.

(e) DIP Lenders’ Right to Cure Defaults. If any of the Debtor Loan Parties is required to cure any monetary defaults under any Real Property Lease pursuant to any order of this Court or otherwise in connection with any assumption or assumption and assignment of any such Real Property Lease pursuant to section 365(f) of the Bankruptcy Code, and such monetary default is not, within five business days of the receipt by such Debtor of notice from the DIP Agent pursuant to the applicable provision(s) of the DIP Credit Agreement or any other notice from the DIP Agent requesting the cure of such monetary default, cured in accordance with the provisions of such applicable court order as arranged by the DIP Agent, the DIP Agent may cure any such monetary defaults on behalf of the applicable Debtor(s).

18. Preservation of Rights Granted Under this Interim Order.

(a) (i) Other than the Fees Carve Out and the Bonding Carve Out (in each case to the extent provided herein) no claim or lien having a priority superior to and (ii) other than the A/R Securitization Facility Superpriority Claim (solely with respect to the Secruitization Debtors), no claim or lien having a priority pari passu with those granted by this Interim Order to the DIP Agent and the DIP Lenders shall be granted or allowed while any portion of the DIP Financing (or any refinancing thereof) or the Commitments thereunder or the DIP Obligations remain outstanding, and the DIP Liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.

(b) Unless all DIP Obligations shall have been indefeasibly paid in full in cash (and, with respect to outstanding letters of credit issued pursuant to the DIP Credit Agreements, cash collateralized on terms and conditions acceptable to the DIP Agent in accordance with the provisions of the DIP Credit Agreements) and the Adequate Protection Obligations shall have been paid in full, the Debtors shall not seek, and it shall constitute an Event of Default (in addition to those Events of Default set forth in the DIP Credit Agreement) and terminate the right of the Debtors to use any and all Cash Collateral if the Debtors seek or if there are entered, (i) any material modifications, amendments or any extensions of this Interim Order in a manner adverse to the DIP Agent and DIP Lenders, without the prior written consent of the DIP Agent, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP Agent; (ii) an order dismissing the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code; (iii) an order appointing any chapter 11 trustee or an examiner with enlarged powers (powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) in the Cases without the prior written consent of the Required Lenders; (iv) an order appointing an examiner under section 1104 (other than a fee examiner) of the Bankruptcy Code without the prior written consent of the Required Lenders, or the Debtors acquiesce in or consent to any such appointment; (v) an order in any of the Cases denying or terminating use of cash collateral by any of the Debtors if such order remains unstayed for more than three business days following its entry; (vi) an order (that is not otherwise stayed, reversed, overturned, withdrawn or settled within five days of the entry of such order) in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Loan Parties in excess of $10 million; (vii) a final, non-appealable order in the Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the DIP Agent or DIP Lenders without the consent of the DIP Agent, or the commencement of other actions materially adverse to the DIP Agent’s or DIP Lenders’ rights and remedies under the applicable DIP Documents or otherwise inconsistent with the applicable DIP Documents; (viii) an order in any of the Cases granting authority to obtain financing under section 364 of the Bankruptcy Code (other than under the DIP Facilities or in the ordinary course of the Borrower’s and/or the Guarantors’ businesses), unless such financing would, and in fact does, repay in full in cash all DIP Obligations upon consummation thereof; or (ix) an order in any of the Cases granting adequate protection to any other person (except to the extent permitted by the DIP Credit Agreement). Notwithstanding the entry of any order dismissing the Cases under section 1112 of the Bankruptcy Code or otherwise, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that (i) the DIP Superpriority Claims, DIP Liens, Adequate Protection Obligations, Adequate Protection Liens, priming liens, security interests, replacement security interests and administrative claims granted to the DIP Agent and the DIP Lenders and, as applicable, the Pre-Petition Secured Parties pursuant to this Interim Order shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations and Adequate Protection Obligations shall have been paid and satisfied in full (and that such DIP Superpriority Claims, DIP Liens, Adequate Protection Obligations, Adequate Protection Liens, priming liens, security interests, replacement security interests and administrative claims, shall, notwithstanding such dismissal, remain binding on all parties in interest) and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (i) above.

(c) If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect (i) the validity of any DIP Obligations, the DIP Documents or Adequate Protection Obligations incurred or the DIP Liens and Adequate Protections Liens granted prior to the actual receipt of written notice by the DIP Agent, the Pre-Petition Agent, or the Second Lien Notes Trustee, as applicable, of the effective date of such reversal, modification, vacation or stay or (ii) the validity or enforceability of the DIP Liens or the Adequate Protection Liens. Notwithstanding any such reversal, modification, vacation or stay, any use of Cash Collateral or any DIP Obligations, DIP Liens, Adequate Protection Obligations or Adequate Protection Liens incurred by the Debtors to the DIP Agent, the DIP Lenders or the Pre-Petition Secured Parties prior to the actual receipt of written notice by the DIP Agent, the Pre-Petition Agent, or the Second Lien Notes Trustee, as applicable, of the effective date of such reversal, modification, vacation or stay shall be governed in all respects by the original provisions of this Interim Order, and the DIP Agent, the DIP Lenders and the Pre-Petition Secured Parties shall be entitled to all the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, this Interim Order and pursuant to the DIP Documents with respect to all uses of Cash Collateral, DIP Obligations and Adequate Protection Obligations.

(d) Except as expressly provided in this Interim Order or in the DIP Documents, the DIP Liens, the DIP Superpriority Claims and all other rights and remedies of the DIP Agent and the DIP Lenders granted by the provisions of this Interim Order and the DIP Documents shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Cases to a case under chapter 7, dismissing any of the Cases, terminating the joint administration of these Cases or by any other act or omission, (ii) the entry of an order approving the sale of any Collateral pursuant to section 363(b) of the Bankruptcy Code (except to the extent permitted by the DIP Documents) or (iii) the entry of an order confirming a chapter 11 plan in the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining DIP Obligations. The terms and provisions of this Interim Order and the DIP Documents shall continue in these Cases, in any successor cases if these Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, the DIP Superpriority Claims and all other rights and remedies of the DIP Agent and the DIP Lenders granted by the provisions of this Interim Order (including, without limitation, with respect to the rights of the DIP Agent as to the Debtors’ Real Property Leases as set forth in paragraph 17 of this Interim Order) and the DIP Documents shall continue in full force and effect until the DIP Obligations are indefeasibly paid in full in cash.

(e) Upon the occurrence of an Event of Default, the Debtors agree to enter into good faith negotiations with interested parties in respect of a possible refinancing of the Obligatoins.

19. Effect of Stipulations on Third Parties. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, in paragraph 4 of this Interim Order, shall be binding upon the Debtors and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors) in all circumstances and for all purposes. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, in paragraph 4 of this Interim Order, shall be binding upon all other parties in interest, including, without limitation, any committee appointed in these Cases and any other person or entity acting on behalf of the Debtors’ estates in all circumstances for all purposes, unless and except to the extent that (a) such party in interest has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in paragraphs 19 and 20 of this Interim Order) by the earlier of (i) the date that is the later of 60 days after entry of the Final Order and (ii) and such later date (x) as has been agreed to, in writing, by the applicable Pre-Petition Agent or the Second Lien Notes Trustee, as applicable, that would be a defendant in its sole discretion or (y) as has been ordered by the Court upon a motion filed and served within any applicable period of time set forth in this paragraph (the “Challenge Period”),(i) challenging the amount, validity, perfection, enforceability, priority or extent of the Prepetition Secured Debt or the Prepetition Secured Parties’ liens on the Prepetition Collateral or (ii) otherwise asserting or prosecuting any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, “Challenge Proceedings”) against any of the Pre-Petition Secured Parties or (x) their respective predecessors, successors and assigns, affiliates, subsidiaries, funds, portfolio companies, management companies, and (y) with respect to each of the foregoing entities in clause (x), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, Professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (y), each solely in their capacity as such) (each entity listed in clauses (x) and (y) a “Representative” and, collectively, the

“Representatives”) in connection with matters related to the Existing Secured Agreements, the Stipulated Debt, and the Prepetition Collateral and (b) there is a final non-appealable order in favor of the plaintiff sustaining any such Challenge Proceeding; provided that any pleadings filed in any Challenge Proceeding shall set forth with specificity the basis for such challenge or claim and any challenges or claims not so specified prior to the expiration of the Challenge Period shall be deemed forever waived, released and barred. If no such Challenge Proceeding matter is timely and properly filed during the Challenge Period or the Court does not rule in favor of the plaintiff in any such proceeding then: (a) the Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, those contained in paragraph 4 of this Interim Order shall be binding on all parties in interest, including, without limitation, the Creditors’ Committee; (b) notwithstanding any reservations of rights contained in this Interim Order, the obligations of the Borrower and the Debtor Guarantors under the Existing Secured Agreements, including the Stipulated Debt, shall constitute allowed claims not subject to defense, claim, counterclaim, recharacterization, subordination, offset or avoidance, for all purposes in these Cases, and any subsequent chapter 7 case(s); (c) the Stipulated Security Interests shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected, security interests and liens, not subject to recharacterization, subordination, avoidance or other defense; and (d) the Stipulated Debt and the Stipulated Security Interests shall not be subject to any other or further claim or challenge by the Creditors’ Committee, any non-statutory committees appointed or formed in these Cases or any other party in interest acting or seeking to act on behalf of the Debtors’ estates and any defenses, claims, causes of action, counterclaims and offsets by the Creditors’ Committee, any non-statutory committees appointed or formed in these Cases, or any other party acting or seeking to act on behalf of the Debtors’ estates, whether arising under the Bankruptcy Code or otherwise, against any of the Pre-Petition Secured Parties and their Representatives arising out of or relating to the Existing Agreements shall be deemed forever waived, released and barred. If any such Challenge Proceeding is timely filed during the Challenge Period, the stipulations, admissions, agreements and releases contained in this Interim Order, including, without limitation, those contained in paragraph 4 of this Interim Order, shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on the Creditors’ Committee and on any other person or entity, except to the extent that such stipulations, admissions, agreements and releases were expressly and successfully challenged in such Challenge Proceeding as set forth in a final, non-appealable order of a court of competent jurisdiction. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including the Creditors’ Committee or any non-statutory committees appointed or formed in these Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, including, without limitation, Challenge Proceedings with respect to the Existing Secured Agreements, the Stipulated Debt or the Stipulated Security Interests; provided that the Specified Lenders shall have standing to be heard in connection with the CNTA Dispute. Notwithstanding anything to the contrary, this paragraph 19 shall not limit or release any claims or defenses with respect to the CNTA Dispute, and such claims and defenses shall not be subject to the Challenge Period.

20. Limitation on Use of DIP Financing Proceeds and Collateral. Except as set forth in this paragraph, no borrowings under the DIP Financing, letters of credit, Cash Collateral, Collateral, the Fees Carve Out and/or the Bonding Carve Out may be used, in the Cases or any other proceeding of any kind, or in any jurisdiction, to (a) object and/or challenge the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, any amount due under the DIP Documents or the Existing Credit Documents, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Documents or the Existing Credit Documents or the liens or claims granted under this Interim Order, the DIP Documents or the Existing Credit Documents, or the Adequate Protection Liens, or the Adequate Protection Obligations including, in each case, without limitation, for lender liability or pursuant to section 105, 502(d), 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise, (b) investigate, assert or prosecute any Claims and Defenses or causes of action against the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, the Second Lien Notes Trustee or the Second Lien Noteholders and/or their respective Representatives, (c) prevent, hinder or otherwise delay the DIP Agent’s, the DIP Lenders’, the Pre-Petition Agent’s, the Pre-Petition Lenders’, the Second Lien Notes Trustee’s or the Second Lien Noteholders’ assertion, enforcement or realization against or upon the Cash Collateral or the Collateral in accordance with the DIP Documents, the Existing Credit Documents, the Existing Second Lien Indenture Documents or this Interim Order, (d) seek to modify any of the rights granted to the DIP Agent, the DIP Lenders, the Pre-Petition Agent, the Pre-Petition Lenders, the Second Lien Notes Trustee or the Second Lien Noteholders hereunder or under the DIP Documents or the Existing Secured Agreements, in each of the foregoing cases without such applicable parties’ prior written consent, (e) attempt to directly or indirectly modify any of the rights granted to the DIP Lenders or the DIP Agent, (f) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an order of this Court and (ii) in accordance with the DIP Documents and the 13-Week Projections; provided that, (A) the

Debtors may, in all cases set forth above, challenge the assertion or existence of an Event of Default hereunder or under the DIP Facilities, (B) advisors to the Creditors’ Committee may investigate the claims and liens granted pursuant to the Existing Credit Documents or the Existing Second Lien Indenture Documents during the Challenge Period and prosecute any causes of action in connection therewith at an aggregate expense for such investigation and prosecution not to exceed $50,000, (C) the foregoing limitations shall not apply to any reimbursements of expenses of Specified Lenders in accordance with paragraph 27 of this Interim Order, which reimbusements and expenses shall be allocated in accordance with the proviso contained in paragraph 27(a) of this Interim Order, and (D) the limitations on the use of Collateral (other than Pre-Petition Collateral) contained in this paragraph 20 shall not apply to those matters described in paragraph 4(l) of this Interim Order.

21. Reservation of Rights. Nothing contained in this Interim Order shall prejudice the rights of the Debtors or any other party in interest (including the Specified Lenders) with respect to, and the Debtors, the Pre-Petition Secured Parties and all parties in interest (including the Specified Lenders) reserve all rights with respect to (i) the allocation of expenses and operating costs of the Debtors among the Debtors’ unencumbered assets and the Collateral of the Pre-Petition Secured Parties and (ii) any past or future transfers of cash or others assets into Global Center or any other non-Debtor. Further, nothing contained in this Interim Order shall prejudice the rights of any party to commence a declaratory judgment action (or any other action) seeking a determination with respect to the CNTA Dispute.

22. Priorities Among Pre-Petition Secured Parties. Notwithstanding anything to the contrary herein or in any other order of this Court, in determining the relative priorities and rights of the Pre-Petition Secured Parties (including, without limitation, the relative priorities and rights of the Pre-Petition Secured Parties with respect to the Adequate Protection Obligations granted hereunder), such priorities and rights shall continue to be governed by the Existing Secured Agreements including, without limitation, the ICA.

23. Maintenance of Letters of Credit. To the extent permitted by the DIP Documents, the Debtors are authorized to maintain and renew letters of credit issued under the DIP Credit Agreement on an uninterrupted basis, in accordance with the same practices and procedures as were in effect prior to the Petition Date, and to take all actions reasonably appropriate with respect thereto, on an uninterrupted basis and in accordance with the same practices and procedures as were in effect prior to the Petition Date.

24. Citi as Collateral Agent. To the extent that (i) Citi, in its capacity as Collateral Agent under the Existing Credit Documents, or (ii) U.S. Bank, National Association, or any successor trustee, in its capacity as Collateral Agent under the Existing Second Lien Indenture Documents, is listed as loss payee under the Debtors’ insurance policies as required under the Existing Credit Documents and Existing Second Lien Indenture Documents or is the secured party under any other Existing Credit Document or Existing Second Lien Indenture Documents, Citi, in its role as Collateral Agent under the DIP Credit Agreements, is also deemed to be the secured party under such Control Agreements, loss payee under the Debtors’ insurance policies and the secured party under any other Existing Credit Document or Existing Second Lien Indenture Documents and shall act in that capacity and shall turn over and distribute any proceeds recovered or received first, for the benefit of the DIP Lenders in accordance with the DIP Credit Agreements and second, subsequent to indefeasible payment in full of all DIP Obligations, for the benefit of the Pre-Petition Secured Parties under the Existing Secured Agreements.

25. Payments Held in Trust. Except as expressly permitted in this Interim Order or the DIP Documents, in the event that any person or entity receives any payment on account of a security interest in Collateral, receives any proceeds of Collateral or receives any other payment with respect thereto from any other source prior to indefeasible satisfaction of all DIP Obligations under the DIP Documents, and termination of the Commitments in accordance with the DIP Documents, such person or entity shall be deemed to have received, and shall hold, any such payment or proceeds of Collateral in trust for the benefit of the DIP Agent and DIP Lenders and shall immediately turn over such proceeds to the DIP Agent, or as otherwise instructed by this Court, for application in accordance with the DIP Documents and this Interim Order.

26. Credit Bidding.

(a) The DIP Agent shall, acting at the direction of the Required Lenders, have the right to credit bid up to the full amount of the DIP Obligations in any sale of the Collateral (including, without limitation, sales occurring under Section 363 of the Bankruptcy Code or included as part of any plan of reorganization subject to confirmation of such reorganization plan) as provided for in section 363(k) of the Bankruptcy Code, without the need for further Court order authorizing the same and whether such sale is effectuated through section 363(k) or 1129(b) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.

(b) Subject to entry of the Final Order and the prior indefeasible satisfaction and discharge in full of all DIP Obligations and the termination of the Commitments thereunder, the full amount of the Pre-Petition First Lien Debt then outstanding may be used to “credit bid” for the assets and property of the Debtors (to the extent such assets are Senior Lender Collateral or secured by Senior Lender Adequate Protection Liens (but with respect thereto, solely to the extent of the value of the Senior Lender Adequate Protection Liens)) as provided for in section 363(k) of the Bankruptcy Code, without the need for further Court order authorizing the same and whether such sale is effectuated through section 363(k) or 1129(b) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise. For the avoidance of doubt, no amount on account of the Pre-Petition First Lien Debt may be credit bid in respect of any Collateral until all DIP Obligations have first been indefeasibly satisfied and paid in cash in full and the Commitments thereunder have been terminated.

27. Specified Lenders Expenses and Agreements.

(a) The Debtors shall pay or reimburse all reasonable, documented, out-of-pocket expenses of the Specified Lenders incurred through the date of entry of the Final Order, and, subject to entry of the Final Order, incurred thereafter, through the date that is 12 months following the Petition Date, in each case in connection with the Cases (but limited to $500,000 in any calendar month, subject to unlimited carry-forwards of unused amounts); provided that such expenses shall be charged against, and first payable from, cash or other assets determined by a final order of the Bankruptcy Court to be unencumbered by any prepetition lien or security interest; provided further that the amounts paid or reimbursed by the Debtors under this paragraph 27(a) shall in no event exceed $6,000,000.

(b) Subject to entry of the Final Order, the Specified Lenders shall be granted an allowed administrative expense claim (which allowed administrative expense claim shall be junior to each of the Fees Carve-Out, the Bonding Carve-Out, the DIP Superpriority Claim, and the A/R Securitization Facility Superpriority Claim, and any superpriority claims granted in respect of adequate protection) (the “Specified Lender Allowed Administrative Expense

Claim”) to the extent that the reasonable, documented, out-of-pocket expenses of the Specified Lenders incurred in connection with the Cases exceed the amounts payable under paragraph 27(a) of this Interim Order; provided that the amount of such allowed administrative expense claim shall not exceed $6,000,000.

(c) None of the Specified Lenders nor any of their respective affiliates shall, and none of the Specified Lenders nor any of their respective affiliates shall permit their respective attorneys or other professionals engaged in connection with or anticipation of these Cases to, object to entry of the Interim Order or the Final Order or any provision thereof or any of the terms or provisions of the DIP Documents; provided that (i) the Specified Lenders and their respective affiliates, and their respective affiliates’ attorneys or other professionals engaged in connection with or anticipation of these Cases, shall be permitted to object to (x) a waiver of section 506(c) of the Bankruptcy Code, section 552(b) of the Bankruptcy Code, and marshaling, and the approval of a “credit bid,” in each case, for the benefit of the Pre-Petition Secured Parties or (y) any changes or modifications to the rights or reservations of the Specified Lenders in any DIP Documents, Interim Order or Final Order and changes to the Adequate Protection Obligations for the Pre-Petition Secured Parties provided in this Interim Order; and (ii) the Specified Lenders’ non-objection to entry of the Interim Order or the Final Order shall not be construed to limit any other rights that have been expressly reserved for parties in interest herein or in any DIP Document.

28. Notice of Lender Professional Fees. A copy of each invoice submitted to the Debtors for professional fees and expenses (to the extent incurred by such professionals after the Effective Date (as defined in the DIP Credit Agreement)) the payment of which is authorized by paragraphs 13(f), 27(a) or 27(b) above (such fees and expenses, the “Lender

Professional Fees”) shall be substantially simultaneously sent to the U.S. Trustee, counsel for the DIP Agent and counsel for any Creditors’ Committee (collectively, the “Lender Professional Fee Notice Parties”). The invoices for such Lender Professional Fees shall include the number of hours billed and a reasonably detailed description of the services provided and the expenses incurred by the applicable professional; provided, however, that any such invoice (i) may be redacted to protect privileged, confidential or proprietary information and (ii) shall not be required to contain individual time detail; provided, further, that the U.S. Trustee reserves the right to seek additional information and relief from the Court. The Debtors and the Lender Professional Fee Notice Parties shall have 7 days after receipt of the applicable invoice to submit (to the applicable professional, the Debtors and the Lender Professional Fee Notice Parties) a written objection to the reasonableness of such Lender Professional Fees, which must contain a specific basis for the objection and quantification of the undisputed amount of the fees and expenses invoiced, and failure to object with specificity or to quantify the undisputed amount of the invoice subject to such objection will constitute a waiver of any objection to such invoice. None of the Lender Professional Fees shall be subject to Court approval or required to be maintained in accordance with the U.S. Trustee Guidelines, and no recipient of any payment on account thereof shall be required to file with respect thereto any interim or final fee application with the Court. Payment of Lender Professional Fees shall not be delayed based on any objections thereto, and the relevant professional shall only be required to disgorge amounts objected to upon being “so ordered” pursuant to a final non-appealable order of this Court.

29. No Waiver Under the ICA. Subject to paragraph 9(d) of this Interim Order, nothing herein shall be considered a waiver of any rights of any party under the ICA.

30. Bankruptcy Rule 6003. The requirements of Bankruptcy Rule 6003 are satisfied by the contents of the Motion.

31. Waiver of Stay. Notwithstanding any Bankruptcy Rule (including, but not limited to, Bankruptcy Rule 6004(h)) or Local Bankruptcy Rule that might otherwise delay the effectiveness of this Interim Order, the terms and conditions of this Interim Order shall be immediately effective and enforceable upon its entry

32. Necessary Action. The Debtors are authorized to take all such actions as are necessary or appropriate to implement the terms of this Interim Order.

33. Retention of Jurisdiction. This Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

34. Order Governs. In the event of any inconsistency between the provisions of this Interim Order and the DIP Documents, the provisions of this Interim Order shall govern.

35. Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in these Cases, including, without limitation, the DIP Agent, the DIP Lenders, the Pre-Petition Secured Parties, any committee appointed in these Cases, and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estates of the Debtors) and shall inure to the benefit of the DIP Agent, the DIP Lenders, the Pre-Petition Secured Parties, and the Debtors, and their respective successors and assigns; provided, however, that the DIP Agent and the DIP Lenders shall have no obligation to extend any financing to any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors. In determining to make any loan under the DIP Credit Agreements or to exercise any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Documents, the DIP Agent and the DIP Lenders shall not solely by reason thereof be deemed to be in control of the properties or operations of or participating in the management of the Debtors, be deemed to have authority to determine the manner in which any Debtor’s operations are conducted or be deemed to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended, or any similar federal or state statute).

36. Master Proof of Claim. In order to facilitate the processing of claims, to ease the burden upon the Court and to reduce an unnecessary expense to the Debtors’ estates, the Pre-Petition Agent is authorized to file in the Debtors’ lead chapter 11 case In re Peabody Energy Corporation, et al., (Case No. 16-42529) a single, master proof of claim on behalf of itself and the Pre-Petition Lenders on account of any and all of their respective claims arising under the Existing Credit Documents and hereunder (the “Master Proof of Claim”) against each of the Debtors. Upon the filing of the Master Proof of Claim against each of the Debtors, the Pre-Petition Agent and each Pre-Petition Lender, and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims against each of the Debtors of any type or nature whatsoever with respect to the Existing Credit Documents, and the claim of each Pre-Petition Lender (and each of its respective successors and assigns), named in the Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of these Cases. The Pre-Petition Agent shall not be required in the Master Proof of Claim to identify whether any Pre-Petition Lender acquired its claim from another party and the identity of any such party or to amend the Master Proof of Claim to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. The provisions of this paragraph 36 and the Master Proof of Claim are intended solely for the purpose of administrative convenience and shall not affect the right of each Pre-Petition Lender Party (or their successors in interest) to vote separately on any plan proposed in these Cases. The Pre-Petition Agent shall not be required to file with the Master Proof of Claim any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the Pre-Petition Lenders, which instruments, agreements or other documents will be provided upon written request to counsel to the Pre-Petition Agent.

37. Final Hearing. The Final Hearing is scheduled for May 5, 2016 at 2:00 p.m. (prevailing Central Time) before this Court.

38. Notice. The Debtors shall promptly serve copies of this Interim Order (which shall constitute adequate notice of the Final Hearing, including, without limitation, notice that the Debtors will seek approval at the Final Hearing of a waiver of rights under section 506(c) of the Bankruptcy Code) to the parties having been given notice of the Interim Hearing and to any Committee after the same has been appointed, or such Committee’s counsel, if the same shall have been appointed. No later than 24 hours after such service, the Debtors shall file a certificate of service with the Court.

1. Objections. Any objection to the granting of the relief requested by the Motion on a final basis shall be filed with the Court on or before             , 2016 (the “Objection Deadline”), and served, so as to be received by the Objection Deadline, upon: (a) the U.S. Trustee, 111 South 10th Street, Suite 6.353, St. Louis, MO 63102 (Attn: Paul

Randolph, Esq., Assistant United States Trustee); (b) (i) the Debtors, c/o Peabody Energy Corporation, 701 Market Street, St. Louis, MO 63101 (Attn: Scott T. Jarboe, Esq., Vice President and Deputy General Counsel Corporate and Capital Markets); (ii) Jones Day, North Point, 901 Lakeside Avenue, Cleveland, OH 44114 (Attn: Heather Lennox, Esq.); (iii) Jones Day, 51 Louisiana Avenue, N.W., Washington, D.C. 20001 (Attn: Amy Edgy , Esq. and Daniel T. Moss, Esq.); (iv) Armstrong Teasdale LLP, 7700 Forsyth Boulevard, Suite 1800, St. Louis, Mo. 63105 (Attn: Steven N. Cousins, Esq. and Susan K. Ehlers, Esq.); (c) (i) Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (Attn: Damian S. Schaible, Esq. and Angela M. Libby, Esq.) and (ii) Bryan Cave LLP, 211 N. Broadway, Sutie 3600, St. Louis, Missouri 63102 (Attn: Laura Uberti Hughes, Esq.), as counsel to Citibank, N.A. as Administrative Agent for the First Lien Secured Credit Facility; (d) counsel to PNC Bank, N.A., as Administrator under the Debtors’ prepetition accounts receivable securitization facility; (e) counsel to Wilmington Savings Fund Society, FSB as trustee and collateral agent for the Secured Second Lien Notes; (f) counsel to Wilmington Trust Company as Indenture Trustee for Unsecured Notes and the Convertible Notes; (g) counsel to any ad hoc committees; (h) Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (Attn: Stephen E. Hessler, P.C. and Brian R. Ford) and Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York (Attn: Kenneth H. Eckstein and Stephen Zide,) as co-counsel to certain Specified Lenders and (i) any party that has requested notice pursuant to Bankruptcy Rule 2002 as of the time of service.

Dated:	April 15, 2016
St. Louis, Missouri

HON. BARRY S. SCHERMER UNITED STATES BANKRUPTCY JUDGE

Submitted by:

Steven N. Cousins

Susan K. Ehlers

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, MO 63105

Heather Lennox (pro hac vice pending)

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Amy Edgy (pro hac vice pending)

Daniel T. Moss (pro hac vice pending)

Jones Day

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

Proposed Attorneys for Debtors

and Debtors in Possession

EXHIBIT G

PLEDGE AND SECURITY AGREEMENT

among

PEABODY ENERGY CORPORATION,

each Subsidiary of Peabody Energy Corporation identified herein,

and

CITIBANK N.A.,

as Administrative Agent

Dated as of April [ ], 2016

TABLE OF CONTENTS

PAGE

SECTION 1. DEFINED TERMS	G-5
1.1. Definitions	G-5
1.2. Other Definitional Provisions	G-10
SECTION 2. GRANT OF SECURITY INTEREST	G-10
SECTION 3. REPRESENTATIONS AND WARRANTIES	G-12
3.1. Representations in Credit Agreement	G-13
3.2. Title; No Other Liens	G-13
3.3. Valid, Perfected First Priority Liens	G-13
3.4. Name; Jurisdiction of Organization, Etc	G-14
3.5. Investment Property	G-14
3.6. Commercial Tort Claims	G-15
3.7. Intellectual Property	G-15
3.8. Deposit/Securities Account	G-15
3.9. Special Collateral	G-15
SECTION 4. COVENANTS	G-15
4.1. Covenants in Credit Agreement	G-16
4.2. Delivery of and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property	G-16
4.3. Maintenance of Perfected Security Interest; Further Assurances	G-16
4.4. Investment Property	G-17
4.5. Voting and Other Rights with Respect to Pledged Securities	G-17
4.6. Commercial Tort Claims	G-18
4.7. Intellectual Property	G-18
4.8. Vehicles	G-19
4.9. Government Receivables	G-19
4.10. Deposit/Securities Accounts	G-20
SECTION 5. REMEDIAL PROVISIONS	G-20
5.1. Proceeds to be Turned Over To Agent	G-20
5.2. Application of Proceeds	G-20
5.3. Code and Other Remedies	G-21
5.4. Certain Matters Relating to Receivables	G-22
5.5. Effect of Securities Laws	G-23
5.6. Deficiency	G-23
SECTION 6. POWER OF ATTORNEY AND FURTHER ASSURANCES	G-23
6.1. Administrative Agent’s Appointment as Attorney-in-Fact, Etc	G-23
6.2. Authorization of Financing Statements	G-25
SECTION 7. LIEN ABSOLUTE	G-25
7.1. Security Interest Absolute	G-25
7.2. Continuing Rights	G-25
SECTION 8. THE ADMINISTRATIVE AGENT	G-26
8.1. Authority of Agent	G-26
8.2. Duty of Agent	G-26

8.3. Exculpation of the Administrative Agent	G-27
8.4. No Individual Foreclosure, Etc	G-28
SECTION 9. MISCELLANEOUS	G-28
9.1. Amendments in Writing	G-28
9.2. Notices	G-29
9.3. No Waiver by Course of Conduct; Cumulative Remedies	G-29
9.4. Enforcement Expenses; Indemnification	G-29
9.5. Successors and Assigns	G-29
9.6. Set-Off	G-29
9.7. Counterparts	G-30
9.8. Severability	G-30
9.9. Section Headings	G-30
9.10. Integration	G-30
9.11. GOVERNING LAW	G-30
9.12. Submission to Jurisdiction; Waivers	G-31
9.13. Acknowledgments	G-31
9.14. WAIVER OF JURY TRIAL	G-31
9.15. Release	G-31
9.16. Additional Grantors	G-32
9.17. No Requirement to Marshall	G-32
9.18. The Orders	G-32
9.19. Conflicts	G-32
9.20. Automatic Stay	G-32

SCHEDULE 1 Subsidiary Parties	1-1
SCHEDULE 2 Description of Pledged Investment Property	2-1
SCHEDULE 3 Filings and Other Actions Required to Perfect Security Interests	3-1
SCHEDULE 4 Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office	4-1
SCHEDULE 5 Commercial Tort Claims	5-1
SCHEDULE 6 United States Copyrights; Patents; Trademarks; Copyright Licenses	6-1
SCHEDULE 7 Notices	7-1
SCHEDULE 8 Deposit/Securities Accounts	8-1

ANNEX 1 Assumption Agreement
ANNEX 2 Form of Uncertificated Securities Control Agreement

EXHIBIT A-1 Form of Copyright Security Agreement
EXHIBIT A-2 Form of Patent Security Agreement
EXHIBIT A-3 Form of Trademark Security Agreement

PLEDGE AND SECURITY AGREEMENT, dated as of April [ ], 2016 (the “Execution Date”), among Peabody Energy Corporation., a Delaware corporation, and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors from time to time party hereto (together with the Borrower, the “Grantors”), and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks, letter of credit issuers and other financial institutions or entities (the “Lenders”) from time to time parties to the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the Lenders, Citibank, N.A., as Administrative Agent and L/C Issuer and the other parties party thereto. The Lenders, L/C Issuer and Administrative Agent shall be referred to collectively herein as the “Secured Parties”.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders and L/C Issuer have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Grantors in connection with the operation of their businesses;

WHEREAS, the Borrower and each Grantor are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the Credit Agreement that the Grantors shall have executed and delivered this Agreement, which shall, with respect to the Debtor Grantors, supplement the Orders, without in any way diminishing or limiting the effect of the Orders or the security interest, pledge and Lien granted thereunder, by more fully setting forth in this Agreement their respective rights in connection with such security interest, pledge and Lien.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, L/C Issuer and the Lenders to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Administrative Agent, for its benefit and the benefit of the other Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Accounts, As-Extracted Collateral, Commercial Tort Claims, Certificated Security, Chattel Paper, Commodity Contract, Commodity Account, Deposit Accounts, Documents, Farm Products, Financial Assets, Fixtures, General Intangibles, Health Care Insurance Receivable, Instruments, Inventory, Letter of Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“Account Control Agreement”: as set forth in Section 4.10.

“After-Acquired Intellectual Property”: as set forth in Section 4.7(c).

“Agreement”: this Pledge and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Assignor”: Global Center.

“Australia Assets”: on a consolidated basis, at any date, all amounts that would, in conformity with Australia GAAP, be set forth opposite the caption “total assets” or any like caption on a consolidated balance sheet of the Australia Obligors and their subsidiaries as of such date.

“Australia GAAP”: generally accepted accounting principles in Australia as in effect from time to time.

“Australia Obligors”: the borrowers and guarantors in respect of the Intercompany Credit Agreement at such time.

“Australia Reserves”: on a consolidated basis, the proven and probable coal reserves attributable to operating assets of the Australia Obligors and their subsidiaries, based on the most recently report proven and probable coal reserves attributable to the Australia Obligors and their subsidiaries as filed with the Borrower’s annual report (excluding, for the avoidance of doubt, any operating assets that have been sold or assets that are not in operation at such time).

“Australia Revenues”: on a consolidated basis, the revenues (or like term) of the Australia Obligors and their subsidiaries as determined in conformity with Australia GAAP, which shall be determined at any time with reference to the preceding four fiscal quarters.

“Australia Note”: the note or notes (if any) issued in favor of a Grantor pursuant to, or in connection with, the Intercompany Credit Agreement.

“Borrower”: as set forth in the preamble.

“Collateral”: as set forth in Section 2(a).

“Collateral Account”: (a) any collateral account established by the Administrative Agent as provided in Section 5.1 or 5.4 or (b) any Cash Collateral account established as provided in the Credit Agreement.

“Collateral Assignment Event”: the occurrence of any “Event of Default” under Section 8.01(i) of the Intercompany Credit Agreement (as in effect on the Petition Date) to the extent such “Event of Default” from an “Insolvency Event” (each as defined in the Intercompany Credit Agreement as in effect on the Petition Date) results from the appointment of an administrator in respect of any Australia Obligor or Australia Obligors (or any of their respective Subsidiaries) or any assets of any Australia Obligor or Australia Obligors or any subsidiaries thereof, that, individually or collectively account for (or generate) more than 50% of the Australia Assets, Australia Reserves or Australia Revenues.

“Copyrights”: (a) all copyrights, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications therefor, and (b) all extensions, renewals and restorations thereof and the right to obtain the same.

“Copyright Licenses”: any written agreement to which any Grantor is a party (whether as licensor or licensee), granting any right to or under any Copyright, including providing any covenant not to sue for infringement or violation of a Copyright.

“Credit Agreement”: as set forth in the preamble hereto.

“Debtor Grantors”: all Grantors that are Debtors in the Cases.

“Deposit/Securities Accounts”: as set forth in Section 3.8.

“Execution Date”: as set forth in the preamble hereto.

“Equipment”: (a) all “equipment” as defined in Article 9 of the UCC, (b) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (c) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excluded Account”: (a) any payroll account, other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business having an aggregate balance not exceeding $500,000 at any time, (d) escrow, fiduciary or trust accounts, (e) any other deposit account so long as at any date of determination the aggregate average monthly balance for the 12 months ending on such date in any such deposit account is not in excess of $500,000 and the aggregate average monthly balance for the 12 months ending on such date of all deposit accounts that are not subject to Deposit Account

Control Agreements is not in excess of $2,500,000, (f) any deposit account with a depository bank that has located the account outside of the United States of America, or any of its territories or possessions and (g) the Global Center Funding Account.

“Goods”: (a) all “goods” as defined in Article 9 of the UCC and (b) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Insurance”: all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).

“Intellectual Property”: in all jurisdictions worldwide, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and Trade Secrets, and all rights to sue at law or in equity for any infringement, dilution, misappropriation, violation or other impairment thereof, including the right to receive all past, present and future damages therefrom and all license fees, royalties, income payments and other proceeds therefrom now or hereafter due or payable with respect thereto.

“Intercompany Documents”: as set forth in Section 2(b).

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts, (b) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (c) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuer”: each issuer of any Investment Property.

“Non-Debtor Grantor”: all Grantors that are not Debtors in the Cases.

“Patents”: (a) all patentable inventions and designs, letters patent, certificates of invention and similar industrial property rights and all reissues and extensions thereof, (b) all related applications and all divisions, continuations and continuations-in-part thereof and reexaminations thereof and (c) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to or under a Patent or otherwise providing for a covenant not to sue for infringement or other violation of a Patent.

“Permitted Liens”: the Liens permitted under Section 7.01 of the Credit Agreement.

“Pledged Commodity Contracts”: all Commodity Contracts, to which any Grantor is party from time to time.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect, in each case.

“Pledged Equity Interests”: all Equity Interests, and shall include Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock, now owned or hereafter acquired by any Grantor.

“Pledged LLC Interests”: all membership interests and other interests now owned or hereafter acquired by any Grantor in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests, in each case, constituting membership or other interests in any limited liability company and any other warrant, right or option or other agreement to acquire any of the foregoing and all related management rights, all voting rights, any interest in any capital account of a member in such limited liability company, and all rights as and to become a member of the limited liability company.

“Pledged Notes”: all promissory notes now owned or hereafter acquired by any Grantor including, those listed on Schedule 2 and all (a) Intercompany Notes at any time issued to any Grantor and (b) other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business), in each case.

“Pledged Partnership Interests”: all partnership interests and other interests now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests, in each case, constituting membership or other interests in any general partnership, limited partnership, limited liability partnership or other partnership and any other warrant, right or option to acquire any of the foregoing and all management rights, all voting rights, any interest in any capital account of a partner in such partnership, and all rights as and to become a partner of such partnership.

“Pledged Stock”: all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, warrants, rights, options, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, constituting capital stock and any other warrant, right or option to acquire any of the foregoing.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements”: all security entitlements of any Grantor.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon and distributions or payments with respect thereto.

“Receivable”: all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Obligations”: shall mean the Obligations as defined in the Credit Agreement.

“Secured Parties”: shall have the meaning set forth in the Preamble.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: (a) all trademarks, trade names, service marks, corporate names, business names, Internet domain names and URLs and other indicia of source or business identifiers, whether registered or unregistered and all goodwill symbolized by or associated with any of the foregoing, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications for registration thereof, and (b) all renewals and extensions thereof and the right to obtain all renewals and extensions thereof.

“Trademark License”: any written agreement providing for the grant by or to any Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting coexistence with respect to a Trademark.

“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and confidential information.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature, in each case covered by a certificate of title law of any US jurisdiction and all tires and other appurtenances to any of the foregoing.

1.2. Other Definitional Provisions. (a) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(b) The interpretative provisions of Section 1.02 of the Credit Agreement shall be incorporated herein mutatis mutandis.

(c) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY INTEREST

(a) In addition to the security interest set forth in the Interim Order (and, when applicable, the Final Order) with respect to each Debtor Grantor, each Grantor (including each Non-Debtor Grantor) hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for its benefit and the benefit of the other Secured Parties, a continuing security interest in all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the punctual and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise, and including the payment of amounts accruing during the pendency of the Cases in all circumstances), of the Secured Obligations:

(i) all Accounts, including Receivables;

(ii) all As-Extracted Collateral;

(iii) all Chattel Paper;

(iv) all cash and Deposit Accounts;

(v) all Documents;

(vi) all Equipment;

(vii) all Fixtures;

(viii) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(ix) all Instruments;

(x) all Insurance;

(xi) all Intellectual Property;

(xii) all Inventory;

(xiii) all Investment Property;

(xiv) all Letter of Credit Rights;

(xv) all Money;

(xvi) all Pledged Equity Interests;

(xvii) all Real Property and Real Property Leases;

(xviii) all Vehicles;

(xix) all Collateral Accounts and all Cash Collateral (as defined in the Interim Order or Final Order, as applicable);

(xx) all Goods not otherwise described above;

(xxi) all Commercial Tort Claims, including as set forth on Schedule 5 or for which documentation is provided in accordance with Section 4.6;

(xxii) all books and records (including customer lists, credit files, computer programs, printout and other computer materials and records) of such Grantor pertaining to any of its Collateral;

(xxiii) such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Account from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in possession of the Administrative Agent;

(xxiv) all rights and interests of any Grantor in the Intercompany Credit Agreement and all other Intercompany Documents;

(xxv) the Bonding Facility Letter of Credit Account and all Bonding L/C Collateral and the L/C Facility Letter of Credit Account and the L/C Facility Collateral;

(xxvi) subject to entry of, and the terms of, the Final Order, Proceeds of Avoidance Actions; and

(xxvii) to the extent not otherwise included, all other property of such Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

(b) Without limiting the foregoing grant in any respect, effectively immediately upon the occurrence of a Collateral Assignment Event and without need for further action by the Assignor or any other Person, the Assignor does hereby collaterally grant, bargain, sell, convey, transfer, set over, assign and deliver to the Administrative Agent, for its benefit and the benefit of the other Secured Parties, all right, title and interest of the Assignor in and to the Intercompany Credit Agreement and all other documents (including, the Security Documents (as defined in the Intercompany Credit Agreement) and any other collateral or security agreements) pertaining thereto and the liens and security interests granted thereunder (the “Intercompany Documents”), such collateral assignment being absolute and effective immediately and without possession. Upon the occurrence and during the continuance of a Collateral Assignment Event, the Administrative Agent will be entitled to enforce all rights of the Assignor under the Intercompany Documents and the Assignor agrees that it will facilitate in all reasonable ways the enforcement of such rights. Administrative Agent (on behalf of itself and the other Secured Parties), the Administrative Agent may require that any payments in respect of the Secured Obligations and any proceeds of the Intercompany Documents will be applied in reduction of the Secured Obligations in the order set forth in the Loan Documents.

(c) Notwithstanding any of the other provisions set forth in this Agreement or in any other Loan Document:

(i) None of the Excluded Assets shall constitute Collateral; and

(ii) The creation or perfection of the security interests granted pursuant to this Agreement is subject to the provisions of Section 6.16(e)(iii) of the Credit Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to each of the Secured Parties that:

3.1. Representations in Credit Agreement. The representations and warranties set forth in Article V of the Credit Agreement as they relate to any Grantor or to the Loan Documents to which any Grantor is a party, each of which is hereby incorporated herein by reference mutatis mutandis, are true and correct, in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such relevant Grantor’s knowledge.

3.2. Title; No Other Liens. Each Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement or pledge agreement entered into by another Person, except for Permitted Liens.

3.3. Valid, Perfected First Priority Liens.

(a) With respect to the Non-Debtor Grantors, the security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, securing the payment and performance of each Non-Debtor Grantor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on such Schedule, may be filed by the Administrative Agent at any time), will constitute fully perfected security interests in, and Liens on, all of the Collateral prior to all other Liens on the Collateral except Permitted Liens. To the extent requested by the Administrative Agent or as otherwise required hereunder, each Non-Debtor Grantor has taken all actions necessary, including without limitation those specified herein or in the Credit Agreement to establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Collateral constituting Certificated Securities or Uncertificated Securities or Deposit Accounts or Securities Accounts (excluding the Global Center Funding Account).

(b) With respect to the Debtor Grantors, the Interim Order (and, when applicable, the Final Order) is effective to create in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in, and Liens on, the Collateral and upon entry of the Interim Order (and, when applicable, the Final Order), the Lien created by the applicable Order shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Debtor Grantors in the Collateral, subject to no Liens. To the extent requested by the Administrative Agent or as otherwise required hereunder, each Debtor Grantor has taken all actions necessary, including without limitation those specified in Section 4.2 to establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Collateral constituting Certificated Securities or Uncertificated Securities or Deposit Accounts or Securities Accounts.

3.4. Name; Jurisdiction of Organization, Etc. As of the Execution Date, (a) each Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization and the location of each Grantor’s chief executive office or sole place of business are specified on Schedule 4; (b) each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction; (c) except as otherwise indicated on Schedule 4, the jurisdiction of each Grantor’s organization or formation is required to maintain a public record showing such Grantor to have been organized or formed; (d) except as specified on Schedule 4, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as grantor under a security agreement entered into by another Person, which has not heretofore been terminated; and (e) unless otherwise stated on Schedule 4, no Grantor is a transmitting utility as defined in UCC § 9-102(a)(80).

3.5. Investment Property. As of the Execution Date:

(a) Schedule 2 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, respectively, all of the Pledged Equity Interests owned by any Grantor that constitute Collateral and are required to be pledged hereunder and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto sets forth under the headings “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes (in each case, except with respect to any Non-Debtor Grantor, with a value in excess of $5,000,000, individually) owned by any Grantor and required to be pledged hereunder, and all of such Pledged Debt Securities and Pledged Notes, to the knowledge of such Grantor are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing and, in the case of those issued by Affiliates of such Grantor, constitute all of the issued and outstanding inter-company indebtedness (in each case, except with respect to any Non-Debtor Grantor, with a value in excess of $5,000,000, individually) owed by such Affiliates to such Grantor evidenced by an instrument or certificated security of the respective issuers thereof;

(b) All of the shares of Pledged Equity Interests that constitute Collateral required to be pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor (other than any such Equity Interest that is Voting Stock of a Subsidiary that is a CFC or a FSHCO in excess of 65% of the Voting Stock of such Subsidiary or any Excluded Assets);

(c) All of the shares of Pledged Equity Interests required to be pledged hereunder have been duly and validly issued and (other than such Pledged Equity Interests consisting of limited liability or partnership interests which cannot be fully paid or which cannot be nonassessable) are fully paid and nonassessable;

(d) Except as set forth on Schedule 2, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interest required to be pledged hereunder; and

(e) Except as set forth on Schedule 2, as of the Execution Date there are no limited liability company or limited partnership interests required to be pledged hereunder that constitute a “security” within the meaning of Article 8 of the UCC.

3.6. Commercial Tort Claims. As of the Execution Date, all Commercial Tort Claims in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $10,000,000 or more of each Debtor Grantor, or $1,000,000 or more of each Non-Debtor Grantor, in existence on the Execution Date are described on Schedule 5 hereto.

3.7. Intellectual Property. As of the Execution Date, Schedule 6 sets forth, for each Grantor, a true and accurate list of: (a) all registrations and applications for registration of any United States Copyright owned by such Grantor; (b) all United States Patents, and applications for Patents owned by such Grantor; and (c) all registrations and applications in connection with United States Trademarks owned by such Grantor, each of which is required to be pledged hereunder. Except as set forth on Schedule 6, such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such listed Intellectual Property, as well as any other material Intellectual Property owned by such Grantor, in each case free and clear of all Liens, claims and exclusive licenses, except for Permitted Liens. Except as set forth on Schedule 6, such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any such listed property that has not been terminated or released. Schedule 6 lists all exclusive, inbound Copyright Licenses held by such Grantor pursuant to which such Grantor has been granted rights in or to any registered United States Copyrights.

3.8. Deposit/Securities Account. Each Grantor is the owner of the Deposit Accounts and Securities Accounts set forth opposite such Grantor’s name on Schedule 8 hereto (together with all deposit accounts or securities accounts now owned or hereafter acquired by any Grantor, the “Deposit/Securities Accounts”); provided, that with respect to any Debtor Grantor, such schedule of Deposit Accounts and Securities Accounts may be delivered ten (10) Business Days (or such later date as the Administrative Agent may agree) after the date hereof.

3.9. Special Collateral. As of the Execution Date, none of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Manufactured Homes, (c) Health-Care Insurance Receivables, (d) timber to be cut, or (e) aircraft, engines, satellites, ships or railroad rolling stock, in each case with a value of individually greater than $10,000,000 (or $1,000,000 in respect of any Non-Debtor Grantor).

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until Payment in Full:

4.1. Covenants in Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor.

4.2. Delivery of and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property. (a) If any of the Collateral (with a value in excess of $1,000,000, individually, for Collateral other than Pledged Equity Interests) becomes evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper shall be delivered to the Administrative Agent within 10 days of the required date of delivery of the most recent Compliance Certificate referred to in Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree), duly endorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Pledged Equity Interests that constitute Collateral and are required to be pledged hereunder becomes evidenced or represented by an Uncertificated Security, the Grantors shall within 10 days of the required date of delivery of the most recent Compliance Certificate referred to in Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree) cause the relevant Issuer either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer, or (ii) to agree in writing with the relevant Grantor and the Administrative Agent that the relevant Issuer will, upon an Event of Default, comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of the relevant Grantor, such agreement to be in substantially the form of Annex 2 or in form and substance reasonably satisfactory to the Administrative Agent.

(c) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, until the Existing Credit Agreement obligations are paid in full, the Grantors need not comply with clause (a) of this Section 4.2 with respect to the delivery to the Administrative Agent of any Collateral referred to in such clause (a) if and to the extent such Collateral was delivered (prior to the Petition Date) to the Existing Credit Agreement Agent pursuant to the Existing Credit Agreement; provided that, in the event that the Existing Credit Agreement Agent misplaces or loses, or has misplaced or lost, any such, upon receipt by the Grantor of a lost certificate affidavit from the Existing Credit Agreement Agent, the Grantor shall deliver a replacement certificate within thirty (30) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after receipt of such lost certificate affidavit. For the avoidance of doubt, the preceding sentence shall not apply with respect to any Australia Note or any certificated Equity Interests issued by Global Center.

4.3. Maintenance of Perfected Security Interest; Further Assurances. (a) Each Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall take all reasonable actions (with respect to any Debtor Grantor, to the extent not prohibited by the Interim Order (and, when applicable, the Final Order) and without further order from the Bankruptcy Court), to defend such security interest against the claims and demands of all Persons whomsoever (subject to Permitted Liens permitted to exist on the Collateral under Section 3.3).

(b) In the event that a Grantor hereafter acquires any Collateral of a type described in Section 3.9 hereof, with a value in each case of at least $10,000,000 in respect of any Debtor Grantor or $1,000,000 in respect of any Non-Debtor Grantor, it shall within 10 days of the required date of delivery of the most recent Compliance Certificate referred to in Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree) notify the Administrative Agent in writing and take such actions and execute such documents and make such filings all at such Grantor’s expense as the Administrative Agent may reasonably request in order to ensure that the Administrative Agent has a valid, perfected, first priority security interest in such Collateral, subject to any Permitted Liens.

4.4. Investment Property. If a Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the Pledged Equity Interest of any Issuer required to be pledged hereunder, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in such Pledged Equity Interests, or otherwise in respect thereof, to the extent constituting Collateral, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent within 10 days of the required date of delivery of the most recent Compliance Certificate referred to in Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree) in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests required to be pledged hereunder shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations. Without the prior written consent of the Administrative Agent, such Grantor will not enter into any agreement or undertaking restricting the right or ability of such Grantor or, in connection with an exercise of remedies hereunder, the Administrative Agent to sell, assign or transfer any of the Pledged Equity Interests or Proceeds thereof required to be pledged hereunder or any interest therein.

4.5. Voting and Other Rights with Respect to Pledged Securities. Unless an Event of Default shall have occurred and be continuing and the relevant Grantor shall have received notice from the Administrative Agent, such Grantor shall be permitted to receive all dividends and distributions paid in respect of the Pledged Equity Interests required to be pledged hereunder and all payments made in respect of the Pledged Notes or Pledged Debt Securities required to be pledged hereunder, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to such Pledged Equity Interests. If an Event of Default shall occur and be continuing and the relevant Grantor shall have received notice from the Administrative Agent: (i) all rights of the relevant Grantor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Securities required to be pledged hereunder, which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights, (ii) the Administrative Agent shall have the right to transfer all or any portion of such Pledged Securities to its name or the name of its nominee or agent, (iii) the Administrative Agent shall have the right at any time, without notice to the relevant Grantor, to exchange any certificates or instruments representing any Pledged Securities required to be pledged hereunder for certificates or instruments of smaller or larger denominations and (iv) in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, the relevant Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and the relevant Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein. Each Grantor hereby authorizes and instructs each Issuer of Pledged Securities required to be pledged hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the relevant Grantor, and each Grantor agrees that the Issuer shall be fully protected in so complying, and (ii) if an Event of Default shall have occurred and be continuing and any Issuer shall have received notice from the Administrative Agent, pay any dividends or other payments with respect to such Pledged Securities directly to the Administrative Agent.

4.6. Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $10,000,000 (or more) with respect to any Debtor Grantor or $1,000,000 (or more) with respect to any Non-Debtor Grantor, such Grantor shall, within 10 days of the required date of delivery of the most recent Compliance Certificate referred to in Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in a writing signed by such Grantor and shall promptly thereafter grant to the Administrative Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

4.7. Intellectual Property. (a) Such Grantor will not, without the prior written consent of the Administrative Agent, do any act or omit to do any act whereby any material Intellectual Property may lapse, become abandoned, cancelled, dedicated to the public, forfeited, or otherwise impaired, or abandon any application or any right to file an application for a Copyright, Patent, or Trademark listed in Schedule 6 or as permitted by Section 7.05 of the Credit Agreement.

(b) Without limiting Section 4.7(a), such Grantor shall take all reasonable steps in its reasonable business judgment, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to pursue any application and maintain any registration or issuance of each material Trademark, Patent, and Copyright owned by such Grantor, including, but not limited to, those applications and registrations listed on Schedule 6.

(c) Such Grantor acknowledges and agrees that, should it hereafter (i) obtain an ownership interest in any item of Intellectual Property, (ii) obtain an exclusive license to any Copyrights, (iii) (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or in any political subdivision of any of the foregoing; or (iv) file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application (the items in clauses (i), (ii) (iii) and (iv), collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 2 shall automatically apply thereto and such Grantor shall comply with the terms of Section 6.16 of the Credit Agreement, including by executing IP Security Agreements with respect to any United States After-Acquired Intellectual Property in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(d) In the event that any material Intellectual Property owned by any Grantor is infringed, misappropriated, diluted or otherwise violated by another Person, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly take all actions (as determined in its own reasonable business judgment) to stop such infringement, misappropriation, dilution or other violation and protect its rights in such material Intellectual Property including, but not limited to, if so determined in its own reasonable business judgment, the initiation of a suit for injunctive relief and to recover damages.

4.8. Vehicles. (a) If an Event of Default shall have occurred and be continuing, no Vehicle required to be pledged hereunder shall be removed from the state which has issued the certificate of title or ownership therefor for a period in excess of four months (or such longer period as the Administrative Agent may agree).

(b) With respect to any Vehicle required to be pledged hereunder, upon request of the Administrative Agent (acting reasonably) all applications for certificates of title or ownership indicating the Administrative Agent’s first priority security interest in the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Administrative Agent shall deem advisable to perfect its security interests in such Vehicles.

4.9. Government Receivables. If any Grantor shall at any time after the date of this Agreement acquire or become the beneficiary of Receivables required to the pledged hereunder in excess of $10,000,000 (in respect of any Debtor Grantor) or $1,000,000 (in respect of any Non-Debtor Grantor ) in the aggregate in respect of which the account debtor is a Governmental Authority, such Grantor shall within 10 days of the required date of delivery of the most recent Compliance Certificate referred to in Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree) and, upon the reasonable request of the Administrative Agent, shall take any necessary steps to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties therein, and make such Lien enforceable against the account debtor.

4.10. Deposit/Securities Accounts. Prior to the Payment in Full of all Obligations:

(a) Within forty-five (45) days of the date of this Agreement (or the date of any Assumption Agreement with respect to any Person that becomes a Grantor after the date hereof) (or such later date as the Administrative Agent may agree), each Grantor will enter into control agreements with the financial institutions holding the Deposit/Securities Accounts, other than Excluded Accounts, pursuant to which each applicable financial institution shall agree with such Grantor and the Administrative Agent to, upon notice from the Administrative Agent upon the occurrence and during the continuance of an Event of Default, to comply with instructions originated by the Administrative Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent (an “Account Control Agreement”).

(b) The Administrative Agent may at any time and without notice to, or consent from, any Grantor, transfer, or direct the transfer of, funds from the Deposit/Securities Accounts to satisfy any Grantor’s Obligations if an Event of Default shall have occurred and be continuing. As soon as reasonably practicable after any such transfer, the Administrative Agent agrees to give written notice thereof to the applicable Grantor.

SECTION 5. REMEDIAL PROVISIONS

5.1. Proceeds to be Turned Over To Agent. If an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon request by the Administrative Agent, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.2.

5.2. Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may (and, if directed by the Required Lenders, shall), notwithstanding the provisions of Section 2.05(d) and Section 2.06 of the Credit Agreement or the Interim Order (and, when applicable, the Final Order), apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 5.3) realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 12.01 of the Credit Agreement (all references in this Section 5.2 to Proceeds shall include proceeds of such guarantee), in payment of the Secured Obligations in accordance with and pursuant to Section 9.03 of the Credit Agreement. Any Proceeds not applied shall be held by the Administrative Agent as Collateral.

5.3. Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Administrative Agent deems appropriate. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code of the United States, the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of each Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law or the Orders’, five (5) Business Days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Administrative Agent shall have no obligation to marshal any of the Collateral.

(b) The Administrative Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied in accordance with Section 5.2. If the Administrative Agent sells any of the Collateral upon credit, the relevant Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the relevant Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

5.4. Certain Matters Relating to Receivables. The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables included in the Collateral; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables included in the Collateral, when collected by any Grantor, (i) shall forthwith (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 5.2, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of such Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

For the avoidance of doubt, it is understood that the provisions of Section 5.4 shall only be operative when an Event of Default has occurred and is continuing.

5.5. Effect of Securities Laws. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or Pledged Debt Securities by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Issuer would agree to do so.

5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the reasonable and documented fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 6. POWER OF ATTORNEY AND FURTHER ASSURANCES

6.1. Administrative Agent’s Appointment as Attorney-in-Fact, Etc. (a) To the extent (with respect to any Debtor Grantor) permitted by and in accordance with the Interim Order (and, when applicable, the Final Order), each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement or the Interim Order (and, when applicable, the Final Order), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents or the Interim Order (and where applicable, the Final Order) and pay all or any part of the premiums therefor and the costs thereof;

(iii) execute, in connection with any sale provided for in Section 5.3 or 5.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(iv) in the case of any Intellectual Property constituting Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; and

(v) (1) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (2) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Collateral; (3) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (4) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (5) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (6) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements in this Agreement, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreements; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent shall not exercise this power without first making demand on such Grantor and such Grantor failing to promptly comply therewith.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1 shall be payable by such Grantor to the extent that they would be payable by the Borrower pursuant to Section 11.04(a) of the Credit Agreement.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until Payment in Full of all Obligations.

6.2. Authorization of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Administrative Agent is authorized to file or record financing or continuation statements (including financing statements and continuations covering As-Extracted Collateral), and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or such other description as the Administrative Agent, in its reasonable judgment, determines is necessary or advisable, including using the collateral description “all personal property”. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

SECTION 7. LIEN ABSOLUTE

7.1. Security Interest Absolute. All rights of the Administrative Agent and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of, and each Grantor hereby waives all rights, claims, and defenses that it might otherwise have (now or in the future) (other than related to payment and performance) with respect to, in each case: (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any renewal or extension of, or any increase in the amount of the Secured Obligations, any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment, supplement, modification or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document (other than this Agreement or the Credit Agreement), (c) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, (d) any exchange, release or nonperfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (e) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

7.2. Continuing Rights. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, such Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, such Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, such Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve such Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Secured Party against such Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 8. THE ADMINISTRATIVE AGENT

8.1. Authority of Agent. (a) Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and each Grantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting (subject to the Interim Order or the Final Order as the case may be), and the Grantors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b) The Administrative Agent has been appointed to act as the Administrative Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Credit Agreement and, as applicable, the Interim Order (and, when applicable, the Final Order). The provisions of the Credit Agreement relating to the Administrative Agent, including without limitation, the provisions relating to resignation or removal of the Administrative Agent, subject to Section 8.3(d) hereof, the duties of delegation under Section 10.05 of the Credit Agreement and the powers and duties and immunities of the Administrative Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

8.2. Duty of Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder to the extent set forth in Section 11.04(b) of the Credit Agreement.

8.3. Exculpation of the Administrative Agent. (a) The Administrative Agent shall not be responsible to any other Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the other Secured Parties or by or on behalf of any other Secured Party to the Administrative Agent or any other Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b) Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the other Secured Parties for any action taken or omitted by the Administrative Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have been instructed in respect thereof by the Required Lenders and, upon such instruction, the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Pledgor and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement.

(c) Without limiting the indemnification provisions of the Credit Agreement, each of the Secured Parties not party to the Credit Agreement severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the Security Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the Security Documents; provided, no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely and proximately from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts insufficiently indemnified against until such additional indemnity is furnished.

(d) No direction given to the Administrative Agent by the Secured Parties which imposes, or purports to impose, upon the Administrative Agent any obligation not set forth in or arising under this Agreement, the Interim Order (and, where applicable, the Final Order) or any Security Document accepted or entered into by the Administrative Agent shall be binding upon the Administrative Agent.

(e) Prior to Payment in Full, the Administrative Agent may resign at any time in accordance with Section 10.06 of the Credit Agreement. After the Administrative Agent’s resignation in accordance with Section 10.06 of the Credit Agreement, the provisions of Section 8 hereof and of Section 10.06 of the Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent in accordance with Section 10.06 of the Credit Agreement, the resigning Administrative Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Administrative Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Administrative Agent in respect of the Collateral to the successor Administrative Agent.

8.4. No Individual Foreclosure, Etc. No Secured Party other than the Administrative Agent shall have any right individually to realize upon any of the Collateral except to the extent expressly contemplated by this Agreement, the Interim Order (and where applicable, the Final Order) or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral provided under this Agreement, to have agreed to the foregoing provisions and the other provisions of this Agreement and the Interim Order (and where applicable, the Final Order). Without limiting the generality of the foregoing, each Secured Party authorizes the Administrative Agent to credit bid all or any part of the Secured Obligations held by it.

SECTION 9. MISCELLANEOUS

9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.01 of the Credit Agreement.

9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 7.

9.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced to any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4. Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse each Secured Party for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Grantor under this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent, in each case, to the extent the Borrower would be required to do so pursuant to Section 11.04 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Secured Parties, harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Borrower would be required to do so pursuant to Section 11.04(b) of the Credit Agreement.

(c) The agreements in this Section 9.4 shall survive Payment in Full.

9.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement, except through a transaction permitted by the Credit Agreement, without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.

9.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time pursuant to, and to the extent set forth in, Section 11.08 of the Credit Agreement, upon any amount becoming due and payable hereunder, without notice to such Grantor, any such notice being expressly waived by such Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, arising hereunder, under the Credit Agreement or any other Loan Document, as such Secured Party may elect, whether or not such Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party exercising any right of set-off shall notify the relevant Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have, but are subject to any applicable limitations in the Orders.

9.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction with respect to any Grantor shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof with respect to such Grantor, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction with respect to such Grantor. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

9.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

9.12. Submission to Jurisdiction; Waivers. (a) The terms of Section 11.14 of the Credit Agreement with respect to submission to jurisdiction, waiver of venue and service of process are incorporated herein by reference mutatis mutandis and (b) each party hereto agrees to (i) such terms and (ii) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that this waiver shall not limit the reimbursement and indemnification obligations of the Grantors under Section 9.4(b).

9.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents and the provisions of Section 11.19 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14. WAIVER OF JURY TRIAL. THE TERMS OF SECTION 11.15 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE MUTATIS MUTANDIS AND THE PARTIES HERETO AGREE TO SUCH TERMS.

9.15. Release. For avoidance of doubt, this Agreement is subject to Section 11.21 of the Credit Agreement.

(a) Upon Payment in Full of all Obligations, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be Disposed of by any Grantor in a transaction expressly permitted by the Credit Agreement, then, the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

(c) Until Payment in Full of all Obligations, each Grantor acknowledges that it is not authorized to file any financing statement amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to each Grantor’s rights under Section 9-509(d) of the UCC.

9.16. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.16 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

9.17. No Requirement to Marshall. Neither the Administrative Agent nor any Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral for, or other assurance of payment of, the Secured Obligations or any of them) or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.

9.18. The Orders. With respect to the Debtor Grantors, this Agreement is subject in all respects (including with respect to all obligations and agreements of the Debtor Grantors provided for hereunder) to the terms of the Interim Order (and, when applicable, the Final Order) and, notwithstanding anything in the foregoing, the Debtor Grantors shall not be required to undertake any obligation, make any agreement or take any action that is prohibited by the terms of the Interim Order (and, when applicable, the Final Order).

9.19. Conflicts. To the extent that any specific provision of this Agreement is inconsistent with a specific provision of any of the Orders, the Interim Order or the Final Order(as applicable) shall control.

9.20. Automatic Stay. Performance of the obligations of any Debtor Grantor or Administrative Agent hereunder, or any enforcement of rights as permitted hereunder, shall in no way constitute, for purposes of the Cases, a violation of the automatic stay provided by Section 362 of the Bankruptcy Code, and the Debtor Grantors hereby waive applicability thereof.

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

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